Exhibit 4.24
EXECUTION COPY
US$1,600,000,000
SINGLE CURRENCY TERM FACILITY AGREEMENT
dated 22 November 2006
for
COMPAGNIE GÉNÉRALE DE GÉOPHYSIQUE
arranged by
CREDIT SUISSE INTERNATIONAL
with
The Companies Listed Herein as Original Guarantors
The Financial Institutions Listed Herein
as Original Lenders
CREDIT SUISSE, LONDON BRANCH
acting as Agent
CREDIT SUISSE, LONDON BRANCH
acting as Security Agent
Cravath, Swaine & Moore LLP
CityPoint
One Ropemaker Street
London EC2Y 9HR

(i)

(ii)

THIS AGREEMENT is dated 22 November 2006 and made between:
(1)	COMPAGNIE GÉNÉRALE DE GÉOPHYSIQUE, a société anonyme incorporated in France, having its registered office at 1 rue Léon Migaux, 91300 Massy and registered at the Evry commercial registry under number 969 202 241 R.C.S. Evry (the “Borrower”);

(2)	THE COMPANIES listed in Part IA of Schedule 1 as original guarantors (the “Original Guarantors”);

(3)	CREDIT SUISSE INTERNATIONAL (the “Arranger”);

(4)	THE FINANCIAL INSTITUTIONS listed in Part II of Schedule 1 as lenders (the “Original Lenders”);

(5)	CREDIT SUISSE, LONDON BRANCH, as agent of the other Finance Parties (the “Agent”); and

(6)	CREDIT SUISSE, LONDON BRANCH, as security agent of the other Finance Parties (the “Security Agent”).
IT IS AGREED as follows:
SECTION 1
INTERPRETATION
1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Acceptable Bank” means:
(a)	a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of A- or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or A3 or higher by Moody’s Investor Services Limited or a comparable rating from an internationally recognized credit rating agency; or

(b)	any other bank or financial institution approved by the Agent.
“Accession Letter” means a document substantially in the form set out in Schedule 6 (Form of Accession Letter).
“Accounting Reference Date” means 31 December.
“Additional Cost Rate” has the meaning given to it in Schedule 4 (Mandatory Cost formula).

“Additional Guarantor” means a company which becomes an Additional Guarantor in accordance with Clause 24 (Changes to the Obligors).
“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.
“Auditors” means the external auditors of the Borrower.
“Authorization” means an authorization, consent, approval, resolution, license, exemption, filing, notarization or registration.
“Availability Period” means the period from and including the date of this Agreement to and including the earlier of (x) the Closing Date and (y) April 15, 2007.
“Base Case Model” means the base case model prepared by the Borrower and delivered to the Agent prior to the date of this Agreement.
“Base Currency” means US$.
“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.
“Break Costs” means the amount (if any) by which:
(a)	the interest (excluding the Margin and Mandatory Costs) which a Lender should have received for the period from the date of receipt of all or any part of its participation in the Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;
exceeds:
(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.
“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in New York, London and Paris.
“Capital Expenditure” has the meaning given to that term in Clause 20 (Financial Condition).
“Cash Equivalent Investments” means at any time:
(a)	certificates of deposit maturing within one year after the relevant date of calculation and issued by an Acceptable Bank;

(b)	any investment in marketable debt obligations issued or guaranteed by the government of the United States of America, the United Kingdom, any

member state of the European Economic Area or any Participating Member State or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security;

(c)	commercial paper not convertible or exchangeable to any other security:
(i)	for which a recognized trading market exists;

(ii)	issued by an issuer incorporated in the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State;

(iii)	which matures within one year after the relevant date of calculation; and

(iv)	which has a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or P-1 or higher by Moody’s Investor Services Limited, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating;
(d)	sterling bills of exchange eligible for rediscount at the Bank of England and accepted by an Acceptable Bank (or their dematerialized equivalent);

(e)	any investment accessible within 30 days in money market funds which have a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or Fitch Rating Ltd or P-1 or higher by Moody’s Investor Services Limited and which invest substantially all their assets in securities of the types described in sub-paragraphs (a) to (d) above; or

(f)	any other debt security approved by the Majority Lenders,
in each case, to which any member of the Group is beneficially entitled at that time and which is not issued or guaranteed by any member of the Group or subject to any Security Interest (other than one arising under the Security Documents).
“Cash” has the meaning given to that term in Clause 20.1 (Financial definitions).
“Charged Property” means all of the assets of the Obligors which from time to time are, or are expressed to be, the subject of the Transaction Security.
“Closing Date” means the date on which completion of the Merger occurs in accordance with the Merger Agreement.
“Collateral Agreement” means the Collateral Agreement among each of the Obligors and the Security Agent, all as at the date of such agreement, in a form substantially similar to the collateral agreement executed in connection with the Senior Facilities.
“Commitment” means:

(a)	in relation to each Original Lender, the amount set forth opposite its name under the heading “ Commitment” in Part II of Schedule 1 (The Original Parties) and the amount of any other Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement, to the extent not cancelled, reduced or transferred by it under this Agreement.
“Commitment Letter” means any letter so entitled and entered into by the Borrower on 4 September 2006 or, in connection with the syndication of the Facility, thereafter.
“Compliance Certificate” means a certificate substantially in the form set out in Schedule 8 (Form of Compliance Certificate).
“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA as set out in Schedule 10 (LMA Form of Confidentiality Undertaking) or in any other form agreed between the Borrower and the Agent.
“Constitutional Documents” means the statuts of the Borrower.
“Continuing Directors” means, as of any date of determination, any member of the board of directors who (a) was a member of the board of directors on the date of this Agreement or (b) was nominated for election to the board of directors with the approval of, or whose election to the board of directors was ratified by, at least a majority of the members of the board of directors who were members of the board of directors on the date of this Agreement or who were so elected to the board of directors thereafter.
“Debt Refinancing Securities” means the debt securities subject to the Engagement Letter.
“Default” means an Event of Default or any event or circumstance specified in Clause 22 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.
“Delegate” means any delegate, agent, attorney or co-trustee appointed by the Security Agent pursuant to Clause 25.41 (Delegation).
“Demand Securities” means the demand securities subject to any Fee Letter.
“Disruption Event” means either or both of:
(a)	material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out), which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:
(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,
(and which (in either such case)) is not caused by, and is beyond the control of, the Party whose operations are disrupted.
“Engagement Letter” means the engagement letter dated 4 September 2006 between the Borrower and the Manager.
“Environmental Claim” means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law.
“Environmental Law” means any applicable law or regulation which relates to:
(a)	the pollution or protection of the environment;

(b)	harm to or the protection of human health;

(c)	the conditions of the workplace; or

(d)	any emission or substance capable of causing harm to any living organism or the environment.
“Environmental Permits” means any permit and other Authorization and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned or used by any member of the Group.
“Event of Default” means any event or circumstance specified as such in Clause 22 (Events of Default).
“Existing Bonds” means the existing 7 1/2% Senior Notes due 2015 of the Borrower.
“Extended Maturity Date” means the date that is two years after the Utilization Date.
“Extension Request” has the meaning given to it in Clause 2.2 (Request for Extension).
“Facility” means the term loan facility made available under this Agreement as described in Clause 2 (The Facility).
“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.
“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.
“Fee Letter” means any letter or letters dated 4 September 2006 between Credit Suisse International and the Borrower, and any other agreement entered into in connection with the syndication of the Facility, setting out any of the fees referred to in Clause 11 (Fees).
“Finance Document” means this Agreement, any Commitment Letter, the Engagement Letter, any Accession Letter, any Compliance Certificate, any Fee Letter, any Resignation Letter, any Selection Notice, any Security Document, the Utilization Request and any other document designated as a “Finance Document” by the Agent and the Borrower.
“Finance Party” means the Agent, the Arranger, the Security Agent or a Lender.
“Financial Indebtedness” means any indebtedness for or in respect of:
(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with IFRS, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above;
provided that any indebtedness for or in respect of any guarantee set forth in clause (c) of the definition of Permitted Guarantee shall not constitute “Financial Indebtedness” hereunder.
“Financial Quarter” has the meaning given to that term in Clause 20 (Financial Condition).
“Financial Year” has the meaning given to that term in Clause 20 (Financial Condition).
“French GAAP” means generally accepted accounting principles in France.
“Government Authority” means the government of the United States or any other nation, or any state, regional or local political subdivision or department thereof, and any other governmental or regulatory agency, authority, body, commission, central bank, board, bureau, organ, court, instrumentality or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, in each case whether federal, state, local or foreign (including supra-national bodies such as the European Union or the European Central Bank).
“Group” means the Borrower and its Subsidiaries, including, on and after the Closing Date, the Target Group.
“Guarantor” means an Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 24 (Changes to the Obligors).
“Holding Company” means, in relation to a company, corporation or other entity, any other company, corporation or other legal entity in respect of which the former company, corporation or other entity is a Subsidiary.
“IFRS” means International Financial Reporting Standards issued by the International Accounting Standards Board and adopted by the European Union.
“Initial Maturity Date” means the date that is eighteen months after the Utilization Date.
“Intellectual Property” means:
(a)	any patents, trade marks, service marks, designs, business names, copyrights, design rights, moral rights, inventions, confidential information, know-how and other intellectual property rights and interests, whether registered or unregistered; and

(b)	the benefit of all applications and rights to use such assets of each member of the Group.
“Intercreditor Agreement” means the intercreditor agreement between, among others, the Security Agent, the collateral agent under the Senior Facilities and certain members of the Group, all as at the date of such agreement, in a form agreed upon by the Agent and the Borrower and reasonably acceptable to the Original Lenders (such form to be substantially consistent with similar such agreements used in connection with customary U.S. first-lien, second-lien debt financings in which the collateral agent under the Senior Facilities acts as collateral agent, it being understood that, pursuant to such agreement, the Security Agent will be entitled to the rights of a security agent for a second-lien credit facility).
“Interest Period” means, in relation to the Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.4 (Default interest).
“Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended.
“Joint Venture” means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity.
“Joint Venture Agreement” means the joint venture agreement between Veritas Geophysical (Nigeria) Limited (formerly known as Digital Exploration (Nigeria) Limited) and Ashbert Limited, effective March 1, 2001.
“Legal Reservations” means:
(a)	the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganization and other laws generally affecting the rights of creditors;

(b)	the time barring of claims under any statute of limitations, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void and defenses of set-off or counterclaim; and

(c)	similar principles, rights and defenses under the laws of any Relevant Jurisdiction.
“Lender” means:
(a)	any Original Lender; and

(b)	any bank, financial institution or credit institution (établissement de crédit) in France (or which is recognized as such in accordance with EU regulations), trust, fund or other entity which has become a Party in accordance with Clause 23 (Changes to the Lenders), which in each case has not ceased to be a Party in accordance with the terms of this Agreement.
“LIBOR” means, in relation to the Loan:

(a)	for all Interest Periods other than the initial Interest Period for the Loan (referenced in Clause 9.1(d)), the applicable Screen Rate; or

(b)	with respect to the initial Interest Period for the Loan (referenced in Clause 9.1(d)) or if no Screen Rate is available for the currency or Interest Period of the Loan, the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in the currency of that Loan and for a period comparable to the Interest Period for that Loan.
“LMA” means the Loan Market Association.
“Loan” means the loan or deemed loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan or deemed loan.
“Majority Lenders” means:
(a)	if there are no Loans outstanding, a Lender or Lenders whose Commitments aggregate more than 50.01% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 50.01% of the Total Commitments immediately prior to the reduction); or

(b)	at any other time, a Lender or Lenders whose participations in the Loans then outstanding aggregate more than 50.01% of the Loan then outstanding.
“Manager” means Credit Suisse Securities (Europe) Limited, as Manager of an offering or offerings of Debt Refinancing Securities.
“Mandatory Cost” means the percentage rate per annum calculated by the Agent in accordance with Schedule 4 (Mandatory Cost formula).
“Margin” means the rate calculated in accordance with Clause 8.3 (Margin Ratchet).
“Margin Stock” shall have the meaning assigned to such term in Regulation U.
“Material Adverse Effect” means a material adverse effect on:
(a)	the business, operations, property or condition (financial or otherwise) of the Group taken as a whole; or

(b)	the ability of the Obligors, taken as a whole, to perform their obligations under the Finance Documents; or

(c)	the validity or enforceability of, or the effectiveness or ranking of any Security granted or purporting to be granted pursuant to any of, the Finance Documents or the rights or remedies of any Finance Party under any of the Finance Documents.
“Material Subsidiary” means, at any time, a Subsidiary of the Borrower whose total assets, revenues and / or ORBDA as defined in Clause 20.1 (Financial Definitions) then equal or exceed, individually, 10% of the total assets, revenues and/or ORBDA of the Group; provided that if at any time the total assets, revenues and/or ORBDA of such individual Material Subsidiaries, when added to that of the Obligors, collectively, do not equal or exceed 85% of the total assets, revenues and/or ORBDA of the Group, the Borrower shall designate additional Subsidiaries as Material Subsidiaries such that the total assets, revenues and/or ORBDA of all Material Subsidiaries, when added to that of the Obligors, collectively, equal or exceed 85% of the total assets, revenues and / or ORBDA of the Group.
For this purpose:
(a)	the consolidated total assets, revenues and / or ORBDA of a Subsidiary of the Borrower will be determined from its financial statements (unconsolidated if it has Subsidiaries) upon which the latest audited financial statements of the Group have been based;

(b)	if a Subsidiary of the Borrower becomes a member of the Group after the date on which the latest audited financial statements of the Group have been prepared, the consolidated total assets, revenues and / or ORBDA of that Subsidiary will be determined from its latest financial statements;

(c)	the consolidated total assets, revenues and / or ORBDA of the Group will be determined from its latest audited financial statements, adjusted (where appropriate) to reflect the total assets, revenues and / or ORBDA of any company or business subsequently acquired or disposed of; and

(d)	if a Material Subsidiary disposes of all or substantially all of its assets to another Subsidiary of the Borrower, it will immediately cease to be a Material Subsidiary and the other Subsidiary (if it is not already) will immediately become a Material Subsidiary; the subsequent financial statements of those Subsidiaries and the Group will be used to determine whether those Subsidiaries are Material Subsidiaries or not.

If there is a dispute as to whether or not a company is a Material Subsidiary, a certificate of the auditors of the Borrower will be, in the absence of manifest error, conclusive.
“Maturity Date” means the Initial Maturity Date, unless extended under Clause 2.4 (Extension of Facility), in which case, the “Maturity Date” shall mean the “Extended Maturity Date”.
“Mergeco” means the surviving company in the Merger.
“Merger” means, together, the merger between Newco 1 with and into the Target and the merger of the resulting company with and into Newco 2.
“Merger Agreement” means the agreement and plan of merger among the Borrower, the Target, Newco 1 and Newco 2, dated 4 September 2006.
“Merger Costs” means all brokers’ commissions, fees, costs and expenses, stamp, registration and other Taxes specifically contemplated under this Agreement and legal fees incurred by the Borrower or any other member of the Group in each case in connection with the Merger or the Transaction Documents.
“Merger Documents” means the Merger Agreement and any other document or agreement executed in connection therewith.
“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that as to the last Month of any period:
(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.
“Moody’s” means Moody’s Investor Service Limited.
“Net Debt Cover” has the meaning given to that term in Clause 20.1 (Financial definitions).
“Newco 1” means Volnay Acquisition Co. I, a Delaware corporation.
“Newco 2” means Volnay Acquisition Co. II, a Delaware corporation.
“Norwegian Guarantor” means CGG Marine Resources Norge A/S, a company organized under the laws of Norway.
“Obligor” means the Borrower or a Guarantor.
“ORBDA” has the meaning given to that term in Clause 20.1 (Financial definitions).
“Original Financial Statements” means:
(a)	IFRS (French GAAP in the case of the 2003 fiscal year) with a US GAAP reconciliation (or, in the case of the Target Group, US GAAP) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower for the 2003, 2004 and 2005 fiscal years and for the Target Group for the 2004, 2005 and 2006 fiscal years;

(b)	(i) IFRS with a US GAAP reconciliation (or, in the case of the Target Group, US GAAP) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of each of the Borrower and the Target Group for each such entity’s subsequent fiscal quarter ended 45 days before the Closing Date, which financial statements shall not be materially inconsistent with the financial statements or forecasts previously provided to the Agent and (ii) statements showing ORBDA to Total Interest Costs and Net Debt Cover, in each case, measured quarterly on a rolling 12 month basis, and total Capital Expenditure during a rolling 12 month period of each of the Borrower and the Target Group, in each case, ended not earlier than 30 days before the Closing Date; and

(c)	in relation to any other Obligor, its audited financial statements delivered to the Agent as required by Clause 24 (Changes to the Obligors).
“Original Obligor” means the Borrower and each Original Guarantor.
“Participating Member State” means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.
“Party” means a party to this Agreement.
“Permitted Acquisition” means:
(a)	the Merger;

(b)	an acquisition by way of merger provided that the merger is permitted under paragraph (c) of the definition of Permitted Merger;

(c)	the acquisition of, or investment in, any share or interest in any Permitted Joint Venture, provided that the acquisition of or investment therein does not exceed $75,000,000 in the aggregate;

(d)	the acquisition of, or investment in, any share or interest in the Veritas Caspian limited liability partnership, a joint venture between Veritas DGC Limited, Kazmorgeophisika JSC and Kazgeoengineering LLC pursuant to a joint venture agreement dated 2 September 2005;

(e)	the acquisition by a member of the Group of any share, interest or asset sold, leased, transferred or otherwise disposed of by another member of the Group in circumstances constituting a Permitted Disposal;

(f)	the acquisition by a member of the Group of Cash Equivalent Investments;

(g)	an acquisition by a member of the Group to which the Agent (on the instructions of the Majority Lenders) shall have given prior written consent;

(h)	an acquisition that is a Qualifying Acquisition; or

(i)	an acquisition of any business or all of the issued share capital of a limited liability company or corporation (or, as applicable in a jurisdiction outside the United States, an organization having an equivalent status in such jurisdiction) if the aggregate net expenditures in such acquisitions for members of the Group is less than $25,000,000 (or its equivalent in another currency or currencies).

“Permitted Disposal” means any sale, lease, transfer or other disposal:
(a)	made in the ordinary course of business of the disposing entity;

(b)	of access to multi-client data libraries owned by any member of the Group, but not including the sale, lease, transfer or other disposal of the ownership interests therein;

(c)	of assets in exchange for other assets comparable or superior as to type, value and quality;

(d)	the sale, transfer or disposal of assets by the Borrower or any member of the Group consisting of one 2D seismic vessel and/or one 3D seismic vessel, in exchange for equity, joint venture interests or other consideration;

(e)	made by (i) an Obligor to another Obligor or (ii) a non Obligor to another non Obligor or (iii) a non Obligor to an Obligor or (iv) an Obligor to a non Obligor subject to a maximum aggregate amount for all such disposals under this sub-clause (iv) of $50,000,000 during the term of the Facility;

(f)	constituting the creation of any Permitted Security;

(g)	to which the Agent (on the instructions of the Majority Lenders) shall have given prior written consent; or

(h)	where the higher of the market value or consideration receivable (when aggregated with the higher of the market value or consideration receivable for any other sale, lease, transfer or other disposal by the Group in any related transaction) does not exceed in aggregate $50,000,000 (or its equivalent in another currency or currencies);

(i)	of surplus, obsolete or worn out equipment;

(j)	of notes or accounts receivable that, in order to resolve disputes that occur in the ordinary course of business, an Obligor may discount or otherwise compromise for less than the face value thereof;

(k)	of Cash or Cash Equivalent Instruments;

(l)	of shares of capital stock or other equity interests by an Obligor in any of its Subsidiaries in order to qualify members of the board of directors (or similar governing body) of the Subsidiary, if required by applicable law;

(m)	to the extent (i) required by a Government Authority or (ii) pursuant to a synergies implementation plan, in each case in connection with the Merger;

(n)	of joint venture interests of Veritas Geophysical (Nigeria) in accordance with the terms of the option granted to Ashbert Limited pursuant to the Joint Venture Agreement;

(o)	of the Massy 1 processing center premises in Massy, France; or

(p)	in connection with a sale and leaseback of the Borrower’s Massy Principal headquarters in Massy, France.
“Permitted Financial Indebtedness” means:
(a)	any Financial Indebtedness arising or permitted under any Finance Document;

(b)	any Financial Indebtedness not exceeding $20,000,000 arising under the credit facility dated 12 March 2004 between, among others, the Borrower and Natexis Banques Populaires as Agent (the “Existing Facility”);

(c)	any Financial Indebtedness arising under the Senior Facilities;

(d)	any Permitted Guarantee;

(e)	any Financial Indebtedness permitted under Clause 21.27 (Treasury Transactions);

(f)	any Financial Indebtedness arising under a Permitted Joint Venture up to a maximum aggregate amount of $50,000,000 (or its equivalent in another currency or currencies) at any one time outstanding;

(g)	any Financial Indebtedness incurred by a member of the Group to which the Agent (on the instructions of the Majority Lenders) shall have given prior written consent;

(h)	any Financial Indebtedness arising under or as a result of (i) a finance or capital lease the aggregate principal amount of which when aggregated with the Financial Indebtedness under each other finance or capital lease entered into by members of the Group does not at any one time exceed $25,000,000 (or its equivalent in another currency or currencies); (ii) the sale and leaseback of the Borrower’s Massy Principal headquarters in Massy, France; and (iii) the vessel charter of the Target being treated as a finance or capital lease under IFRS;

(i)	the Existing Bonds;

(j)	the Debt Refinancing Securities and any Demand Securities;

(k)	any Financial Indebtedness listed in Schedule 17 (Existing Financial Indebtedness);

(l)	any Financial Indebtedness (other than falling within (g) of the definition of Financial Indebtedness) incurred by any Obligor not falling within paragraphs (a) to (h) above, the aggregate outstanding principal amount of which does not at any one time exceed $50,000,000 (or its equivalent in another currency or currencies);

(m)	any Permitted Refinancing Indebtedness;

(n)	any Permitted Loan falling within (b) of the definition of Permitted Loan;

(o)	any Financial Indebtedness not exceeding $85,000,000 arising under the credit facility dated 6 February 2004 between, among others, the Target and Wells Fargo Bank, National Association as U.S. Agent (the “Existing Target Facility”);

(p)	any Financial Indebtedness not exceeding $8,500,000 arising under the various unsecured credit lines of the Target that may be used exclusively for the issuance of letters of credit and bank guarantees in geographic areas not covered by the lending institutions in the Existing Target Facility;

(q)	the existing Convertible Senior Notes due 2024 of the Target (the “Target Convertible Notes”); or

(r)	any Financial Indebtedness not exceeding $25,000,000 arising in connection with the acquisition of the Alizé.
“Permitted Guarantee” means:
(a)	any guarantee arising under the Finance Documents;

(b)	any guarantee arising under the Senior Facilities, the Debt Refinancing Securities, the Demand Securities or the Permitted Refinancing Indebtedness;

(c)	any guarantee issued by a member of the Group in the ordinary course of business, including for the avoidance of doubt, any guarantee given to ship-managers or ship-owners in relation to vessel charter contracts in the ordinary course of business;

(d)	any guarantee issued by a member of the Group in respect of the Financial Indebtedness of another member of the Group;

(e)	any guarantee or indemnity or liability to which the Agent (acting on the instructions of the Majority Lenders) has consented in writing; or

(f)	all guarantees, indemnities and liabilities (other than those permitted pursuant to paragraphs (a) to (e) above) the aggregate amount of which is less than $10,000,000 (or its equivalent in another currency or currencies) at any one time outstanding.
“Permitted Joint Venture” means:
(a)	any Joint Venture to which the Agent (acting on the instructions of the Majority Lenders) has given prior written consent; or

(b)	any Joint Venture where:
(i)	no Default is continuing on the date of the acquisition of or investment in, or transfer or loan to, or guarantee, Security or Quasi Security for the obligations of, the Joint Venture or would occur as a result of the acquisition of or investment in, or transfer or loan to, or guarantee, Security or Quasi Security for the obligations of, a Joint Venture;

(ii)	the Joint Venture carries on, or is, a business substantially the same as that carried on by the Group; and

(iii)	the Joint Venture does not have any material contingent off-balance sheet, environmental, litigation or other liability except to the extent for which adequate reserves are being maintained in accordance with IFRS and/or in respect of which the relevant vendor (if any) has indemnified that member of the Group.
“Permitted Loan” means:
(a)	any loan granted by a member of the Group in the ordinary course of business;

(b)	any loan granted by a member of the Group to another member of the Group;

(c)	any loan consented to which the Agent (acting on the instructions of the Majority Lenders) shall have given prior written consent;

(d)	loans or advances to officers, directors and employees of the Borrower or any member of the Group made in the ordinary course of business and consistent with past practices of the Borrower and the Group in an aggregate amount not to exceed $5,000,000 outstanding at any one time; or

(e)	all loans and credits (other than those permitted pursuant to paragraphs (a) to (d) above) the aggregate amount of which is less than $10,000,000 (or its equivalent in another currency or currencies) at any one time outstanding.
“Permitted Merger” means:
(a)	the Merger;

(b)	an acquisition or disposal by way of merger provided that the acquisition or disposal is a Permitted Acquisition or a Permitted Disposal, as the case may be;

(c)	an amalgamation, demerger, merger, consolidation or corporate reconstruction on a solvent basis of a member of the Group where all of the business and assets of that member remain within the Group and if that member of the Group was an Obligor immediately prior to that amalgamation, demerger, merger, consolidation or corporate reconstruction, all of the business and assets of that member are retained by one or more other Obligors or a company which becomes an Obligor upon such merger, and:
(A)	the surviving entity of that amalgamation, demerger, merger, consolidation or corporate reconstruction is liable for the obligations of the member of the Group it has merged with; and

(B)	the surviving entity of that amalgamation, demerger, merger, consolidation or corporate reconstruction is incorporated in the same jurisdiction as that member of the Group;

(d)	a divestiture or other corporate reconstruction of a member of the Group to the extent (i) required by a Governmental Authority or (ii) pursuant to a synergies implementation plan, in each case in connection with the Merger; or

(e)	an amalgamation, demerger, merger, consolidation or corporate reconstruction on a solvent basis of any members of the Group that are not Obligors.
“Permitted Refinancing Indebtedness” shall mean any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided that:
(a)	the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus any unpaid accrued interest and premium thereon and any underwriting discounts, fees, commissions and expenses incurred in connection with such Refinancing);

(b)	each of the stated maturity and the average life to maturity of such Permitted Refinancing Indebtedness is greater than or equal to that of the Indebtedness being Refinanced;

(c)	if the Indebtedness being Refinanced is subordinated in right of payment to the obligations under this Agreement, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced;

(d)	no Permitted Refinancing Indebtedness shall have different obligors, or greater guarantees or security, than the Indebtedness being Refinanced; and

(e)	if the Indebtedness being Refinanced is secured by any collateral (whether equally and ratably with, or junior to, the Secured Parties or otherwise), such Permitted Refinancing Indebtedness may be secured by such collateral on terms no less favorable to the Secured Parties than those contained in the documentation governing the Indebtedness being Refinanced.
“Permitted Security” means:
(a)	any Security granted pursuant to the terms of the Existing Facility or the Existing Target Facility prior to the date hereof;

(b)	any Security granted pursuant to the terms of the Senior Facilities, the Debt Refinancing Securities or the Demand Securities;

(c)	any Security listed in Schedule 9 (Existing Security) except to the extent the principal amount secured by that Security exceeds the amount as stated in that Schedule (or, if higher, the maximum amount of the relevant facility as stated in that Schedule);

(d)	any netting or set-off arrangement entered into by (i) any member of the Group in the ordinary course of its cash management arrangements for the purpose of netting debit and credit balances or (ii) in connection with a derivative transaction constituting Permitted Financial Indebtedness;

(e)	any lien arising by operation of law and in the ordinary course of business;

(f)	any sale of receivables on recourse terms or any Security constituted by any title transfer or retention of title or conditional sale arrangements, in each case which are entered into by any member of the Group in the normal course of its business up to a maximum aggregate amount of $25,000,000;

(g)	any Security or Quasi-Security over or affecting any asset acquired by a member of the Group after the date of this Agreement if:
(i)	the Security or Quasi-Security was not created in contemplation of the acquisition of that asset by a member of the Group;

(ii)	the principal amount (or, if higher, the maximum principal amount of the relevant facility) secured has not been increased in contemplation of, or since the acquisition of that asset by a member of the Group; and

(iii)	the Security is removed or discharged within six months of the date of acquisition of such asset if not otherwise permitted under this Agreement; provided that this clause (iii) shall not apply to (i) any Security existing on the Closing Date on any asset of the Target Group or (ii) any Security on the Alizé;
(h)	any Security or Quasi-Security over or affecting any asset of any company which becomes a member of the Group after the date of this Agreement, where the Security is created prior to the date on which that company becomes a member of the Group, if:
(i)	the Security or Quasi-Security was not created in contemplation of the acquisition of that company;

(ii)	the principal amount (or, if higher, the maximum principal amount of the relevant facility) secured has not increased in contemplation of or since the acquisition of that company; and

(iii)	the Security is removed or discharged within six months of the date of acquisition of such asset if not otherwise permitted under this Agreement; provided that this clause (iii) shall not apply to (i) any Security existing on the Closing Date on any asset of the Target Group or (ii) any Security on the Alizé;
(i)	any Security or Quasi-Security entered into pursuant to any Finance Document;

(j)	any Security created in respect of any tax assessment or governmental charge or claim provided that (i) the aggregate amount secured by such Security is less than $5,000,000 (or its equivalent in another currency or currencies),

(ii) that such assessment, charge or claim has not yet become due or is being contested in good faith, (iii) adequate reserves are being maintained for such assessment, charge or claim, (iv) payment in respect of such assessment, charge or claim has not yet become due or can be lawfully withheld and (v) any such assessment, charge or claim which relates to an amount in excess of $2,500,000 (or its equivalent in another currency or currencies) has been notified to the Agent;

(k)	any Security to which the Agent (acting on the instructions of the Majority Lenders) shall have given prior written consent;

(l)	any Security securing Financial Indebtedness arising or permitted under paragraph (h) of the definition of Permitted Financial Indebtedness;

(m)	any Security securing indebtedness the principal amount of which (when aggregated with the principal amount of any other indebtedness which has the benefit of Security given by any member of the Group other than any permitted under paragraphs (a) to (l) above or (n) to (y) below) does not exceed $25,000,000 (or its equivalent in another currency or currencies) at any one time outstanding, of which not more than $5,000,000 (or its equivalent in another currency or currencies) may be senior to or pari passu with the Transaction Security;

(n)	deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of statutory obligations, bids, leases, government contracts, trade contracts, and other similar obligations (exclusive of obligations for the payment of borrowed money), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Transaction Security on account thereof;

(o)	any attachment or judgment Security not constituting an Event of Default under Clause 22.15 (Litigation) and being contested in good faith or discharged within 60 days;

(p)	licenses (with respect to Intellectual Property and other property), leases or subleases granted to third parties in accordance with any applicable terms of the Finance Documents and not interfering in any material respect with the ordinary conduct of the business of the Borrower or any of its Subsidiaries or resulting in a material diminution in the value of any Transaction Security as security for the obligations under the Finance Documents;

(q)	easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of the Borrower or any of its Subsidiaries or result in a material diminution in the value of any Transaction Security as security for the obligations under the Finance Documents;

(r)	any (i) interest or title of a lessor or sublessor under any lease not prohibited by this Agreement, (ii) Security or restriction that the interest or title of such lessor or sublessor may be subject to, or (iii) subordination of the interest of the lessee or sublessee under such lease to any Security or restriction referred to in the preceding clause (ii), so long as the holder of such Security or restriction agrees to recognize the rights of such lessee or sublessee under such lease;

(s)	Security arising from filing UCC financing statements relating solely to leases not prohibited by this Agreement;

(t)	Security over rental deposits in respect of any property leased or licensed by a member of the Group in the ordinary course of business;

(u)	any zoning or similar law or right reserved to or vested in any Government Authority to control or regulate the use of any real property;

(v)	Security securing obligations (other than obligations representing Financial Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of the Borrower and its Subsidiaries;

(w)	Security or Quasi-Security on assets acquired in a Permitted Acquisition to secure any Permitted Financial Indebtedness used to finance such Permitted Acquisition;

(x)	Security over shares in a Permitted Joint Venture to secure obligations to the other Joint Venture partners; or

(y)	Security over bank accounts granted pursuant to such bank’s standard terms and conditions.
“Permitted Share Issue” means:
(a)	the issue of shares in connection with the Merger pursuant to the terms of the Merger Agreement;

(b)	the issue of shares pursuant to any warrants, rights, options, convertible debt securities or any other convertible securities (including pursuant to any anti-dilution provisions contained in the agreements governing such securities) issued by the Borrower or the Target and outstanding on the Closing Date;

(c)	the issue by the Borrower of any shares pursuant to any share option scheme or issue of free shares to senior management of the Group;

(d)	distributions in the form of common equity or perpetual preferred shares by any member of the Group (other than the Borrower) to its shareholders or equityholders on a pro rata basis;

(e)	the issue (i) of shares or other equity interests by an Obligor to an Obligor; (ii) of shares or other equity interests by a non-Obligor to a non-Obligor; (iii) of shares or other equity interests by a wholly-owned non-Obligor, in connection with the CGG Services project, to an Obligor in exchange for consideration consisting solely of non-Cash and non-Cash Equivalent Investments; and (iv)

of common equity or perpetual preferred shares issued in connection with a Permitted Acquisition under clauses (c) or (d) of the definition thereof; or

(f)	the issue by the Borrower of its own common equity or perpetual preferred shares.
“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.
“Qualifying Acquisition” means an acquisition of any business or all of the issued share capital of a limited liability company or corporation (or, as applicable in a jurisdiction outside the United States, an organization having an equivalent status in such jurisdiction) if:
(a)	the total aggregate net expenditures in all such acquisitions for members of the Group is less than $100,000,000 (or its equivalent in another currency or currencies);

(b)	if the relevant company, business, undertaking, person, partnership or similar arrangement had been consolidated, on a pro forma basis, in the most recent set of consolidated financial statements delivered by the Borrower in accordance with Clause 19.1 (Financial statements), all requirements of Clause 22.2 (Financial covenants and other obligations) would have been satisfied on the date that such requirements were tested by reference to such consolidated financial statements in accordance with Clause 20.3 (Financial testing); and

(c)	the relevant company, business, undertaking, person, partnership or similar arrangement carries on, or is, a business substantially the same as that carried on by the Group.
“Qualifying Lender” has the meaning given to it in Clause 12.1 (Tax definitions).
“Quarter Date” means the last day of a Financial Quarter.
“Quasi-Security” has the meaning given to that term in Clause 21.13 (Negative pledge).
“Quotation Day” means, in relation to any period for which an interest rate is to be determined, two Business Days before the first day of that period unless market practice differs in the Relevant Interbank Market in which case the Quotation Day will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days); provided that the “Quotation Day” for the initial Interest Period for the Loan (as referenced in Clause 9.1(d)) shall be one Business Day before the first day of such Interest Period.
“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property.

“Reference Banks” means BNP Paribas and Credit Suisse or such other banks as may be appointed by the Agent in consultation with the Borrower.
“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Relevant Interbank Market” means the London interbank market.
“Relevant Jurisdiction” means, in relation to an Obligor or, solely for the purposes of Clause 24.2(a), any Subsidiary:
(a)	its jurisdiction of incorporation;

(b)	any jurisdiction where any asset subject to or intended to be subject to the Transaction Security to be created by it is situated;

(c)	any jurisdiction where it conducts its business; and

(d)	the jurisdiction whose laws govern the perfection of any of the Security Documents entered into by it.
“Relevant Period” has the meaning given to that term in Clause 20 (Financial Condition).
“Repeating Representations” means each of the representations set out in Clause 18.2 (Status) to Clauses 18.7 (Governing law and enforcement), Clause 18.11 (No default), Clause 18.13 (Original Financial Statements), Clause 18.19 (Ranking) to Clause 18.21 (Legal and beneficial ownership) and Clause 18.25 (Centre of main interests and establishments).
“Resignation Letter” means a letter substantially in the form set out in Schedule 7 (Form of Resignation Letter).
“Screen Rate” means the British Bankers’ Association International Settlement Rate for dollars for the relevant period the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period, displayed on the appropriate page of the Telerate screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower and the Lenders.
“Secured Parties” means each Finance Party from time to time party to this Agreement.
“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Security” means a mortgage, charge, pledge, lien, assignment or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.
“Security Documents” means the Share Pledge Agreements, the Collateral Agreement (if any) and the Intercreditor Agreement (if any), together with any other document entered into by any Obligor creating or expressed to create any Security over all or any part of its assets in respect of the obligations of any of the Obligors under any of the Finance Documents, including the Senior Facilities Security Documents.
“Selection Notice” means a notice substantially in the form set out in Part II of Schedule 3 (Requests) given in accordance with Clause 9 (Interest Periods).
“Senior Facilities” means the facilities made available pursuant to the Senior Facilities Agreement.
“Senior Facilities Agreement” means (i) the agreement for the provision of certain senior facilities to be entered into among, among others, the Borrower, Mergeco and Credit Suisse International and each other mandated lead arranger named therein, the agent named therein, the security trustee named therein, and the lenders named therein, as amended, modified, supplemented, refinanced or replaced from time to time, and (ii) to the extent such a facility is not provided for in the agreement referred to in clause (i) above, an agreement for the provision of a senior secured revolving credit facility in an amount not to exceed $200,000,000 (or its equivalent in another currency or currencies), to be entered into among, among others, the Borrower and/or another French Obligor, each mandated lead arranger named therein, the agent named therein, the security trustee named therein, and the lenders named therein, which will include certain of the Original Lenders, as amended, modified, supplemented, refinanced or replaced from time to time.
“Senior Facilities Security Documents” means all security documents entered into by any Obligor creating or expressed to create any Security over all or any part of its assets in respect of the obligations of any of the Obligors in connection with the Senior Facilities Agreement.
“Shares” means all the issued shares in the capital of (i) Newco 1, (ii) Newco 2, (iii) Mergeco and (iv) all first-tier material subsidiaries of the Target; provided, however, that, to the extent that the pledge of any greater percentage would result in a material adverse tax consequences to the Borrower, no more than 66% of the voting equity interests of the first-tier non-US subsidiaries of the Target will be constitute “Shares”.
“Share Pledge Agreements” means the Target Share Pledge Agreement and certain other share pledge agreements, each dated the Closing Date between the applicable pledgor and the Security Agent in respect of the applicable Shares, to be in a form substantially similar to the Target Share Pledge Agreement (with such modifications as may be necessary in respect of the applicable pledgor, including, without limitation, as a result of financial assistance laws applicable to such pledgor or similar such laws regarding limitations on Security applicable to such pledgor).

“Specified Time” means a time determined in accordance with Schedule 15 (Specified Time).
“Standard & Poor’s” means Standard & Poor’s Rating Services, a division of the McGraw-Hill Companies Inc.
“Subsidiary” means, in relation to any Person (the “parent”), (a) another company which is controlled by it within the meaning of article L.233-3 of the French Code de Commerce, (b) another company which is fully consolidated in its consolidated financial statements in accordance with article L.233-16 of the French Code de Commerce or (c) any corporation, partnership, trust, limited liability company, association, Joint Venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the members of the board of directors (or similar governing body) is at the time owned or controlled, directly or indirectly, by the parent or one or more of the other Subsidiaries of the parent or a combination thereof.
“Syndication Date” means the day on which the Arranger confirms that the primary syndication of the Facility has been completed, in any event no later than the date falling six (6) months after the Closing Date.
“Target” means Veritas DGC, Inc., a Delaware corporation.
“Target Group” means the Target and its Subsidiaries.
“Target Required Cash Amount” means the aggregate amount of cash that Mergeco will have to pay to the holders of the Target Convertible Notes outstanding on the Closing Date upon conversion of all such Target Convertible Notes pursuant to the terms of the Supplemental Indenture governing such Target Convertible Notes, less $320,000,000; provided that such amount shall not exceed $165,000,000.
“Target Share Pledge Agreement” means the share pledge agreement, dated the Closing Date between the Borrower and the Security Agent in respect of the shares of Mergeco, substantially in the form of Schedule 11 (Form of Target Share Pledge Agreement).
“Target Share Repurchase Amount” means the aggregate amount of common equity or perpetual preferred shares (or the corresponding amount of the Borrower’s American Depositary Shares) that the Borrower will have to issue to the holders of the Target Convertible Notes outstanding on the Closing Date upon conversion of all such Target Convertible Notes pursuant to the terms of the Supplemental Indenture governing such Target Convertible Notes, less 1,000,000 (or the corresponding amount of the Borrower’s American Depositary Shares); provided that such amount shall not exceed 2,000,000 shares (or the corresponding amount of the Borrower’s American Depositary Shares).
“Term-out Advance” means a term loan made or to be made under Clause 2.4 (Extension of Facility).

“Total Commitments” means the aggregate of the Commitments, being US$1,600,000,000, subject to reduction pursuant to Clause 2.1.
“Total Interest Costs” has the meaning assigned to that term in Section 20.1 (Financial definitions).
“Transaction Documents” means the Merger Documents and the Finance Documents.
“Transaction Security” means the Security granted in favor of the Finance Parties by any Obligor pursuant to each Security Document.
“Transfer Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower.
“Transfer Date” means, in relation to a transfer, the later of:
(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Agent executes the Transfer Certificate.
“Treasury Transaction” means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.
“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.
“US” means the United States of America.
“US GAAP” means generally accepted accounting principles in the US.
“US Obligor” means an Obligor that is a US Person.
“US Person” means a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code and includes the sole owner of any entity that is disregarded as being an entity separate from such owner for US federal income tax purposes.
“USD”, “$” and “dollars” denote the lawful currency of the United States of America.
“Utilization Date” means the date on which the Loan is made.
“Utilization Request” means a notice substantially in the form set out in Part I of Schedule 3 (Requests).
1.2	Construction
(a)	Unless a contrary indication appears, any reference in this Agreement to:
(i)	the “Agent”, the “Security Agent”, the “Arranger”, any “Finance Party”, any “Lender”, any “Obligor” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)	“corporate reconstruction” includes in relation to any company any contribution of part of its business in consideration of shares (apport partiel d’actifs) and any demerger (scission) implemented in accordance with articles L.236-1 to L.236-24 of the French Code de Commerce; any merger and any transmission universelle de patrimonie;

(iv)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, modified, supplemented, replaced or novated;

(v)	a “guarantee” includes any “cautionnement”, “aval” and any “garantie” which is independent from the debt to which it relates;

(vi)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vii)	“merger” includes any fusion implemented in accordance with articles L.236-1 to L.236-24 of the French Code de Commerce or any merger implemented in accordance with the Delaware General Corporation Law;

(viii)	a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(ix)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but if not having the force of law, compliance with which is customary for the persons to whom it is addressed) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organization; and

(x)	a “security interest” includes any type of security (sûreté réelle) and transfer by way of security;
(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived or remedied.
1.3	Intercreditor Agreement

This Agreement shall be read and construed in accordance with the terms of the Intercreditor Agreement (if any). In the case of any inconsistency between the terms of this Agreement and the Intercreditor Agreement, the terms of the Intercreditor Agreement shall prevail.

SECTION 2
THE FACILITY
2.	THE FACILITY

2.1	The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrower a US Dollar term loan facility in an aggregate amount of US$1,600,000,000, subject to reduction by the sum of (x) the amount of any term loans to be drawn under the Senior Facilities on the Closing Date, less the Target Required Cash Amount (if greater than zero), and (y) the net cash proceeds from the issuance (if any) of any Debt Refinancing Securities on or prior to the Closing Date, with the option to extend the outstanding Loan under the Facility by a Term-out Advance for a further six months.

2.2	Request for Extension
(a)	The Borrower may request that the outstanding Loan under the Facility owed by it on the Initial Maturity Date be extended for a further six months in a single Term-out Advance with effect from the Initial Maturity Date.

(b)	Such request (the “Extension Request”) shall be made by notice in writing not less than one month before the Initial Maturity Date.

(c)	Once issued such notice shall be unconditional and irrevocable.

(d)	Only one Extension Request may be made.
2.3	Notification to Lenders

Promptly after receiving it, the Agent shall forward a copy of any Extension Request to each Lender.

2.4	Extension of Facility
(a)	If:
(i)	the Borrower has delivered a valid Extension Request to the Agent under Clause 2.2 (Request for Extension);

(ii)	the Repeating Representations are correct in all material respects;

(iii)	no Default or Event of Default is outstanding; and

(iv)	the Borrower has paid to the Agent any fee required by the Lenders,

the outstanding Loan on the Initial Maturity Date shall, at the sole option of the Majority Lenders, be converted and consolidated into, and treated as, a single Term-out Advance drawn by the Borrower and the Maturity Date in respect of the Facility shall be extended to the Extended Maturity Date, without such extension in any way being deemed a waiver of any Default or Event of Default existing on the Initial Maturity Date.
(b)	The first Interest Period for such Term-out Advance shall commence on the Initial Maturity Date and its duration shall be determined in accordance with Clause 9.1 (Selection of Interest Periods).
2.5	Finance Parties’ rights and obligations
(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.
3.	PURPOSE

3.1	Purpose

The Borrower shall use all amounts borrowed by it under the Facility, together with the proceeds of any term loans under the Senior Facilities (other than any such proceeds used to fund the Target Required Cash Amount) and any Debt Refinancing Securities (if any) issued on or prior to the Closing Date, to fund (a) the cash component of the consideration payable pursuant to the Merger, (b) the redemption of certain of the Target’s debt, (c) the payment of Merger Costs and (d) the repurchase of the Borrower’s common equity or perpetual preferred shares (including, without limitation, the Borrower’s American Depositary Shares) pursuant to Clause 21.18(b)(vii).

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

3.3	No unlawful purpose

No part of the Facility may be used for any purpose which would result in the provision of unlawful financial assistance.

4.	CONDITIONS OF UTILIZATION

4.1	Initial conditions precedent
(a)	The Borrower may not deliver a Utilization Request unless the Agent has received all of the documents and other evidence listed in paragraphs 1 to 3 inclusive of Part I of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.

(b)	No Loan may occur unless the Agent has given the notification contemplated by Clause 4.1(a) above.
4.2	Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.2 (Lenders’ participation) if, on the date of this Agreement, the representations made by each Obligor pursuant to Clause 18 were true in all material respects and, on the date of the Utilization Request and on the proposed Utilization Date:
(a)	no Default is continuing or would result from the proposed Loan; and

(b)	the Repeating Representations to be made by each Obligor are true in all material respects.

SECTION 3
UTILIZATION
5.	UTILIZATION

5.1	Loan
(a)	Subject to the other terms of this Agreement, the Facility shall be drawn down in one Loan in an aggregate amount not to exceed $1,600,000,000, less the sum of (x) the amount of any term loans to be drawn under the Senior Facilities on the Closing Date, less the Target Required Cash Amount (if greater than zero), and (y) the net cash proceeds from the issuance (if any) of any Debt Refinancing Securities on or prior to the Closing Date, during the Availability Period when requested by the Borrower by means of delivery to the Agent of a duly completed Utilization Request (signed by an authorized signatory on behalf of the Borrower) not later than 11:00 a.m., London time on the second Business Day before the Closing Date (or such other time and/or date agreed by the Agent).

(b)	The Utilization Request shall be irrevocable and the Borrower shall be obliged to borrow in accordance with its terms.

(c)	At 5:00 p.m., London time on the last day of the Availability Period, the Facility shall cease to be available for utilization and shall be cancelled and the Total Commitments shall be reduced accordingly to zero.
5.2	Lenders’ participation
(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in the Loan available by no later than 12:00 noon, London time on the Utilization Date through its Facility Office.

(b)	The amount of each Lender’s participation in the Loan will be equal to the proportion borne by its Commitment to the Total Commitments immediately prior to making the Loan.

(c)	The Agent shall notify each Lender of the amount of the Loan and the amount of its participation in the Loan by the Specified Time.

SECTION 4
REPAYMENT, PREPAYMENT AND CANCELLATION
6.	REPAYMENT

6.1	Repayment of the Loan

The Borrower shall repay the Loan in full by no later than the Maturity Date.

6.2	Reborrowing

The Borrower may not reborrow any part of the Facility which is repaid.

7.	PREPAYMENT AND CANCELLATION

7.1	Definitions

For the purposes of this Clause 7:

“Debt Offer” means an offering to the public or any third party of (i) Debt Refinancing Securities made pursuant to the provisions of Clause 21.30 (Refinancing Securities) and the Engagement Letter and (ii) Demand Securities made pursuant to the provisions of the relevant Fee Letter;

“Net Debt Proceeds” means the net cash proceeds from any Debt Offer and from any term loans drawn under the Senior Facilities after the Closing Date (excluding term loans the proceeds of which are used to fund the Target Required Cash Amount and any other term loan drawn after the date of the initial drawing of term loans under the Senior Facilities), where “net cash proceeds” means all cash proceeds received in a Debt Offer or pursuant to a drawing of term loans under the Senior Facilities after the Closing Date less all legal fees, accountants’ fees, consultant and other costs and expenses reasonably incurred in connection with such Debt Offer or such drawing;

“Net Disposal Proceeds” means the cash proceeds (including any amount received in repayment of intercompany debt) of all disposals (other than a disposal listed in paragraphs (a) through (l) and (p) of the definition of Permitted Disposal) of assets of any member of the Group in excess of €2,500,000 individually and €25,000,000 in the aggregate after deducting:
(a)	legal fees, accountant’s fees, consultant and other customary fees and other costs and expenses reasonably incurred in connection with such disposal;

(b)	VAT paid or payable by the seller due to such disposal;

(c)	any other tax incurred and required to be paid by the seller in connection with such disposal (as reasonably determined by the seller, acting in good faith, on the basis of existing rates and taking account of any available credit, deduction or allowance);

(d)	amounts required to be applied to the repayment of (i) the Senior Facilities pursuant to the terms of the Senior Facilities Agreement or (ii) any financial indebtedness secured by a lien on the asset disposed of and not otherwise prohibited by this Agreement;

(e)	cash reserved or escrowed for sale indemnities except to the extent released and not paid to the purchaser; and

(f)	amounts invested, in any one or more businesses, assets or capital expenditures, in each case used or useful in a business, the majority of whose revenues are derived from the activities of the Borrower and its Subsidiaries as of the Utilization Date; provided that such investment is made (i) within 6 months of such disposal or (ii) pursuant to an agreement entered into within 6 months of such disposal and such amounts are actually invested within 12 months of such disposal.
“Net Insurance Proceeds” means the cash proceeds of any insurance claim (other than in relation to third party liabilities that are actually applied to meet such liabilities or in relation to consequential loss policies that are actually applied to cover operating losses or business interruption) received by any member of the Group (after deducting legal fees, accountants’ fees, consultant and other customary fees and other costs and expenses reasonably and actually incurred by any member of the Group in relation to such claim) other than (a) any proceeds which are applied to the replacement, reinstatement and/or repair of the assets in respect of which the relevant insurance claim was made as soon as reasonably practicable and, in any event, within twelve months of receipt of such proceeds (or such longer period as agreed by the Agent acting reasonably) and (b) any proceeds required to be applied to the repayment of the Senior Facilities pursuant to the terms of the Senior Facilities Agreement or to be paid over to a holder of security over the asset that is the subject of the claim.
“Net Proceeds” means the Net Disposal Proceeds, Net Insurance Proceeds or Net Debt Proceeds.
7.2	Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in the Loan:
(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	unless the Borrower has elected to replace such Lender pursuant to Clause 7.10, the Commitment of such Lender will be immediately cancelled on the sixteenth Business Day after the Agent has notified the Borrower; and

(c)	unless the Borrower has elected to replace such Lender pursuant to Clause 7.10, the Borrower shall, subject to the Intercreditor Agreement, repay such Lender’s participation in the Loan made to the Borrower on the last day of the Interest Period occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

7.3	Change of control
(a)	Upon the occurrence of a Change of Control:
(i)	the Borrower shall promptly notify the Agent upon becoming aware of the Change of Control; and

(ii)	if a Lender so requires and notifies the Agent within seven days of the Borrower notifying the Agent of the Change of Control, the Agent shall, by not less than 30 days notice to the Borrower, cancel the Commitment of that Lender and declare the participation of that Lender in the outstanding Loan, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Commitment of that Lender will be cancelled and all such outstanding amounts will become immediately due and payable.
(b)	For the purpose of paragraph (a) above “Change of Control” shall be deemed to have occurred upon the occurrence of any of the following:
(i)	the sale, lease, transfer, conveyance or other disposition (other than by merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Borrower and its Subsidiaries, taken as a whole;

(ii)	the adoption, by shareholders of the Borrower, of a voluntary plan relating to the liquidation or dissolution of the Borrower;

(iii)	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person, or persons acting in concert, becomes the beneficial owner, directly or indirectly through one or more intermediaries, of more than 50% of the voting power of the outstanding voting shares of the Borrower;

(iv)	the first day on which more than a majority of the members of the board of directors of the Borrower are not Continuing Directors; or

(v)	any of Newco 1, Newco 2 or Mergeco cease to be a wholly-owned subsidiary of the Borrower.
(c)	For the purpose of paragraph (a) above “acting in concert” has the meaning given in article L.233-10 of the French Code de Commerce.
7.4	Mandatory prepayment of proceeds

Within 20 Business Days of the receipt by any member of the Group of Net Proceeds, subject to the terms of the Intercreditor Agreement, the Borrower shall apply the full amount of such Net Proceeds received in prepayment of the Loan, subject to Clause 7.9(g) (Restrictions).

7.5	[Intentionally Omitted]

7.6	Voluntary cancellation

Prior to the Utilization Date, the Borrower may, if it gives the Agent not less than three Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of US$10,000,000) of the Facility. Any cancellation under this Clause 7.6 shall reduce the Commitments of the Lenders ratably.

7.7	Voluntary prepayment of the Loan

The Borrower may, subject to the terms of the Intercreditor Agreement and the terms of the Senior Facilities Agreement, if it gives the Agent not less than 5 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of the Loan (but, if in part, being an amount that reduces the amount of the Loan by a minimum amount of US$10,000,000).

7.8	[Intentionally Omitted]

7.9	Restrictions
(a)	Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	The Borrower may not reborrow any part of the Facility which is prepaid.

(d)	The Borrower shall not repay or prepay all or any part of the Loan or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)	If the Agent receives a notice under this Clause 7, it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

(g)	Clause 7.4 (Mandatory prepayment of proceeds) shall not apply to the extent that it would be unlawful to do so, provided that the Borrower has (and it shall ensure that the relevant member(s) of the Group have) used all reasonable efforts to:
(i)	avoid such unlawfulness and, if and to the extent it is not unlawful to do so, to pay such Net Proceeds into an account which is subject to security, in form and substance satisfactory to the Security Agent (acting reasonably), in favor of the Lenders to secure all of the obligations of the Obligors under the Finance Documents; and

(ii)	facilitate cash movement within the Group (taking into account the need for cash resources of relevant members of the Group) to enable an amount equal to the prepayment to be made, until the relevant unlawfulness no longer applies.
7.10	Replacement of a Lender
(a)	In this Clause 7.10 and in Clause 7.11 (Conditions to replacement of a Lender):
(i)	“Non-Consenting Lender” means any Lender which does not agree to a consent, waiver or amendment if:
(A)	the Borrower or the Agent has requested a consent under, or waiver or amendment of any provision of, any Finance Document;

(B)	that consent, waiver or amendment requires the agreement of all the Lenders; and

(C)	the Majority Lenders have agreed to that consent, waiver or amendment,
(ii)	“Non-Funding Lender” means:
(A)	any Lender which has failed to make or participate in the Loan as required by this Agreement; or

(B)	any Lender which has given notice to the Borrower or the Agent that it does not intend to make or participate in the Loan as required by this Agreement or has repudiated its obligation to do so.
(b)	If:
(i)	any Lender becomes a Non-Consenting Lender;

(ii)	any Lender becomes a Non-Funding Lender,

(iii)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 12.2 (Tax gross-up);

(iv)	any Lender claims indemnification from the Borrower under Clause 12.3 (Tax indemnity) or Clause 13.1 (Increased costs);

(v)	any Lender notifies the Agent of any amount which becomes payable under paragraph 3 or 4 of Schedule 4 (Mandatory Cost Formula); or

(vi)	it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in the Loan, the Borrower or the Majority Lenders may, if it gives or, as the case may be, they give, the Agent and such Lender not less than 15 Business Days’ prior notice, arrange for the transfer of the whole (but not part only) of such Lender’s Commitment and participations in the Loan at par plus interest accrued to the date of such transfer plus all fees and other amounts accrued for the account of such Lender (including any amounts under Sections 10.4 and 14.2) to a new or existing Lender willing to accept that transfer.
7.11	Conditions to replacement of a Lender

The replacement of a Lender pursuant to this Clause 7.11 or Clause 7.10 (Replacement of a Lender) shall be subject to the following conditions:
(a)	no Finance Party shall have any obligation to find a replacement Lender;

(b)	any replacement of a Non-Consenting Lender must take place no later than 60 days after the earlier of (A) the date of the Non-Consenting Lender notified the Agent of its refusal to agree to the relevant consent waiver or amendment and (B) the deadline (being not less than 15 Business Days after the Lender received the request for the relevant consent, waiver or amendment) by which the Non-Consenting Lender failed to reply to that request;

(c)	any replacement of a Non-Funding Lender must take place no later than 60 days of it failing to make or participate in the Loan or giving notice under paragraph (a)(ii)(B) of Clause 7.10 (Replacement of a Lender);

(d)	any Lender replaced pursuant to this Clause 7.11 or Clause 7.10 (Replacement of a Lender) shall not be required to refund, or to pay to surrender to any other Lender, any of the fees or other amounts received by that Lender under any Finance Document; and

(e)	any replacement pursuant to this Clause 7.11 or Clause 7.10 (Replacement of a Lender) of a Lender which is the Agent shall not affect its role as the Agent.

SECTION 5
COSTS OF UTILIZATION
8.	INTEREST

8.1	Calculation of interest

The rate of interest on the Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:
(a)	Margin (as defined in Clause 8.3) (Margin ratchet);

(b)	US$ LIBOR; and

(c)	Mandatory Cost, (if any).
for the first nine months following the funding of the Loan, plus 1.00% per annum during the first three month period thereafter and plus 2.00% per annum during the remaining period thereafter to the Maturity Date.
8.2	Payment of interest

The Borrower shall pay accrued interest on the Loan on the last day of each Interest Period (and, if the Interest Period is longer than six months, on the dates falling at six monthly intervals after the first day of the Interest Period).

8.3	Margin ratchet
(a)	The “Margin” will be based upon the ratings of the Facility or, if the Facility is not rated, upon the rating of the Existing Bonds and will be calculated in accordance with Clauses 8.3(b) and (c) (Margin ratchet).

(b)	The Margin will, on each date on which a credit rating is assigned to the Facility or the Existing Bonds by either Moody’s or Standard & Poor’s after the date of this Agreement, be equal to the percentage rate specified in the table below and set opposite the relevant credit rating assigned to the Facility or the Existing Bonds at that time.

Rating

Standard & Poor’s	Moody’s	Margin
		(%. per annum)
BB- or higher	Ba3 or higher	3.75

B+	B1	4.50

B	B2	5.00

B- or lower	B3 or lower	5.50

(c)	If at any time there is a difference in the long term credit rating assigned to the Facility or the Existing Bonds, as applicable, by each of Moody’s and Standard & Poor’s, the Margin will be the average of the corresponding Margins. If there is only one long term credit rating assigned to the Facility or the Existing Bonds, the Margin shall be determined on the basis of that rating.

(d)	If at any time neither Moody’s nor Standard & Poor’s assigns a credit rating to neither the Facility nor the Existing Bonds, the Margin will, in the absence of agreement to the contrary pursuant to paragraph (h) below, be 5.50% per annum.

(e)	Any adjustment to the Margin (whether upwards or downwards) in accordance with paragraphs (b), (c) or (d) above will apply for the Loan with effect from:
(i)	the date of announcement of any change to the relevant assigned credit rating (in the case of a rating downgrade);

(ii)	the date of published confirmation of any change to the relevant assigned credit rating (in the case of a rating upgrade); and/or

(iii)	the date on which a credit rating ceases to be assigned to the Facility or the Existing Bonds, as the case may be, by either Moody’s or Standard & Poor’s.
(f)	Promptly upon the directors of the Borrower becoming aware of the same, the Borrower shall inform the Agent in writing if any change in the credit rating assigned by either Moody’s or Standard & Poor’s to the Facility or the Existing Bonds are published, confirmed or announced or if a credit rating ceases to be assigned to the Facility or the Existing Bonds by either Moody’s or Standard & Poor’s.

(g)	The Borrower will use its commercially reasonable efforts to ensure that both Moody’s and Standard & Poor’s assign a credit rating to the the Facility or the Existing Bonds.

(h)	If, except as a result of a neglect or breach of this Agreement by the Borrower, neither Moody’s nor Standard & Poor’s assigns a rating to the Facility or the Existing Bonds and the Borrower so requests, the Borrower and the Agent shall enter into negotiations for a period of not more than 30 days regarding an alternative basis for determining the Margin.

(i)	Any alternative basis agreed will, with the prior consent of all the Lenders and the Borrower, be binding on all the Parties.
8.4	Default interest
(a)	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is one percent higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted the Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 8.4 shall be immediately payable by the Obligor on demand by the Agent.

(b)	If any overdue amount consists of all or part of the Loan which became due on a day which was not the last day of an Interest Period relating to the Loan:
(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to the Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be one percent higher than the rate which would have applied if the overdue amount had not become due.
(c)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable only if, within the meaning of Article 1154 of the French Code civil, such interest is due for a period of at least one year.
8.5	Notification of rates of interest

The Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

8.6	Effective global rate (Taux Effectif Global)

For the purposes of Articles L313-1 et seq, R 313-1 and R313-2 of the Code de la Consommation, the Parties acknowledge that by virtue of certain characteristics of the Facility (and in particular the variable interest rate applicable to the Loan and the Borrower’s right to select the duration of the Interest Period of the Loan) the taux effectif global cannot be calculated at the date of this Agreement. However, the Borrower acknowledges that it has received from the Agent a letter substantially in the form of Schedule 13 (Form of TEG letter) containing an indicative calculation of the taux effectif global, based on figured examples calculated on assumptions as to the taux de période and durée de période set out in the letter. The Parties acknowledge that that letter forms part of this Agreement.

8.7	Interest Act (Canada)

For the purpose of calculating amounts of interest payable by any Guarantor incorporated in Canada or any province thereof, each interest rate which is calculated under this Agreement on any basis other than the actual number of days in a calendar year (the “deemed interest period”) is, for the purposes of the Interest Act (Canada), equivalent to a yearly rate calculated by dividing such interest rate by the number of days in the deemed interest period, then multiplying such result by the actual number of days in the calendar year (365 or 366).

8.8	Nominal Rate of Interest/Deemed Re-investment Principle

The Parties acknowledge and agree that all calculations of interest under this Agreement are to be made on the basis of the nominal interest rates described in this Agreement and not on the basis of effective yearly rates or on any other basis which gives effect to the principle of deemed reinvestment of interest. The Parties acknowledge that there may be a material difference between the stated nominal interest rates and the effective yearly rates of interest and that they are capable of making the calculations required to determine such effective yearly rates of interest.

9.	INTEREST PERIODS

9.1	Selection of Interest Periods
(a)	The Borrower may select an Interest Period for the Loan in the Utilization Request for the Loan or in a Selection Notice. During the 60-day period following the Closing Date, the Borrower will use commercially reasonable efforts to select the duration for the Interest Period in consultation with the Agent in order to facilitate syndication of the Loan.

(b)	Each Selection Notice for the Loan is irrevocable and must be delivered to the Agent by the Borrower.

(c)	If the Borrower fails to deliver a Selection Notice to the Agent in accordance with paragraph (b) above, the relevant Interest Period will, subject to Clause 9.2 (Changes to Interest Periods), be one Month.

(d)	Subject to this Clause 9, the Borrower may select an Interest Period of one, two or three Months or any other period determined by the Agent (acting on the instructions of all the Lenders); provided that the initial Interest Period for the Loan shall be one week.

(e)	An Interest Period shall not extend beyond the Initial Maturity Date or, if applicable, the Extended Maturity Date.

(f)	Each Interest Period for the Loan shall start on the Utilization Date and, in the case of any Interest Period commencing after the Utilization Date, on the last day of its preceding Interest Period.
9.2	Changes to Interest Periods

If the Agent makes any change to an Interest Period referred to in this Clause 9, it shall promptly notify the Borrower and the Lenders.

9.3	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10.	CHANGES TO THE CALCULATION OF INTEREST

10.1	Absence of quotations

Subject to Clause 10.2 (Market disruption), if US$ LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable US$ LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

10.2	Market disruption
(a)	If a Market Disruption Event occurs in relation to the Loan for any Interest Period, then the rate of interest on each Lender’s share of the Loan for the Interest Period shall be the percentage rate per annum which is the sum of:
(i)	the Margin;

(ii)	the rate notified to the Agent by that Lender as soon as practicable and, in any event, before interest is due to be paid in respect of that Interest Period, to be that which expresses, as a percentage rate per annum, the cost to that Lender of funding its participation in the Loan from whatever source it may reasonably select; and

(iii)	the Mandatory Cost, if any, applicable to that Lender’s participation in the Loan.
(b)	In this Agreement “Market Disruption Event” means:
(i)	none or only one of the Reference Banks supplies a rate to the Agent to determine US$ LIBOR for the initial Interest Period for the Loan (referenced in Clause 9.1(d)); or

(ii)	at or about noon on the Quotation Day for the relevant Interest Period, other than the initial Interest Period for the Loan (referenced in Clause 9.1(d), the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine US$ LIBOR for the such Interest Period; or

(iii)	before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in the Loan exceed 35% of that Loan) that the cost to it or them of obtaining matching deposits in the Relevant Interbank Market would be in excess of US$ LIBOR.
10.3	Alternative basis of interest for funding
(a)	If a Market Disruption Event occurs and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than thirty days) regarding a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

10.4	Break Costs
(a)	The Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of the Loan or Unpaid Sum being paid by such Borrower on a day other than the last day of an Interest Period for the Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.
11.	FEES

11.1	Commitment fee

The Borrower shall, at the time set out in any Fee Letter, pay to the Agent (for the account of each Lender) a fee computed at the rate of 0.50% per annum on such Lender’s Commitment for the Availability Period, whether or not the Loan is made.

11.2	Agency fee

The Borrower shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in any Fee Letter.

11.3	Security Agency fee

The Borrower shall pay to the Security Agent (for its own account) an agency fee in the amount and at the times agreed in any Fee Letter.

11.4	Other fees

The Borrower shall pay to the Arranger other fees in the amounts and at the times agreed in any Fee Letter (without duplication of the fees set forth in this Clause 11).

SECTION 6
ADDITIONAL PAYMENT OBLIGATIONS
12.	TAX GROSS UP AND INDEMNITIES

12.1	Tax definitions
(a)	In this Agreement:
“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.
“Qualifying Lender” means a Lender which:
(i)	has its Facility Office in France; or

(ii)	fulfils the conditions imposed by French law taking into account, as the case may be, any double taxation agreement in force on the date (subject to the completion of any necessary procedural formalities), in order for that payment not to be subject to (or as the case may be, to be exempt from) any Tax Deduction.
“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).
“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.
“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.
“Tax Payment” means an increased payment made by the Borrower to a Finance Party under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).
“Treaty Lender” means a Lender which is entitled to that payment under a double taxation agreement (subject to the completion of any necessary procedural formalities) without a Tax Deduction.
(b)	Unless a contrary indication appears, in this Clause 12 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.
12.2	Tax gross-up
(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Borrower shall promptly, upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction), notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender, it shall notify the Borrower and such Obligor.

(c)	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from such Obligor to a Finance Party shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	An Obligor is not required to make an increased payment to a Lender under paragraph (c) above for a Tax Deduction in respect of tax imposed by France from a payment of interest on the Loan, if, on the date on which the payment falls due:
(i)	the payment could have been made to the relevant Lender without a Tax Deduction if it was a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law, regulation or double taxation agreement, or any published practice or concession of any relevant taxing authority; or

(ii)	the relevant Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (g) below.
(e)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)	Within thirty (30) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent, for the Finance Party entitled to the payment, evidence reasonably satisfactory to such Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)	A Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for such Obligor to obtain authorization to make such payment without a Tax Deduction.

(h)	Each Lender represents that, as at the date of this Agreement or, if it becomes a party to this Agreement after the date of this Agreement, on the date it becomes party to this Agreement, it is a Qualifying Lender.

12.3	Tax indemnity
(a)	The Borrower shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which such Protected Party determines will be, or has been (directly or indirectly), suffered for, or on account of, Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:
(i)	with respect to any Tax assessed on a Finance Party:
(A)	under the law of the jurisdiction in which such Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which such Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which such Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction, if such Tax is imposed on, or calculated by reference to, the net income of such Finance Party which is received or receivable (but not any sum deemed to be received or receivable) by such Finance Party; or
(ii)	to the extent a loss, liability or cost:
(A)	is compensated for by an increased payment under Clause 12.2 (Tax gross-up); or

(B)	would have been compensated for by an increased payment under Clause 12.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 12.2 (Tax gross-up) applied.
(c)	A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 12.3, notify the Agent.
12.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:
(a)	a Tax Credit is attributable to such Tax Payment; and

(b)	such Finance Party has obtained, utilized and retained such Tax Credit,

the Finance Party shall pay an amount to such Obligor which such Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been made by such Obligor.
This Clause 12.4 shall not be construed to require a Finance Party to make available its tax returns (or any other information relating to its Taxes which it deems confidential) to an Obligor or any other person.
12.5	Stamp taxes

The Borrower shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability such Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

12.6	Value added tax
(a)	All consideration expressed to be payable under a Finance Document by any Party to a Finance Party shall be deemed to be exclusive of any VAT. If VAT is chargeable, on any supply made by any Finance Party to any Party in connection with a Finance Document, such Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT.

(b)	Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, such Party shall also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that it is not entitled to credit or repayment of the VAT.
13.	INCREASED COSTS

13.1	Increased Costs
(a)	Subject to Clause 13.3 (Exceptions) the Borrower shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by such Finance Party or any of its Affiliates as a result of (i) the introduction of, or any change in (or in the interpretation, administration or application of), any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

(b)	In this Agreement, “Increased Costs” means:
(i)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to such Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.
13.2	Increased cost claims
(a)	A Finance Party intending to make a claim pursuant to Clause 13.1 (Increased Costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.
13.3	Exceptions
(a)	Clause 13.1 (Increased Costs) does not apply to the extent any Increased Cost is:
(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 12.3 (Tax indemnity) applied);

(iii)	compensated for by the payment of the Mandatory Cost; or

(iv)	attributable to the willful breach by the relevant Finance Party or its Affiliates of any law or regulation.
(b)	In this Clause 13.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 12.1 (Tax Definitions).
14.	OTHER INDEMNITIES

14.1	Currency indemnity
(a)	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which such Sum is payable into another currency (the “Second Currency”) for the purpose of:
(i)	making or filing a claim or proof against that Obligor;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, such Obligor shall, as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom such Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert such Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of such Sum.
(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.
14.2	Other indemnities

The Borrower shall (or shall ensure that an Obligor will), within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by such Finance Party as a result of:
(a)	the occurrence of any Event of Default;

(b)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 27 (Sharing among the Finance Parties);

(c)	funding, or making arrangements to fund, its participation in the Loan requested by the Borrower in the Utilization Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by such Lender alone);

(d)	the Loan (or part of the Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower or the Borrower; or

(e)	the receipt by the Agent of any part of the Loan, or an Unpaid Sum, otherwise than on the last day of its Interest Period (from which shall be deducted any sum paid by the Borrower (or another Obligor) in respect of the same event under Clause 10.4 (Break Costs), except to the extent that such cost, loss or liability was caused by such Finance Party’s own gross negligence or willful misconduct.
14.3	Indemnity to the Agent

The Borrower shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:
(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorized, except to the extent that such cost, loss or liability was caused by the Agent’s own gross negligence or willful misconduct.

14.4	Indemnity to the Security Agent

The Borrower shall promptly indemnify the Security Agent and every Delegate against any cost, loss or liability incurred by it as a result of:
(a)	the taking, holding, protection or enforcement of any Transaction Security;

(b)	the exercise of any rights, powers, discretion and remedies vested in the Security Agent and each Delegate by the Finance Documents or by law; and

(c)	any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents, except to the extent that such cost, loss or liability was caused by the Security Agent’s own gross negligence or willful misconduct.
The Security Agent may, in priority to any payment to the other Finance Parties, indemnify itself out of the Charged Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this Clause 14.4 and shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all amounts payable to it.
15.	MITIGATION BY THE LENDERS

15.1	Mitigation
(a)	Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.2 (Illegality), Clause 12.2 (Tax gross-up), Clause 13 (Increased costs) or paragraph 3 of Schedule 4 (Mandatory Cost formula) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.
15.2	Limitation of liability
(a)	The Borrower shall indemnify each Finance Party for all costs and expenses reasonably incurred by such Finance Party as a result of steps taken by it under Clause 15.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 15.1 (Mitigation) if, in the opinion of such Finance Party (acting reasonably), to do so might be prejudicial to it.

16.	COSTS AND EXPENSES

16.1	Transaction expenses

The Borrower shall promptly on demand pay the Agent and the Arranger the amount of all costs and expenses (including legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution and syndication of:
(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement.
16.2	Amendment costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 28.9 (Change of currency), the Borrower shall, within three Business Days of demand, reimburse the Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

16.3	Enforcement costs

The Borrower shall, within three Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by such Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

SECTION 7
GUARANTEE
17.	GUARANTEE AND INDEMNITY

17.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:
(a)	guarantees to each Finance Party punctual performance by the Borrower of its obligations under the Finance Documents;

(b)	undertakes with each Finance Party, subject to the terms of the Intercreditor Agreement, that whenever the Borrower does not pay any amount when due under or in connection with any Finance Document, such Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	indemnifies each Finance Party immediately on demand against any cost, loss or liability suffered by such Finance Party if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which such Finance Party would otherwise have been entitled to recover.
17.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

17.3	Reinstatement

If any payment by an Obligor or any discharge given by a Finance Party (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:
(a)	the liability of each Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(b)	each Finance Party shall be entitled to recover the value or amount of such security or payment from each Obligor, as if the payment, discharge, avoidance or reduction had not occurred.
17.4	Waiver of defenses

The obligations of each Guarantor under this Clause 17 will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 17 (without limitation and whether or not known to it or any Finance Party), including:
(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person, or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realize the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of, or dissolution or change in, the members or status of an Obligor or any other person;

(e)	any amendment (however fundamental) or replacement of a Finance Document or any other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.
17.5	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 17. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

17.6	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:
(a)	refrain from applying or enforcing any other amounts, security or rights held or received by such Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 17.
17.7	Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:
(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents; and/or

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party.
17.8	Additional security

This guarantee is in addition to, and is not in any way prejudiced by, any other guarantee or security now or subsequently held by any Finance Party.

17.9	Limitation on Liability.
(a)	Any term or provision of this Agreement to the contrary notwithstanding, the maximum aggregate amount of the Borrower’s obligations guaranteed hereunder by any Guarantor shall not exceed the maximum amount that can be hereby guaranteed without rendering this Agreement, as it relates to such Guarantor, voidable under applicable laws relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

(b)	Notwithstanding any provisions in this Agreement or any other Finance Document to the contrary, no obligation of a US Obligor under this Agreement or any Finance Document shall be guaranteed or otherwise assured by any person that is not a US Person that is also a “related person” as defined in Section 267(b) or Section 707(b)(1) of the Internal Revenue Code with respect to such US Obligor to the extent such guarantee or assurance would result in the US Obligor being subject to the limitations on the deductibility of interest under Section 163(j)(1) of the Internal Revenue Code in an amount in excess of the limitation, if any to which such US Obligor would be subject absent such guarantee.

(c)	Notwithstanding anything to the contrary contained herein, the liabilities of the Norwegian Guarantor under the Finance Documents shall be limited if (and only if) required by an application of the provisions of the Norwegian Limited Liabilities Companies Act (in Norwegian: “aksjeloven”), prohibited loans and guarantees (Section 8-7), as amended, supplemented and/or re-enacted from time to time.

SECTION 8
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT
18.	REPRESENTATIONS

18.1	General

Each Obligor makes the representations and warranties set out in this Clause 18 to each Finance Party.

18.2	Status
(a)	It and each of its Subsidiaries is a limited liability company, general partnership, limited partnership or corporation (or, as applicable in a jurisdiction outside the United States, an organization having an equivalent status in such jurisdiction) (except Sea Survey II and Sea Survey III, each of which is an unlimited liability corporation and, after the Closing Date, Veritas Geophysical (Canada) Corp., which is an unlimited liability company), duly formed and validly existing under the law of its jurisdiction of formation.

(b)	It and each of its Subsidiaries has the corporate, company, partnership or organizational power to own its assets and carry on its business as it is being conducted.
18.3	Binding obligations

Subject to the Legal Reservations:
(a)	the obligations expressed to be assumed by it in each Transaction Document to which it is a party, or under which it is otherwise obligated to perform, are legal, valid, binding and enforceable obligations; and

(b)	(without limiting the generality of paragraph (a) above), each Security Document to which it is a party, or under which it is otherwise obligated to perform, creates the security interests which that Security Document purports to create and those security interests are valid and effective.
18.4	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Transaction Documents and the granting of the Security do not and will not conflict with:
(a)	any law or regulation applicable to it;

(b)	the constitutional documents of any member of the Group; or

(c)	any material agreement or material instrument binding upon it or any member of the Group or any of its, or any member of the Group’s, assets or constitute a default or termination event (however described) under any such agreement or instrument.

18.5	Power and authority
(a)	It has the corporate, company, partnership or organizational power to enter into, perform and deliver, and has taken all necessary action to authorize its entry into, performance and delivery of, the Transaction Documents to which it is or will be a party, or under which it is obligated to perform, and the transactions contemplated by those Transaction Documents.

(b)	No limit on its corporate, company, partnership or organizational powers will be exceeded as a result of the borrowing, grant of security or giving of guarantees or indemnities contemplated by the Transaction Documents to which it is a party.
18.6	Validity and admissibility in evidence
(a)	All Authorizations required:
(i)	to enable it lawfully to enter into, exercise its rights and comply with its obligations under the Transaction Documents to which it is a party, or under which it is obligated to perform; and

(ii)	to make the Transaction Documents to which it is a party, or under which it is obligated to perform, admissible in evidence in its Relevant Jurisdictions other than any actions specifically referred to in the legal opinions delivered under Part I and Part II of Schedule 2 (Conditions Precedent) and which are not taken by the Finance Parties (where such actions are actions to be taken voluntarily by the Finance Parties), have been obtained or effected and are in full force and effect.

(b)	All Authorizations necessary for the conduct of the business, trade and ordinary activities of members of the Group have been obtained or effected and are in full force and effect, except where failure to do so could not be reasonably expected to have a Material Adverse Effect.
18.7	Governing law and enforcement

Subject to the Legal Reservations,
(a)	the choice of law specified in each Finance Document as the governing law of such Finance Document will be recognized and enforced in its Relevant Jurisdictions; and

(b)	any judgment obtained in New York (or in the jurisdiction of the governing law of such Finance Document) in relation to a Finance Document will be recognized and enforced in its Relevant Jurisdictions.
18.8	Insolvency

No:

(a)	corporate action, legal proceeding or other procedure or step described in paragraph (a) of Clause 22.7 (Insolvency proceedings); or

(b)	creditors’ process described in Clause 22.8 (Creditors’ process), has been taken or, to the knowledge of the Borrower, threatened in relation to a member of the Group; and none of the circumstances described in Clause 22.6 (Insolvency) applies to an Obligor or a Material Subsidiary.

18.9	No filing or stamp taxes

Under the laws of its Relevant Jurisdiction, it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents other than any actions specifically referred to in the legal opinions delivered under Part I and Part II of Schedule 2 (Conditions Precedent) and which are not taken by the Finance Parties (where such actions are actions to be taken voluntarily by the Finance Parties).

18.10	Deduction of Tax

The Borrower is not required to make any deduction for or, on account of, Tax from any payment it may make under any Finance Document, assuming that each Lender is a Qualifying Lender.

18.11	No default
(a)	No Event of Default and, on the date of this Agreement and the Closing Date, no Default is continuing or would result from the making of the Loan or the entry into, the performance of, or any transaction contemplated by, any Transaction Document.

(b)	No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on it or any of its Subsidiaries, or to which its (or any of its Subsidiaries’) assets are subject, which has or is reasonably likely to have a Material Adverse Effect.
18.12	No misleading information
(a)	Any factual information provided by or on behalf of any member of the Group, or by or on behalf of the Target and its Subsidiaries prior to the Closing Date, to any of the Finance Parties was true and accurate in all material respects (in the case of the Target or its Subsidiaries, to the Borrower’s knowledge) as at the date of the relevant report or document containing the information or (as the case may be) as at the date the information is expressed to be given.

(b)	No event or circumstance has occurred or arisen, no information has been omitted from the information provided by or on behalf of any member of the Group, or by or on behalf of the Target and its Subsidiaries prior to the Closing Date, and no information has been given or withheld that results in the information, opinions, intentions, forecasts or projections contained in such information provided being untrue or misleading in any material respect (in the case of the Target or its Subsidiaries, to the Borrower’s knowledge).

(c)	All material information provided by or on behalf of any member of the Group, or by or on behalf of the Target and its Subsidiaries, to a Finance Party in connection with the Merger on or before the date of this Agreement and not superseded before that date is accurate and not misleading in any material respect (in the case of the Target or its Subsidiaries, to the Borrower’s knowledge), and all projections prepared by or on behalf of any member of the Group, or by or on behalf of the Target and its Subsidiaries, which are provided to any Finance Party on or before the date of this Agreement have been prepared in good faith on the basis of assumptions which were reasonable at the time at which they were prepared and supplied (in the case of the Target or its Subsidiaries, to the Borrower’s knowledge).

(d)	All other written information provided by or on behalf of any member of the Group, or by or on behalf of the Target and its Subsidiaries prior to the Closing Date, including its advisers, to a Finance Party was true, complete and accurate in all material respects (in the case of the Target or its Subsidiaries, to the Borrower’s knowledge) as at the date it was provided and is not misleading in any respect (in the case of the Target or its Subsidiaries, to the Borrower’s knowledge).
18.13	Original Financial Statements
(a)	The Borrower’s Original Financial Statements were prepared in accordance with IFRS or French GAAP, as applicable, consistently applied and the Original Financial Statements of the Target were prepared in accordance with US GAAP consistently applied.

(b)	The Borrower’s and the Target’s Original Financial Statements fairly present its and the Target’s, as applicable, financial condition and results of operations for the relevant Financial Year or Financial Quarter, as applicable.

(c)	There has been no Material Adverse Effect since the date of the Borrower’s Original Financial Statements for the most recently ended Financial Year prior to the date hereof.

(d)	The Original Financial Statements of the Borrower and the Target do not consolidate the results, assets or liabilities of any person or business which does not form part of the Group (exclusive of the Target Group for all periods prior to the Closing Date) or the Target Group, respectively.

(e)	The Borrower’s and the Target’s most recent financial statements delivered pursuant to Clause 19.1 (Financial Statements):

(i)	have been prepared in accordance with IFRS (in the case of the Borrower) and US GAAP (in the case of the Target); and

(ii)	fairly present the Borrower’s and the Target’s, as applicable, consolidated or unconsolidated as the case may be financial condition as at the end of, and consolidated or unconsolidated as the case may be results of operations for, the period to which they relate.
(f)	As at each Quarter Date, there has been no Material Adverse Effect since the date of the immediately preceding Quarter Date.

(g)	The budgets and forecasts supplied under this Agreement or any Finance Document have been prepared in good faith on the basis of recent historical information and on the basis of assumptions which were reasonable as at the date they were prepared and supplied.
18.14	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which, if adversely determined, are reasonably likely to have a Material Adverse Effect have (to the best of its knowledge and belief (having made due and careful inquiry)) been started or threatened against it or any of its Subsidiaries.

18.15	No breach of laws
(a)	It has not (and none of its Subsidiaries has) breached any law or regulation which breach has or is reasonably likely to have a Material Adverse Effect.

(b)	No labor disputes are current or, to the best of its knowledge and belief (having made due and careful inquiry), threatened against any member of the Group which have or are reasonably likely to have a Material Adverse Effect.
18.16	Environmental laws
(a)	Each member of the Group is in compliance with Clause 21.3 (Environmental compliance) and, to the best of its knowledge and belief (having made due and careful inquiry), no circumstances have occurred which would prevent such compliance in a manner or to an extent which has or is reasonably likely to have a Material Adverse Effect.

(b)	No Environmental Claim has been commenced or (to the best of its knowledge and belief (having made due and careful inquiry)) is threatened against any member of the Group where that claim has or is reasonably likely, if determined against that member of the Group, to have a Material Adverse Effect.
18.17	Taxation
(a)	It is not (and none of its Subsidiaries is) materially overdue in the filing of any Tax returns and it is not (and none of its Subsidiaries is) overdue in the payment of any amount in respect of Tax of $10,000,000 (or its equivalent in any other currency) or more.

(b)	No claims or investigations are being made or conducted against it (or any of its Subsidiaries) with respect to Taxes such that a liability of, or claim against, any member of the Group of $10,000,000 (or its equivalent in any other currency) or more is reasonably likely to arise.
18.18	Security and Financial Indebtedness
(a)	No Security or Quasi-Security exists over all or any of the present or future assets of any member of the Group other than as permitted by this Agreement.

(b)	No member of the Group has any Financial Indebtedness outstanding other than as permitted by this Agreement.
18.19	Ranking
(a)	Subject to the terms of the Intercreditor Agreement, its payment obligations under the Finance Documents to which it is a party rank at least pari passu in right of payment with all of its other present and future senior indebtedness, except for indebtedness mandatorily preferred by laws of general application to companies.

(b)	Subject to the terms of the Intercreditor Agreement, the Transaction Security has or will have first ranking priority and it is not subject to any prior ranking or pari passu ranking Security except Permitted Security (excluding any Permitted Security referred to in clauses (c) (to the extent securing subordinated indebtedness), (k) (to the extent specified in the applicable consent) or (m) of the definition thereof).
18.20	Good title to assets

It and each of its Subsidiaries has a good, valid and marketable title to, or valid leases or licenses of, and all appropriate Authorizations to use, the assets necessary to carry on its business as presently conducted, except where failure to do so could not be reasonably expected to have a Material Adverse Effect.

18.21	Legal and beneficial ownership
(a)	It and each of its Subsidiaries is the sole legal and beneficial owner of the respective assets over which it purports to grant Security.

(b)	All the Shares acquired prior to the date of this Agreement are, and those acquired after the date of this Agreement will be, legally and beneficially owned by the Borrower and the Target free from any claims, third party rights or competing interests.
18.22	Shares

The shares of any member of the Group which are subject to the Transaction Security are fully paid and not subject to any option to purchase or similar rights. The constitutional documents of companies whose shares are subject to the Transaction Security do not and could not restrict or inhibit any transfer of those shares on creation or enforcement of the Transaction Security.

18.23	Intellectual Property

It and each of its Subsidiaries:
(a)	is the sole legal and beneficial owner of, or has licensed to it on normal commercial terms, all the Intellectual Property that is material in the context of its business and that is required by it in order to carry on its business as it is being presently conducted;

(b)	does not (nor does any of its Subsidiaries), in carrying on its businesses, infringe any Intellectual Property of any third party in any respect which would be reasonably likely to have a Material Adverse Effect; and

(c)	has taken all formal or procedural actions (including payment of fees) required to maintain any material Intellectual Property owned by it.
18.24	Accounting reference date

Except for the Target and members of the Target Group, whose Accounting Reference Date is 31 July, the Accounting Reference Date of each Obligor and Material Subsidiary is 31 December.

18.25	Centre of main interests and establishments

For the purposes of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the “Regulation”), its centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in its jurisdiction of incorporation and it has no “establishment” (as that term is used in Article 2(h) of the Regulations) in any other jurisdiction.

18.26	Federal Reserve Regulations
(a)	It is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b)	No part of the proceeds of the Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of the provisions of the Regulations of the Board, including Regulation T, U or X.
18.27	Investment Company Act.

It is not an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

18.28	Times when representations made
(a)	Except as set out in paragraph (e), all the representations and warranties in this Clause 18 are made by each Original Obligor on the date of this Agreement.

(b)	The representations and warranties in Clause 18.12 (No misleading information) are deemed to be made by each Obligor on the Syndication Date.

(c)	The Repeating Representations are deemed to be made by each Obligor on the date of the Utilization Request and the Selection Notice, on the Utilization Date, on the first day of each Interest Period (except that those contained in paragraphs (a), (b), (d) and (e) of Clause 18.13 (Original Financial Statements) will cease to be so made once subsequent financial statements have been delivered under this Agreement and those in paragraph (c) shall not be repeated after the date of this Agreement).

(d)	The Repeating Representations in this Clause 18 except Clause 18.12 (No misleading information), are deemed to be made by each Additional Guarantor on the day on which it becomes (or it is proposed that it becomes) an Additional Guarantor.

(e)	Each representation or warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.
19.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 19 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

In this Clause 19:

“Annual Financial Statement” means the financial statements for a Financial Year delivered pursuant to paragraph (a) of Clause 19.1 (Financial statements).

“Quarterly Financial Statement” means the financial statements delivered pursuant to paragraph (b) of Clause 19.1 (Financial statements).

19.1	Financial statements

The Borrower shall supply to the Agent, in sufficient copies for all the Lenders:
(a)	as soon as they are available, but in any event within 180 days after the end of each of its Financial Years, its audited consolidated financial statements for that Financial Year; and

(b)	within 60 days after the end of each of the first and third quarter of each Financial Year (and within 75 days after the end of the second quarter of each Financial Year), its unaudited consolidated financial statements for that Financial Quarter.

19.2	Provision and contents of Compliance Certificate
(a)	The Borrower shall supply a Compliance Certificate to the Agent quarterly with each set of its Financial Statements delivered under Clause 19.1(b) above.

(b)	The Compliance Certificate shall, among other things, set out (in reasonable detail) computations as to compliance with Clause 20 (Financial Condition).

(c)	Each Compliance Certificate shall be signed by two authorized officers of the Borrower and, if required to be delivered with the consolidated Annual Financial Statements of the Borrower, shall be reported on by the Borrower’s Auditors in a form acceptable to the Auditors and reasonably acceptable to the Agent.
19.3	Requirements as to financial statements
(a)	The Borrower shall ensure that each set of Annual Financial Statements and Quarterly Financial Statements includes a balance sheet, profit and loss account and cashflow statement. In addition, the Borrower shall ensure that each set of Annual Financial Statements shall be audited by the Auditors.

(b)	Each set of financial statements delivered pursuant to Clause 19.1 (Financial statements):
(i)	shall be certified by an authorized officer of the relevant company as presenting fairly, in accordance with applicable accounting standards, its financial condition and operations as at the date as at which those financial statements were prepared;

(ii)	in the case of consolidated financial statements (annual and quarterly) of the Group, shall be accompanied by a statement by the management of the Borrower; comparing actual performance for the period to which the financial statements relate to the actual performance for the corresponding period in the preceding Financial Year of the Group; and

(iii)	in the case of the Borrower, shall be prepared in accordance with IFRS and accounting practices applied in the preparation of the Base Case Model, unless, in relation to any set of financial statements, the Borrower notifies the Agent that there has been a change in IFRS or the accounting practices and its Auditors deliver to the Agent:
(A)	a description of any change necessary for those financial statements to reflect IFRS or accounting practices upon which the Base Case Model was prepared; and

(B)	sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 20 (Financial condition) has been complied with and to make an accurate comparison between the financial position indicated in those financial statements and the Base Case Model.
Any reference in this Agreement to any financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Base Case Model was prepared.

(c)	If the Agent wishes to discuss the financial position of any member of the Group with the Auditors, the Agent may notify the Borrower, stating the questions or issues which the Agent wishes to discuss with the Auditors. In this event, the Borrower must ensure that the Auditors are authorized (at the reasonable expense of the Borrower):
(i)	to discuss the financial position of each member of the Group with the Agent on request from the Agent; and

(ii)	to disclose to the Agent for the Finance Parties any information which the Agent may reasonably request.
19.4	[Intentionally Omitted]

19.5	Presentations

Once in every Financial Year, or more frequently if requested to do so by the Agent if the Agent reasonably suspects a Default is continuing or may have occurred or may occur a reasonably short amount of time after making such request, at least two authorized officers of the Borrower (one of whom shall be the chief financial officer) must give a presentation to the Finance Parties about:
(a)	the on-going business and financial performance of the Group; and

(b)	any other matter which a Finance Party may reasonably request relating to any such suspected Default.
19.6	Year-end
(a)	The Borrower shall not change its Accounting Reference Date.

(b)	The Borrower shall not change its quarterly accounting period.
19.7	Information: miscellaneous

The Borrower shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):
(a)	at the same time as they are dispatched, copies of all documents dispatched by the Borrower to its shareholders generally (or any class of them) or dispatched by the Borrower or any Obligor to its creditors generally (or any class of them);

(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which, if adversely determined, are reasonably likely to have a Material Adverse Effect;

(c)	promptly upon becoming aware of the relevant claim, the details of any disposal or insurance claim which will require a prepayment under Clause 7.4 (Mandatory Prepayment of Proceeds); and

(d)	promptly on request, such further information regarding the financial condition, assets and operations of the Group and/or any member of the Group (including any requested amplification or explanation of any item in the financial statements, budgets or other material provided by any Obligor under this Agreement or any Finance Document, any changes to senior management of the Borrower and an up to date copy of its shareholders’ register (or equivalent in its jurisdiction of incorporation), to the extent such document exists), as any Finance Party through the Agent may reasonably request; provided that the Borrower shall not be obliged to supply to the Agent (or to any Lender) copies of any Auditors’ letter or other communications to the board of directors or management of the Group.
19.8	Notification of default
(a)	Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)	Promptly upon a request by the Agent, the Borrower shall supply to the Agent a certificate signed by two of its senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).
19.9	“Know your customer” checks
(a)	If:
(i)	the introduction of, or any change in (or in the interpretation, administration or application of), any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor or the composition of the shareholders of an Obligor after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or ensure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender, to carry out and be satisfied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly upon the request of the Agent supply, or ensure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)	The Borrower shall, by not less than 10 Business Days’ prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Guarantor pursuant to Clause 24 (Changes to the Obligors).

(d)	Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Guarantor obliges the Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Agent or any Lender supply, or ensure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent or such Lender or any prospective new Lender to carry out and be satisfied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Guarantor.
20.	FINANCIAL CONDITION

20.1	Financial definitions

In Clause 20 (Financial Condition) the following terms have the following meanings:

“Cash” means, at any time, cash at banks (including short-term deposits) denominated in any currency and credited to an account in the name of a member of the Group with a bank and to which such member of the Group is alone beneficially entitled and provided that (a) such cash is repayable on demand with or without penalty (except where cash is repayable with a penalty, such penalty shall be taken into account in determining the amount of such cash), (b) repayment of such cash is not contingent on the prior discharge of any other indebtedness of any Group member or of any other person whatsoever or on the satisfaction of any other condition and (c) such cash is freely transferable to an Obligor.

“Capital Expenditure” means investments made in multi-client surveys as such item appears in the consolidated accounts “Document de Référence” (or, if different, the figure that would appear in the item so entitled in the consolidated financial statements of the Borrower presented in the same manner as, and prepared in accordance with, the principles and accounting practices followed for preparation of the financial statements in the Base Case Model) plus purchase of tangible and intangibles or property, plant and equipment as the case may be plus equipment acquired under capital lease.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under IFRS, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with IFRS.

“Financial Quarter” means the period commencing on the day after one Quarter Date and ending on the next Quarter Date.

“Financial Year” means a calendar year ending on 31 December.

“Net Debt Cover” means the ratio of Total Net Debt (denominated in euro, as indicated in the Borrower’s consolidated financial statements relating to the period ending on the last day of such Relevant Period) divided by the euro/dollar closing exchange rate for the Relevant Period to ORBDA (denominated in euro, as indicated in the Borrower’s consolidated financial statements relating to the period ending on the last day of such Relevant Period) divided by the euro/dollar average exchange rate for the Relevant Period.

“ORBDA” (Operating Result Before Depreciation and Amortization, previously denominated “Adjusted EBITDA”) is defined as operating income (loss) excluding non-recurring revenues (expenses) plus depreciation, amortization, additions (deductions) to valuation allowances of assets and dividends received from companies accounted for by the Borrower under the equity method.

“Relevant Period” means:
(a)	each period of twelve months ending on the last day of the Borrower’s financial year; and

(b)	each period of twelve months ending on the last day of each Financial Quarter of the Borrower’s Financial Year.
“Total Interest Costs” means, with respect to any person for any period, the sum, without duplication, of the following:
(a)	the consolidated interest expense of such person and its restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with capital lease obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of all payments made or received (if any) pursuant to Treasury Transactions in respect of interest rates but excluding amortization of debt issuance costs and non-cash charges other than non-cash interest expenses related to convertible bonds) and

(b)	the consolidated interest expense of such person and its restricted Subsidiaries that was capitalized during such period.
“Total Net Debt” means, at any time (without double counting), the aggregate indebtedness, after deducting Cash of the Borrower, in respect of:
(a)	moneys borrowed in respect of bank debt;

(b)	all amounts outstanding under any Finance Document;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	any amount raised pursuant to any issue of shares which are expressed to be redeemable and all obligations to purchase, retire, defease or otherwise acquire for value any share capital of any person or any warrants, rights or options to acquire such share capital before such date in respect of transactions which, in each such case, have the commercial effect of a borrowing or which finance a member of the Group or the Group’s operations or capital requirements;

(e)	the amount of any liability in respect of any Capital Lease Obligations;

(f)	the amount of any liability in respect of any advance or deferred purchase agreement if the primary reason for entering into such agreement is to raise finance;

(g)	receivables sold or discounted (other than on a non-recourse basis);

(h)	any agreement or option to re-acquire an asset if the primary reason for entering into such agreement or option is to raise finance; and

(i)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing, except for financing by trade creditors.
provided that any indebtedness for or in respect of any guarantee set forth in clause (c) of the definition of Permitted Guarantee shall not constitute indebtedness for purposes of this definition.

20.2	Financial covenants

The Borrower shall ensure that the financial condition of the Group shall be such that:
(a)	ORBDA: Total Interest Costs for each Relevant Period specified in column 1 below shall not be less than the ratio set out in column 2 below opposite such Relevant Period.

Column 1
Any Relevant Period	Column 2
expiring in the year	Ratio
rolling 12 month period ending
31 December 2006	15.0:1.00
31 March 2007	8.9:1.00
30 June 2007	6.5:1.00
30 September 2007	5.2:1.00
31 December 2007	4.0:1.00
31 March 2008	3.8:1.00
30 June 2008	3.7:1.00
30 September 2008	3.6:1.00
31 December 2008	3.5:1.00
(b)	Net Debt Cover: Net Debt Cover in respect of each Relevant Period specified in column 1 below shall not be more than the ratio set out in column 2 below opposite such Relevant Period.

Column 1
Any Relevant Period	Column 2
expiring in the year	Ratio
rolling 12 month period ending
31 December 2006	2.25:1.00
31 March 2007	2.25:1.00
30 June 2007	2.20:1.00
30 September 2007	2.10:1.00
31 December 2007	2.10:1.00
31 March 2008	2.10:1.00
30 June 2008	2.00:1.00
30 September 2008	2.00:1.00
31 December 2008	1.90:1.00

(c)	ORBDA minus Capital Expenditure: Total Interest Costs for each Relevant Period specified in column 1 below shall not be less than the ratio set out in column 2 below opposite such Relevant Period.

Column 1
Any Relevant Period	Column 2
expiring in the year	Ratio
rolling 12 month period ending
31 December 2006	4.00:1.00
31 March 2007	1.50:1.00
30 June 2007	1.50:1.00
30 September 2007	1.50:1.00
31 December 2007	1.50:1.00
31 March 2008	1.50:1.00
30 June 2008	1.75:1.00
30 September 2008	1.75:1.00
31 December 2008	1.75:1.00
20.3	Financial testing

The financial covenants set out in this Clause 20 (Financial Condition) shall be tested by reference to, and as at the date of, each of the financial statements and/or each Compliance Certificate delivered pursuant to Clause 19.1 (Financial statements).

20.4	Auditor’s verification

The Agent may, at any time if it has reasonable grounds for believing that the figures prepared by the Borrower are incorrect, inaccurate or incomplete, request that the Borrower recalculate such figures (and the Borrower shall do so promptly) and if the Agent reasonably believes that such recalculated figures are incorrect, inaccurate or incomplete, the Agent may, at the Borrower’s expense, require the auditors of the Group to verify the figures supplied by the Borrower in connection with the financial conditions set out in Clause 20.2 (Financial covenants).

The Agent may, in accordance with this Clause 20.4, request verification of any figure or calculation made in a Compliance Certificate delivered under Clause 19.2 (Provision and contents of Compliance Certificate) and/or any figure contained in the financial statements delivered under Clause 19 (Information Undertaking) which is relevant to the calculation of the financial conditions referred to above.

If such auditors fail to verify such figures to the reasonable satisfaction of the Agent after being requested to do so, the Agent may appoint an independent firm of accountants to carry out an appropriate investigation and give a certificate, in form and substance reasonably satisfactory to the Agent, certifying or verifying the relevant figures and satisfaction of the above financial conditions shall be determined by reference to the figures so verified or certified even if the audited or management accounts for the same date or period have not yet been published.

20.5	Accounting terms

All accounting expressions to the extent not otherwise defined herein shall be construed in accordance with IFRS.

21.	GENERAL UNDERTAKINGS

The undertakings in this Clause 21 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

Authorizations and compliance with laws

21.1	Authorizations

Each Obligor shall promptly:
(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Agent of,
any Authorization required under any law or regulation of a Relevant Jurisdiction to:
(i)	enable it to perform its obligations under the Finance Documents;

(ii)	ensure the legality, validity, enforceability or admissibility in evidence of any Finance Document; and

(iii)	carry on its business where failure to do so has or is reasonably likely to have a Material Adverse Effect.

21.2	Compliance with laws

Each Obligor shall (and the Borrower shall ensure that each member of the Group will) comply in all respects with all laws to which it may be subject, if failure to so comply has or is reasonably likely to have a Material Adverse Effect.

21.3	Environmental compliance

Each Obligor shall (and the Borrower shall ensure that each member of the Group will):
(a)	comply with all Environmental Laws;

(b)	obtain, maintain and ensure compliance with all requisite Environmental Permits; and

(c)	implement procedures to monitor compliance with and to prevent liability under any Environmental Law, where failure to do so has or is reasonably likely to have a Material Adverse Effect.

21.4	Environmental claims

Each Obligor shall (through the Borrower), promptly upon becoming aware of the same, inform the Agent in writing of:
(a)	any Environmental Claim against any member of the Group which is current, pending or threatened; and

(b)	any facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced or threatened against any member of the Group, where such claim, if determined against such member of the Group, has or is reasonably likely to have a Material Adverse Effect.

21.5	Taxation
(a)	Each Obligor shall (and the Borrower shall ensure that each member of the Group will) pay and discharge all material Taxes imposed upon it or its assets within the time period allowed without incurring penalties, unless (and only to the extent that):
(i)	such payment is being contested in good faith;

(ii)	adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Agent under Clause 19.1 (Financial statements); and

(iii)	such payment can be lawfully withheld.

Restrictions on business focus

21.6	Merger

No Obligor shall (and the Borrower shall ensure that no other member of the Group will) enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction except for a Permitted Merger.

21.7	Change of business

The Borrower shall ensure that no substantial change is made to the general nature of the business of the Borrower, the Obligors or the Group taken as a whole carried on at the date of this Agreement.

21.8	Acquisitions
(a)	No Obligor shall (and the Borrower shall ensure that no other member of the Group will):
(i)	acquire a company or any shares or securities or a business or undertaking (or, in each case, any interest in any of them); or

(ii)	incorporate a company.
(b)	Paragraph (i) above does not apply to an acquisition of a company, of shares, securities or a business or undertaking (or, in each case, any interest in any of them) or the incorporation of a company which is a Permitted Acquisition.
Restrictions on dealing with assets and Security

21.9	Joint ventures
(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Borrower shall ensure that no other member of the Group will):
(i)	enter into, invest in or acquire (or agree to acquire) any shares, stocks, securities or other interest in any Joint Venture; or

(ii)	transfer any assets or lend to, or guarantee or give an indemnity for, or give Security for the obligations of a Joint Venture or maintain the solvency of or provide working capital to any Joint Venture (or agree to do any of the foregoing).
(b)	Paragraph (a) above does not apply to any acquisition of (or agreement to acquire) any interest in a Joint Venture or transfer of assets (or agreement to transfer assets) to a Joint Venture or loan made to, or guarantee given in respect of the obligations of, a Joint Venture if such transaction is a Permitted Acquisition, a Permitted Disposal or a Permitted Joint Venture.

21.10	Preservation of assets

Each Obligor shall (and the Borrower shall ensure that each member of the Group will) maintain in good working order and condition (ordinary wear and tear excepted) all of its assets necessary in the conduct of its business.

21.11	Pari passu ranking
(a)	Subject to the terms of the Intercreditor Agreement, each Obligor shall ensure that at all times, any payment obligations of a Finance Party under the Finance Documents rank at least pari passu in right of payment with the claims of all its other present and future senior indebtedness, except for indebtedness mandatorily preferred by laws of general application to companies.

(b)	Subject to the terms of the Intercreditor Agreement, each Obligor shall ensure that at all times the Transaction Security has or will have first ranking priority and it is not subject to any prior ranking or pari passu ranking Security except Permitted Security (excluding any Permitted Security referred to in clauses (c) (to the extent securing subordinated indebtedness), (k) (to the extent specified in the applicable consent) or (m) of the definition thereof).
21.12	Merger Documents
(a)	The Borrower shall promptly pay all amounts payable to the applicable party under any relevant Merger Documents as and when they become due (except to the extent that any such amounts are being contested in good faith by a member of the Group and where adequate reserves are set aside for any such payment).

(b)	The Borrower shall (and the Borrower will ensure that each relevant member of the Group will) take all reasonable and practical steps to preserve and enforce its rights (or the rights of any other member of the Group) and pursue any claims and remedies arising under any Merger Documents.
21.13	Negative pledge

In this Clause 21.13, “Quasi-Security” means a transaction described in paragraph (b) below.

Except as permitted under paragraph (c) below:
(a)	No Obligor shall (and the Borrower shall ensure that no other member of the Group will) create or permit to exist any Security over any of its assets.

(b)	No Obligor shall (and the Borrower shall ensure that no other member of the Group will):
(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor or any other member of the Group;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect, in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Paragraphs (a) and (b) above do not apply to any Security or, as the case may be, Quasi-Security, which is a Permitted Security.
21.14	Disposals
(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Borrower shall ensure that no other member of the Group will) enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to sell, lease, transfer or otherwise dispose of any asset.

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal which is a Permitted Disposal, a Permitted Share Issue or any Permitted Merger referred to in clause (d) of the definition thereof.
21.15	Arm’s length basis
(a)	Except as permitted by paragraph (b) below, no Obligor shall (and the Borrower shall ensure no other member of the Group will) enter into any transaction with any Affiliate that is not an Obligor, except on arm’s length terms and for fair market value.

(b)	The following transactions shall not be a breach of this Clause 21.15:
(i)	intra-Group loans permitted under Clause 21.16 (Loans or credit);

(ii)	fees, costs and expenses payable under the Transaction Documents in the amounts set out in the Transaction Documents, delivered to the Agent under Clause 4.1 (Initial conditions precedent) or agreed to by the Agent;

(iii)	any employment agreement or other employee compensation plan or arrangement (including stock purchase and stock option plans) entered into (or amended, restated or supplemented from time to time) by the Borrower, Target or any member of the Group or Target Group (1) in the ordinary course of business of the Borrower or such member of the Group or (2) in connection with the Merger or any integration or synergies implementation plans relating thereto, including, for the avoidance of doubt, any compensation plan, incentive plan, retention plan, severance plan, stock purchase plan, stock option plan and any other arrangement involving officers, directors or employees of any member of the Group (including any member of the Target Group) relating thereto and any transaction contemplated by any of the foregoing; provided, that, in the case of (a) any such stock option or free share plans subject to this clause (iii) that are applicable only to executive officers or other members of senior management, such plans are approved by the Borrower’s board of directors pursuant to a recommendation by an appropriate committee of the Borrower’s board of directors, (b) any other plans subject to this clause (iii) that are applicable only to the Borrower’s chief executive officer, the Borrower’s president and/or the Target’s president, such plans are approved by the Borrower’s board of directors pursuant to a recommendation by an appropriate committee of the Borrower’s board of directors, and (c) any other plans subject to this clause (iii) that are applicable to executive officers or other members of senior management (other than the chief executive officer and/or the presidents), such plans are approved by the Borrower’s chief executive officer; and

(iv)	loans or advances to officers, directors and employees of the Borrower or any member of the Group made in the ordinary course of business and consistent with past practices of the Borrower and the Group in an aggregate amount not to exceed €1,000,000 outstanding at any one time.
Restrictions on movement of cash — cash out

21.16	Loans or credit
(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Borrower shall ensure that no other member of the Group will) be a creditor in respect of any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to a Permitted Loan.
21.17	No Guarantees or indemnities
(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Borrower shall ensure that no member of the Group will) incur, or allow to remain outstanding, any guarantee in respect of any obligation of any person.

(b)	Paragraph (a) does not apply to a guarantee which is a Permitted Guarantee.
21.18	Dividends and share redemption
(a)	Except as permitted under paragraph (b) below, the Borrower shall ensure that no member of the Group will:
(i)	declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution)

(whether in cash or in kind) on, or in respect of, its share capital (or any class of its share capital);

(ii)	repay or distribute any dividend or share premium reserve;

(iii)	pay, or allow any member of the Group to pay, any management, advisory or other fee to, or to the order of, any shareholder holding 10% or more of the equity interests of the Borrower; or

(iv)	redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so.
(b)	Paragraph (a) does not apply to the following:
(i)	any dividend or share redemption constituting a Permitted Share Issue;

(ii)	(1) any Subsidiary of the Borrower may pay dividends or return capital to the Borrower or any wholly-owned Subsidiary of the Borrower, and (2) any non-wholly-owned Subsidiary of the Borrower may pay cash dividends to its shareholders generally so long as the Borrower or its respective Subsidiary which owns the ownership interests in the Subsidiary paying such dividends receives at least its proportionate share thereof (based upon its relative holding of the ownership interests in the Subsidiary paying such dividends and taking into account the relative preferences, if any, of the various classes of ownership interests of such Subsidiary);

(iii)	the Borrower may, so long as no Event of Default then exists or would result therefrom, pay cash in lieu of issuing fractional shares of the Borrower’s common equity or perpetual preferred shares;

(iv)	so long as no Event of Default then exists or would result therefrom, the Borrower may repurchase its common equity or perpetual preferred shares (and/or options or warrants in respect thereof) pursuant to, and in accordance with the terms of, (1) any employment agreement, plan or arrangement of a type described in Clause 21.15(b)(iii), provided that the aggregate amount of cash paid in respect of all such repurchases in any calendar year pursuant to this clause (1) does not exceed $20,000,000 and (2) the liquidity contract between the Borrower and Société Rothschild & Cie Banque dated 1 November 2005, provided that the net obligations of the Borrower pursuant to this clause (2) does not exceed €20,000,000 at any time;

(v)	the Borrower may issue and exchange shares of any class or series of its common equity or perpetual preferred shares now or hereafter outstanding for shares of any other class or series of its common equity or perpetual preferred shares now or hereafter outstanding;

(vi)	the Borrower may, in connection with any reclassification of its common equity or perpetual preferred shares and any exchange permitted by clause (v) above, pay cash in lieu of issuing fractional shares of any class or series of its common equity or perpetual preferred shares;

(vii)	the Borrower may issue shares of any class or series of its common equity or perpetual preferred shares (including, without limitation, the Borrower’s American Depositary Shares) required to be issued upon conversion of the Target Convertible Notes and, after the Closing Date, repurchase such shares; provided that the Borrower may not repurchase more than the Target Share Repurchase Amount pursuant to this clause (vii); and

(viii)	the Borrower may make cash payments to the holders of the Target Convertible Notes in connection with the conversion of such Target Convertible Notes after the Closing Date of up to an amount equal to the sum of (x) the Target Required Cash Amount (if greater than zero) and (y) $320,000,000.
Restrictions on movement of cash — cash in

21.19	Financial Indebtedness
(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Borrower shall ensure that no other member of the Group will) incur, or allow to remain outstanding, any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to Financial Indebtedness which is Permitted Financial Indebtedness.
21.20	Share capital

No Obligor shall (and the Borrower shall ensure no other member of the Group will) issue any shares except pursuant to a Permitted Share Issue.

Miscellaneous

21.21	Insurance
(a)	Each Obligor shall (and the Borrower shall ensure that each member of the Group will) maintain insurance on, and in relation to, its business and assets against those risks and to the extent customary for companies carrying on the same or substantially similar business.

(b)	All insurance must be with reputable independent insurance companies or underwriters.

21.22	Pensions
(a)	The Borrower shall ensure that all pension schemes operated by or maintained for the benefit of members of the Group and/or any of its employees are fully funded in accordance with the governing provisions of the scheme and as may be required by applicable laws with any shortfall advised by actuaries of recognized standing being rectified in accordance with those governing provisions and that no action or omission is taken by any member of the Group in relation to such a pension scheme which has or is reasonably likely to have a Material Adverse Effect.

(b)	The Borrower shall promptly notify the Agent of any material change in the rate of contributions to any pension schemes mentioned in (a) above paid or recommended to be paid (whether by the scheme actuary or otherwise) or required (by law or otherwise).
21.23	Access

Each Obligor shall (and the Borrower shall ensure that each member of the Group will) (not more than once in every Financial Year unless the Agent reasonably suspects a Default is continuing or may occur a reasonably short amount of time thereafter) permit the Agent and/or the Security Agent and/or accountants or other professional advisers and contractors of the Agent or Security Agent to have free access, at all reasonable times and on reasonable notice, at the risk and cost of the Obligor or Borrower to (a) the premises, assets, books, accounts and records of each member of the Group and (b) meet and discuss matters with its senior management.

21.24	Intellectual Property

Each Obligor shall (and the Borrower shall ensure that each Group member will):
(a)	preserve and maintain the subsistence and validity of the Intellectual Property necessary for the business of the relevant Group member;

(b)	use reasonable efforts to prevent any infringement in any material respect of the Intellectual Property;

(c)	make registrations and pay all registration fees and taxes to the extent that the Borrower determines in its reasonable commercial judgment that such registration is necessary to maintain the Intellectual Property in full force and effect and record its interest in that Intellectual Property; and

(d)	not use or permit the Intellectual Property to be used in a way or take any step or omit to take any step in respect of that Intellectual Property that may materially and adversely affect the existence or value of the Intellectual Property or imperil the right of any member of the Group to use such property.
21.25	Amendments

No Obligor shall (and the Borrower shall ensure that no member of the Group will) amend, vary, novate, supplement, supersede, waive or terminate any term of a Transaction Document or any other document delivered to the Agent pursuant to

Clauses 4.1 (Initial conditions precedent) or Clause 24 (Changes to the Obligors) except in writing in accordance with the provisions of Clause 34 (Amendments and Waivers).

21.26	Financial assistance

To the extent applicable, each Obligor shall (and the Borrower shall ensure that each member of the Group will) comply in all respects with Sections 151 to 158 of the United Kingdom Companies Act 1985 and any equivalent legislation in other jurisdictions including in relation to the execution of the Security Documents and payment of amounts due under this Agreement.

21.27	Treasury Transactions

No Obligor shall (and the Borrower shall ensure that no other member of the Group will) enter into any Treasury Transaction, other than:
(i)	spot and forward delivery foreign exchange contracts entered into in the ordinary course of business and not for speculative purposes; and

(ii)	any Treasury Transaction entered into for the hedging of actual or projected real exposures arising in the ordinary course business of a member of the Group and not for speculative purposes.
21.28	Further assurance
(a)	Each Obligor shall (and the Borrower shall ensure that each member of the Group will) promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Agent may reasonably specify (and in such form as the Security Agent may reasonably require in favor of the Security Agent or its nominee(s)):
(i)	to perfect the Security created or intended to be created under or evidenced by the Security Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Security Agent or the Finance Parties provided by or pursuant to the Finance Documents or by law;

(ii)	to confer on the Security Agent or the Finance Parties Security over any property and assets of such Obligor located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Security Documents; and/or

(iii)	to facilitate the realization of the assets which are, or are intended to be, the subject of the Transaction Security.
(b)	Each Obligor shall (and the Borrower shall ensure that each member of the Group will) take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Security Agent or the Finance Parties by or pursuant to the Finance Documents.

(c)	Each Obligor shall (and the Borrower shall ensure that each member of the Group will) ensure that at any time that Security is granted to the lenders under the Senior Facilities pursuant to the Senior Facilities Agreement or the Senior Facilities Security Documents, such Security shall simultaneously be granted to the Lenders pursuant to substantially similar documentation, agreements or arrangements (subject to differences in lien priority and any modifications that may be necessary or reasonably appropriate as a result of structural differences between the Facility and the Senior Facilities, including, without limitation, as a result of applicable financial assistance laws of any Relevant Jurisdiction or other similar such applicable laws of any Relevant Jurisdiction regarding limitations on guarantees or granting of Security), including the execution of the Intercreditor Agreement and the Collateral Agreement, on terms consistent with the Intercreditor Agreement.
21.29	Syndication

The Borrower and the Obligors shall each provide reasonable assistance to the Arranger (and the Borrower shall use its commercially reasonable efforts to cause the Target and the Target Group to provide such assistance) in the preparation of an information memorandum and the primary syndication of the Facility (including, without limitation, by making senior management available for the purpose of making presentations to, or meeting, potential lending institutions) and will comply (and the Borrower shall use its commercially reasonable efforts to cause the Target and the Target Group to comply with all reasonable requests for information from potential syndicate members prior to completion of syndication.

21.30	Refinancing Securities
(a)	The Obligors will use their reasonable best efforts to (i) cause the issuer of the Debt Refinancing Securities to offer and sell the Debt Refinancing Securities, in any one or a series of offerings, in an amount sufficient to finance the Merger or refinance in full the Facility, as applicable, and (ii) to pay all fees and expenses related thereto, in each case, as promptly as practicable.

(b)	The Borrower will cause all members of the Group, their counsel and their auditors to reasonably assist and facilitate the Manager, in its capacity as underwriter of the Debt Refinancing Securities, in completing due diligence, including providing access to Group personnel, legal and tax advisors and facilities at such reasonable times as shall be requested.

(c)	The Borrower will deliver to the Manager, in its capacity as underwriter of the Debt Refinancing Securities, completed printed preliminary offering circulars for the distribution of the Debt Refinancing Securities in a form customary for offerings underwritten by the Manager, in its capacity as underwriter of the Debt Refinancing Securities, in the debt and equity, as the case may be, securities markets suitable to use on a road show. Such offering circulars shall contain all financial statements and other data to be included therein

(including all audited financial statements, all unaudited financial statements (which shall have been reviewed by the Auditors and the independent accountants for the Target, as applicable, as provided in the accounting standards applicable to the Borrower in France and the US and the Target in the US) and all appropriate pro forma financial statements) that the Securities and Exchange Commission would require in a registered offering of the Debt Refinancing Securities or that would be necessary for the Manager, in its capacity as underwriter of the Debt Refinancing Securities, to receive customary “comfort” (including “negative assurance” comfort, if available from the Auditors) from independent accountants in connection with the offering of the Debt Refinancing Securities, not later than 21 days prior to the proposed closing date of such offering. The Borrower will deliver completed final offering circulars in accordance with the Manager’s customary market practice in such markets.

(d)	The Borrower will cause senior management of the Borrower and of the issuer of any Debt Refinancing Securities to participate in road shows for the sale of the Debt Refinancing Securities and other customary marketing efforts at such reasonable times as shall be requested.

(e)	Prior to such road show or road shows, the Borrower will prepare materials for, and participate in, presentations to the appropriate rating agencies to obtain ratings for the Debt Refinancing Securities.

(f)	Upon the pricing and the closing of the offering or offerings of Debt Refinancing Securities, the Borrower will cause (i) the Auditors, Target’s auditors and any other required auditors to deliver, in each case, to the Manager, in its capacity as underwriter of the Debt Refinancing Securities and as representative of the several underwriters, a SAS 72 comfort letter or letters, as appropriate, in a form customary for the Manager’s offering of securities in the relevant debt or equity markets and (ii) its legal counsel to deliver customary legal opinions and “10b-5 letters” to the Manager, in its capacity as underwriter of the Debt Refinancing Securities and as representatives of the several underwriters.

(g)	The indenture for and the terms and conditions of any high yield Debt Refinancing Securities will be substantially in the form of the indenture for, and terms and conditions of, the Existing Bonds, modified as appropriate to reflect changes in the financial condition and prospects of the Borrower and the Group, prevailing conditions and terms that are customary in the market for high yield debt securities by European issuers, or otherwise in form and substance reasonably satisfactory to the Manager and following consultation with the Borrower.

(h)	If any US Dollar-denominated Debt Refinancing Securities are issued in a transaction not registered under the Securities Act, such Debt Refinancing Securities shall be entitled to the benefit of a registration rights agreement to be entered into by the issuer of the Debt Refinancing Securities substantially in the form of the registration rights agreement for the Existing Bonds.

(i)	The Borrower will use all reasonable efforts to list any high yield Debt Refinancing Securities on the Luxembourg Stock Exchange (or another exchange reasonably satisfactory to the Manager) and to maintain such listing for so long as any such Debt Refinancing Securities are outstanding.
22.	EVENTS OF DEFAULT

Each of the events or circumstances set out in Clause 22 is an Event of Default.

22.1	Non-payment

An Obligor does not pay, on the relevant due date, any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:
(a)	its failure to pay is caused by administrative or technical error; and

(b)	payment is made within 2 Business Days of its due date.
22.2	Financial covenants and other obligations
(a)	Any requirement of Clause 20 (Financial Condition) is not satisfied or an Obligor does not comply with the provisions of Clauses 21.8 (Acquisitions), 21.6 (Merger), 21.13 (Negative Pledge) or 21.14 (Disposals).

(b)	An Obligor does not comply with any provision of any Security Document.
22.3	Other obligations
(a)	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 22.1 (Non-payment) and Clause 22.2 (Financial covenants and other obligations)).

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 15 Business Days (or in the case of any Event of Default under Clause 19 (Information Undertakings), 10 Business Days) of the Agent giving notice to the Borrower or relevant Obligor or the Borrower or an Obligor becoming aware of the failure to comply.
22.4	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

22.5	Cross default and cross-acceleration
(a)	Any Financial Indebtedness of any member of the Group is not paid when due or within any originally applicable grace period.

(b)	Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).

(d)	Any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

(e)	No Event of Default will occur under this Clause 22.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than $10,000,000 (or its equivalent in any other currency or currencies).
22.6	Insolvency
(a)	An Obligor or a Material Subsidiary (i) is unable or admits inability to pay its debts as they become due, (ii) is declared to be unable to pay its debts under applicable law, or (iii) suspends or threatens to suspend making payments on any of its debts.

(b)	The value of the assets of any Obligor is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of any Obligor or Material Subsidiary. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by such moratorium.

(d)	The Borrower or any Obligor or Material Subsidiary which conducts business in France is in a state of cessation des paiements, or any member of the Group becomes insolvent for the purpose of any applicable insolvency law.
22.7	Insolvency proceedings
(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:
(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of any member of the Group other than a solvent liquidation or reorganization of any member of the Group which is not an Obligor;

(ii)	an assignment for the benefit of creditors of any member of the Group;

(iii)	the appointment of a liquidator (other than in respect of a solvent liquidation of a member of the Group which is not an Obligor), bankruptcy receiver, administrator, or other similar officer in respect of any member of the Group or any material part of its assets; or

(iv)	enforcement of any Security over all or any material portion of the assets of the Group, or any analogous procedure or step is taken in any jurisdiction (each a “Winding-up Petition”).

(b)	Paragraph (a) shall not apply to:
(i)	any involuntary Winding-up Petition which is dismissed within 60 days after the filing or commencement thereof or an order for relief having been entered with respect thereto; or

(ii)	any corporate action, legal proceedings, Winding-up Petition or other procedure or step which is part of a solvent reorganization of any member of the Group permitted under this Agreement.
(c)	The Borrower or any member of the Group commences proceedings for conciliation in accordance with articles L. 611-3 to L. 611-15 of the French Code de commerce.

(d)	A judgment for sauvegarde, redressement judiciaire, cession totale de l’entreprise or liquidation judiciaire is entered in relation to the Borrower or any member of the Group under articles L. 620-1 to L. 644-6 of the French Code de commerce.
22.8	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution or any of the enforcement proceedings provided for in French law no. 91 650 of 9 July 1991, or any analogous process in any jurisdiction, affects any asset or assets of a Material Subsidiary and is not discharged within 14 days.

22.9	Unlawfulness and invalidity
(a)	It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents, any Transaction Security created or expressed to be created or evidenced by the Security Documents ceases to be effective or any subordination created under the Intercreditor Agreement is or becomes unlawful.

(b)	Any obligation or obligations of any Obligor under any Finance Documents are not (subject to the Legal Reservations), or cease to be, legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely effects the interests of the Lenders under the Finance Documents.

(c)	Any Finance Document ceases to be in full force and effect or any Transaction Security ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than a Finance Party) to be ineffective.

22.10	Cessation of business

Any Obligor or Material Subsidiary suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business except as a result of a disposal which is a Permitted Disposal or a Permitted Merger.

22.11	Change of ownership
(a)	An Obligor (other than the Borrower) ceases to be a wholly-owned (directly or indirectly) Subsidiary of the Borrower; or

(b)	An Obligor ceases to own at least the same percentage of shares in a Material Subsidiary, except, in either case, as a result of a disposal which is a Permitted Disposal, Permitted Share Issue or a Permitted Merger.

22.12	Audit qualification

The Auditors of the Group qualify the audited annual consolidated financial statements of the Borrower.

22.13	Expropriation

The authority or ability of any Obligor or Material Subsidiary to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalization, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to any Obligor or Material Subsidiary or any of its assets.

22.14	Repudiation and rescission of agreements

An Obligor (or any other relevant party) rescinds, or purports to rescind, or repudiates, or purports to repudiate, a Finance Document or any of the Transaction Security or evidences an intention to rescind or repudiate a Finance Document or any Transaction Security.

22.15	Litigation

Any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced (a) in relation to the Transaction Documents or the transactions contemplated in the Transaction Documents or (b) against any member of the Group or its assets which has or is reasonably likely to have a Material Adverse Effect.

22.16	Security Documents

Any member of the Group does not enter into any Security Documents within the period contemplated by reason of any failure by any person to complete any financial assistance or corporate benefit procedures.

22.17	Material adverse change

Any event or circumstance occurs which has had a Material Adverse Effect.

22.18 Acceleration

On and at any time after the occurrence of an Event of Default which is continuing, the Agent may without mise en demeure or any other judicial or extra judicial step, and shall if so directed by the Majority Lenders, by notice to the Borrower but subject to the mandatory provisions of articles L. 620-1 et seq. of the French Code de commerce:
(a)	cancel the Total Commitments at which time they shall immediately be cancelled; and/or

(b)	declare that all or part of the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time it shall become immediately due and payable; and/or

(c)	declare that all or part of the Loan be payable on demand, at which time it shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or

(d)	exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.
22.19	Clean-up Period
(a)	If, on the date of the Loan, any event or circumstance has occurred with respect to any member of the Target Group of which the Borrower was unaware and which would constitute a Default (the “Relevant Default”):
(i)	promptly upon becoming aware of its occurrence, the Borrower shall notify the Agent of that Relevant Default and the related event or circumstance (and the steps, if any, being taken to remedy it); and

(ii)	subject to paragraph (b) below, during the Clean-up Period, that Relevant Default shall not constitute a Default and the Agent shall not be entitled to give any notice under Clause 22.18 (Acceleration) with respect to that Relevant Default until (if that Relevant Default is then continuing) the earlier of:
(A)	the date immediately after the end of the Clean-up Period;

(B)	the date (if any) on which the Relevant Default becomes incapable of remedy within the Clean-Up Period; and

(C)	the date (if any) on which a Material Adverse Effect occurs or becomes reasonably likely to occur.

(b)	Paragraph (a)(ii) above shall not apply with respect to any Relevant Default (i) under Clauses 22.6 (Insolvency) or 22.7 (Insolvency proceedings) or (ii) that is not capable of remedy within the Clean-Up Period.

(c)	For the avoidance of doubt, paragraph (a)(ii) above shall not restrict the Agent’s right to give any notice under Clause 22.18 (Acceleration) with respect to any Default which is not a Relevant Default.
“Clean-Up Period” means the period from the date of signing of the Facility Agreement to the date falling 90 days thereafter.

SECTION 9
CHANGES TO PARTIES
23.	CHANGES TO THE LENDERS

23.1	Assignments and transfers by the Lenders

Subject to this Clause 23, a Lender (the “Existing Lender”) may:
(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,
to another bank or financial institution or credit institution (établissement de crédit) to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

23.2	Conditions of assignment or transfer
(a)	The consent of either the Borrower or the Agent shall be required for an assignment or transfer by an Existing Lender, other than (i) an assignment or a transfer to another Lender or to an Affiliate of a Lender or (ii) an assignment or a transfer by the Arranger or its affiliates. Any assignment or transfer by an Existing Lender must be in a minimum amount of US$5,000,000 in respect of the Facility, other than an assignment or a transfer to another Lender or to an Affiliate of a Lender, for which no minimum amount is required.

(b)	The consent of the Borrower to an assignment or transfer must not be withheld solely because the assignment or transfer may result in an increase to the Mandatory Cost.

(c)	An assignment will only be effective on:
(i)	receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(ii)	performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws or regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly provide notice to the Existing Lender and the New Lender.
(d)	A transfer will only be effective if the procedure set out in Clause 23.5 (Procedure for transfer) is complied with.

(e)	If:
(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 12 (Tax gross-up and indemnities) or Clause 13 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under such Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been entitled if the assignment, transfer or change had not occurred.

23.3	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of US$1,500.

23.4	Limitation of responsibility of Existing Lenders
(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty, and assumes no responsibility to a New Lender, for:
(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document, and any representations or warranties implied by law are excluded.
(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:
(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities while any amount is or may be outstanding under the Finance Documents or any Commitment is in force.
(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 23; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.
23.5	Procedure for transfer
(a)	Subject to the conditions set out in Clause 23.2 (Conditions of assignment or transfer), a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	Provided that the Agent or the Borrower consents to such transfer or assignment, the Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	On the Transfer Date:
(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents, each of the Obligors and the Existing Lender shall be released from further obligations with respect to each other under the Finance Documents and their respective rights against each other under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	each of the Obligors and the New Lender shall assume obligations toward, and/or acquire rights against, each other which differ from the Discharged Rights and Obligations only insofar as such Obligor and the New Lender have assumed and/or acquired the same in place of such Obligor and the Existing Lender;

(iii)	the Agent, the Arranger, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arranger and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.

23.6	Copy of Transfer Certificate to Borrower

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Borrower a copy of such Transfer Certificate.

23.7	Disclosure of information

Any Lender may disclose to any of its Affiliates and any other person (including its auditors, professional advisors and any rating agencies):
(a)	to (or through) whom such Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

(b)	with (or through) whom such Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or any Obligor;

(c)	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation;

(d)	if it becomes generally available to the public (other than as a result of a breach of this Clause 23.7); or

(e)	to whom, and to the extent that, information is required to be disclosed pursuant to a court order in connection with any legal proceedings, any information about any Obligor, the Group and the Finance Documents as such Lender shall consider appropriate, provided that, in relation to paragraphs (a) and (b) above, the person to whom the information is to be given has first entered into a Confidentiality Undertaking and such Lender has delivered to the Borrower a notification (identifying the recipient and giving notice of the information to be disclosed), and in relation to paragraph (c) above, unless specifically prohibited by applicable law or court order, such Lender shall (to the extent reasonably practicable) notify the Borrower of any request by any Government Authority or representative thereof (other than any such request in connection with any examination of the financial condition of such Lender by such Government Authority) for disclosure of any such non-public information prior to disclosure of such information.

24.	CHANGES TO THE OBLIGORS

24.1	Assignments and transfer by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

24.2	Additional Guarantors
(a)	Prior to, or simultaneous with, any Subsidiary becoming (i) a borrower under or a guarantor of the Senior Facilities or (ii) a guarantor of the Existing Bonds, the Borrower shall cause that Subsidiary to become an Additional Guarantor; provided that such Subsidiary shall not be required to become an Additional

Guarantor if its accession hereto would result in the provision of unlawful financial assistance pursuant to the applicable laws of any Relevant Jurisdiction or would result in the violation of any similar applicable laws of any Relevant Jurisdiction regarding limitations on guarantees. For the avoidance of doubt, the Borrower shall cause Mergeco and any Subsidiaries of the Target that, on the Closing Date, will be guarantors of the Senior Facilities to become Additional Guarantors on the Closing Date. To the extent that Mergeco is not required to become an Additional Guarantor otherwise pursuant to the terms of this Clause 24.2(a), the Borrower shall cause Mergeco to become an Additional Guarantor on the Closing Date.

(b)	Subject to compliance with the provisions of paragraph (c) and (d) of Clause 19.9 (“Know your customer” checks), the Borrower may request that any of its Subsidiaries become an Additional Guarantor.

(c)	A Subsidiary shall become an Additional Guarantor when:
(i)	the Borrower delivers to the Agent a duly completed and executed Accession Letter; and

(ii)	the Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions Precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent.
(d)	The Agent shall notify the Borrower and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 2 (Conditions Precedent).
24.3	Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the Repeating Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

24.4	Resignation of a Guarantor
(a)	The Borrower may request that a Guarantor (other than the Borrower) ceases to be a Guarantor by delivering to the Agent a Resignation Letter.

(b)	The Agent shall accept a Resignation Letter and notify the Borrower and the Lenders of its acceptance if:
(i)	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Borrower has provided confirmation of such); and

(ii)	all the Lenders have consented to the Borrower’s request; provided that no such consent shall be required in connection with a disposal of the shares of such Guarantor, which disposal constitutes a Permitted Disposal.

SECTION 10
THE FINANCE PARTIES
25.	ROLE OF THE AGENT, THE ARRANGER AND THE SECURITY AGENT

25.1	Appointment of the Agent and the Security Agent
(a)	Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each other Finance Party appoints the Security Agent to act as its agent under, and in connection with, the Finance Documents in accordance with the terms and conditions set out in the Intercreditor Agreement (if any).

(c)	Each other Finance Party authorizes the Agent and the Security Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent and the Security Agent under or in connection with the Finance Documents, together with any other incidental rights, powers, authorities and discretions. Without limiting the foregoing, each other Finance Party authorizes the Agent and the Security Agent to negotiate, execute and deliver, without the need for any further authority from the Secured Parties, the Intercreditor Agreement and each other Security Document entered into by or on behalf of the Secured Parties in connection herewith.
25.2	Duties of the Agent
(a)	The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

(d)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Arranger) under this Agreement, it shall promptly notify the other Finance Parties.

(e)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.
25.3	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

25.4	No fiduciary duties
(a)	Nothing in this Agreement constitutes the Agent or the Arranger as a trustee or fiduciary of any other person.

(b)	Neither the Agent nor the Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.
25.5	Business with the Group

The Agent and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

25.6	Rights and discretions of the Agent
(a)	The Agent may rely on:
(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorized; and

(ii)	any statement made by a director, authorized signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.
(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:
(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 22.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii)	any notice or request made by the Borrower (other than a Utilization Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors.
(c)	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

25.7	Majority Lenders’ instructions
(a)	Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)	The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders (or, if appropriate, the Lenders), the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	The Agent is not authorized to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.
25.8	Responsibility for documentation

Neither the Agent nor the Arranger:
(a)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Arranger, an Obligor or any other person given in or in connection with any Finance Document or any information memorandum used in connection with the syndication of the Facility; or

(b)	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.
25.9	Exclusion of liability
(a)	Without limiting paragraph (b) below (and without prejudice to the provisions of paragraph (e) of Clause 28.10 (Disruption to Payment Systems etc.), the Agent will not be liable (including, without limitation, for negligence or any other category of liability whatsoever) for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or willful misconduct.
(b)	No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause.

(c)	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognized clearing or settlement system used by the Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent or the Arranger to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arranger.
25.10	Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or willful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 28.10 (Disruption to Payment Systems etc.) notwithstanding the Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

25.11	Resignation of the Agent
(a)	The Agent may resign and appoint one of its Affiliates acting through an office in France as successor by giving notice to the other Finance Parties and the Borrower.

(b)	Alternatively the Agent may resign by giving notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Agent.

(c)	If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Agent (after consultation with the Borrower) may appoint a successor Agent (acting through an office in France).

(d)	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(f)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 25. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)	After consultation with the Borrower, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent shall resign in accordance with paragraph (b) above.
25.12	Confidentiality
(a)	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.
25.13	Relationship with the Lenders
(a)	The Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with Schedule 4 (Mandatory Cost formula).
25.14	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:
(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance

Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)	the adequacy, accuracy and/or completeness of any information memorandum used in connection with the syndication of the Facility and any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.
25.15	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Borrower) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

25.16	Agent’s management time

Any amount payable to the Agent under Clause 14.3 (Indemnity to the Agent), Clause 16 (Costs and Expenses) and Clause 25.10 (Lenders’ indemnity to the Agent) shall include the cost of utilizing the Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Borrower and the Lenders, and is in addition to any fee paid or payable to the Agent under Clause 11 (Fees).

25.17	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents, the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents, that Party shall be regarded as having received any amount so deducted.

25.18	Trust

The Security Agent declares that it shall hold the Transaction Security on trust for the Secured Parties on the terms contained in this Agreement. Each of the parties to this Agreement agrees that the Security Agent shall have only those duties, obligations and responsibilities expressly specified in this Agreement or in the Security Documents (and no others shall be implied).

25.19	No independent power

The Secured Parties shall not have any independent power to enforce, or have recourse to, any of the Transaction Security or to exercise any rights or powers arising under the Security Documents except through the Security Agent.

25.20	Security Agent’s instructions

The Security Agent shall:
(a)	unless a contrary indication appears in a Finance Document, act in accordance with any instructions given to it by the Agent and shall be entitled to assume that (i) any instructions received by it from the Agent are duly given by or on behalf of the Majority Lenders or, as the case may be, the Lenders in accordance with the terms of the Finance Documents and (ii) unless it has received actual notice of revocation that any instructions or directions given by the Agent have not been revoked;

(b)	be entitled to request instructions, or clarification of any direction, from the Agent as to whether, and in what manner, it should exercise, or refrain from exercising, any rights, powers and discretions and the Security Agent may refrain from acting unless and until those instructions or clarification are received by it; and

(c)	be entitled to carry out all dealings with the Lenders through the Agent and may give to the Agent any notice or other communication required to be given by the Security Agent to the Lenders.
25.21	Security Agent’s actions

Subject to the provisions of this Clause 25:
(a)	the Security Agent may, in the absence of any instructions to the contrary, take such action in the exercise of any of its powers and duties under the Finance Documents which, in its absolute discretion, it considers to be for the protection and benefit of all the Secured Parties; and

(b)	at any time after receipt by the Security Agent of notice from the Agent directing the Security Agent to exercise all or any of its rights, remedies, powers or discretions under any of the Finance Documents, the Security Agent may, and shall if so directed by the Agent, take any action as in its sole discretion it thinks fit to enforce the Transaction Security.
25.22	Security Agent’s discretions

The Security Agent may:
(a)	assume (unless it has received actual notice to the contrary in its capacity as Security Agent for the Secured Parties) that (i) no Default has occurred and no Obligor is in breach of or default under its obligations under any of the Finance Documents and (ii) any right, power, authority or discretion vested in any person has not been exercised;

(b)	if it receives any instructions or directions from the Agent to take any action in relation to the Transaction Security, assume that all applicable conditions under the Finance Documents for taking that action have been satisfied;

(c)	engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts (whether obtained by the Security Agent or by any other Secured Party) whose advice or services may at any time seem necessary, expedient or desirable;

(d)	rely upon any communication or document believed by it to be genuine and, as to any matters of fact which might reasonably be expected to be within the knowledge of a Finance Party or an Obligor, upon a certificate signed by or on behalf of that person; and

(e)	refrain from acting in accordance with the instructions of the Agent or Lenders (including bringing any legal action or proceeding arising out of or in connection with the Finance Documents) until it has received any indemnification and/or security that it may in its absolute discretion require (whether by way of payment in advance or otherwise) for all costs, losses and liabilities which it may incur in bringing such action or proceedings.
25.23	Security Agent’s obligations

The Security Agent shall promptly inform the Agent of:
(a)	the contents of any notice or document received by it in its capacity as Security Agent from any Obligor under any Finance Document; and

(b)	the occurrence of any Default or any default by an Obligor in the due performance of or compliance with its obligations under any Finance Document of which the Security Agent has received notice from any other party to this Agreement.
25.24	Excluded obligations

The Security Agent shall not:
(a)	be bound to enquire as to the occurrence or otherwise of any Default or the performance, default or any breach by an Obligor of its obligations under any of the Finance Documents;

(b)	be bound to account to any other Party for any sum or the profit element of any sum received by it for its own account;

(c)	be bound to disclose to any other person (including any Secured Party) (i) any confidential information or (ii) any other information if disclosure would, or might in its reasonable opinion, constitute a breach of any law or be a breach of fiduciary duty;

(d)	be under any obligations other than those which are specifically provided for in the Finance Documents; or

(e)	have or be deemed to have any duty, obligation or responsibility to, or relationship of trust or agency with, any Obligor.

25.25	Exclusion of Security Agent’s liability

Unless caused directly by its gross negligence or willful misconduct, the Security Agent shall not accept responsibility or be liable for:
(a)	the adequacy, accuracy and/or completeness of any information supplied by the Security Agent or any other person in connection with the Finance Documents or the transactions contemplated by the Finance Documents, or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with the Finance Documents;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(c)	any losses to any person or any liability arising as a result of taking or refraining from taking any action in relation to any of the Finance Documents or the Transaction Security or otherwise, whether in accordance with an instruction from an Agent or otherwise;

(d)	the exercise of, or the failure to exercise, any judgment, discretion or power given to it by or in connection with any of the Finance Documents, the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with the Finance Documents or the Transaction Security; or

(e)	any shortfall which arises on the enforcement of the Transaction Security.
25.26	No proceedings

No Party (other than the Security Agent) may take any proceedings against any officer, employee or agent of the Security Agent in respect of any claim it might have against the Security Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Security Agent may rely on this Clause.

25.27	Own responsibility

It is understood and agreed by each Secured Party that at all times such Secured Party has itself been, and will continue to be, solely responsible for making its own independent appraisal of, and investigation into, all risks arising under or in connection with the Finance Documents including but not limited to:
(a)	the financial condition, creditworthiness, condition, affairs, status and nature of each of the Obligors;

(b)	the legality, validity, effectiveness, adequacy and enforceability of each of the Finance Documents and the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with the Finance Documents or the Transaction Security;

(c)	whether such Secured Party has recourse, and the nature and extent of that recourse, against any Obligor or any other person or any of their respective assets under or in connection with the Finance Documents, the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under to or in connection with the Finance Documents;

(d)	the adequacy, accuracy and/or completeness of any information provided by any person in connection with the Finance Documents, the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with the Finance Documents; and

(e)	the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any security interest affecting the Charged Property, and each Secured Party warrants to the Security Agent that it has not relied on and will not at any time rely on the Security Agent in respect of any of these matters.

25.28	No responsibility to perfect Transaction Security

The Security Agent shall not be liable for any failure to:
(a)	require the deposit with it of any deed or document certifying, representing or constituting the title of any Obligor to any of the Charged Property;

(b)	obtain any license, consent or other authority for the execution, delivery, legality, validity, enforceability or admissibility in evidence of any of the Finance Documents or the Transaction Security;

(c)	register, file, record or otherwise protect any of the Transaction Security (or the priority of any of the Transaction Security) under any applicable laws in any jurisdiction or to give notice to any person of the execution of any of the Finance Documents or of the Transaction Security;

(d)	take, or to require any of the Obligors to take, any steps to perfect its title to any of the Charged Property or to render the Transaction Security effective or to secure the creation of any ancillary security interest under the laws of any jurisdiction; or

(e)	require any further assurances in relation to any of the Security Documents.
25.29	Insurance by Security Agent
(a)	The Security Agent shall not be under any obligation to insure any of the Charged Property, to require any other person to maintain any insurance or to verify any obligation to arrange or maintain insurance contained in the Finance Documents. The Security Agent shall not be responsible for any loss which may be suffered by any person as a result of the lack of or inadequacy of any such insurance.

(b)	Where the Security Agent is named on any insurance policy as an insured party, it shall not be responsible for any loss which may be suffered by reason of, directly or indirectly, its failure to notify the insurers of any material fact relating to the risk assumed by the insurers or any other information of any kind, unless any Secured Party has requested it to do so in writing and the Security Agent has failed to do so within fourteen days after receipt of that request.
25.30	Custodians and nominees

The Security Agent may appoint and pay any person to act as a custodian or nominee on any terms in relation to any assets of the trust as the Security Agent may determine, including for the purpose of depositing with a custodian this Agreement or any document relating to the trust created under this Agreement and the Security Agent shall not be responsible for any loss, liability, expense, demand, cost, claim or proceedings incurred by reason of the misconduct, omission or default on the part of any person appointed by it under this Agreement or be bound to supervise the proceedings or acts of any person.

25.31	Acceptance of title

The Security Agent shall be entitled to accept without inquiry, and shall not be obliged to investigate, the right and title as each of the Obligors may have to any of the Charged Property and shall not be liable for or bound to require any Obligor to remedy any defect in its right or title.

25.32	Refrain from illegality

The Security Agent may refrain from doing anything which in its opinion will or may be contrary to any relevant law, directive or regulation of any jurisdiction which would or might otherwise render it liable to any person, and the Security Agent may do anything which is, in its opinion, necessary to comply with any law, directive or regulation.

25.33	Business with the Obligors

The Security Agent may accept deposits from, lend money to, and generally engage in any kind of banking or other business with any of the Obligors.

25.34	Releases
(a)	Upon a disposal of any of the Charged Property:
(i)	pursuant to the enforcement of the Transaction Security by a receiver or the Security Agent; or

(ii)	which is permitted under the Finance Documents,
the Security Agent shall (at the cost of the Obligors) release that property from the Transaction Security and is authorized to execute, without the need for any further authority from the Secured Parties, any release of the Transaction Security or other claim over that asset.

(b)	To ensure that the Guarantors and the Transaction Security do not differ from the guarantors under, and the Security granted to the lenders pursuant to, the Senior Facilities, in the event that, after the Senior Facilities Agreement has been executed, any Guarantor hereunder is not a guarantor under the Senior Facilities or any assets comprising the Transaction Security are not subject to Security under the Senior Facilities Security Documents, then the Agent and the Security Agent shall (at the cost of the Obligors) release, as applicable, (i) such Guarantor from its guarantee hereunder or (ii) such assets from the Transaction Security. Each of the Finance Parties authorizes the Agent and the Security Agent to execute, without the need for any further authority from the Secured Parties, any release of such guarantee and such assets from the Transaction Security or any other claim over such Obligor or such assets.
25.35	Winding up of trust

If the Security Agent, with the approval of the Majority Lenders, determines that (a) all of the obligations secured by any of the Security Documents have been fully and finally discharged and (b) none of the Secured Parties is under any commitment, obligation or liability (actual or contingent) to make advances or provide other financial accommodation to any Obligor pursuant to the Finance Documents, the trusts set out in this Agreement shall be wound up and the Security Agent shall release, without recourse or warranty, all of the Transaction Security and the rights of the Security Agent under each of the Security Documents.

25.36	[Intentionally omitted]

25.37	[Intentionally omitted]

25.38	Agent division separate

In acting as agent for the Secured Parties, the Security Agent shall be regarded as acting through its Security Agent’s agent division which shall be treated as a separate entity from any of its other divisions or departments and any information received by any other division or department of the Security Agent may be treated as confidential and shall not be regarded as having been given to the Security Agent’s agent division.

25.39	[Intentionally omitted]

25.40	Resignation of Security Agent
(a)	The Security Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Parties (or to the Agent on behalf of the Lenders).

(b)	Alternatively the Security Agent may resign by giving notice to the other Parties (or to the Agent on behalf of the Lenders) in which case the Majority Lenders may appoint a successor Security Agent.

(c)	If the Majority Lenders have not appointed a successor Security Agent in accordance with paragraph (b) above within 30 days after the notice of resignation was given, the Security Agent (after consultation with the Agent) may appoint a successor Security Agent.

(d)	The retiring Security Agent shall, at its own cost, make available to the successor Security Agent such documents and records and provide such assistance as the successor Security Agent may reasonably request for the purposes of performing its functions as Security Agent under the Finance Documents.

(e)	The Security Agent’s resignation notice shall only take effect upon (i) the appointment of a successor and (ii) the transfer of all of the Transaction Security to that successor.

(f)	Upon the appointment of a successor, the retiring Security Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of Clauses 25 (Role of the Agent, the Arranger and the Security Agent). Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)	The Majority Lenders may, by notice to the Security Agent, require it to resign in accordance with paragraph (b) above. In such event, the Security Agent shall resign in accordance with paragraph (b) above.
25.41	Delegation
(a)	The Security Agent may, at any time, delegate by power of attorney or otherwise to any person for any period, all or any of the rights, powers and discretions vested in it by any of the Finance Documents.

(b)	The delegation may be made upon any terms and conditions (including the power to sub-delegate) and subject to any restrictions as the Security Agent may think fit in the interests of the Secured Parties and it shall not be bound to supervise, or be in any way responsible for any loss incurred by reason of any misconduct or default on the part of any Delegate or sub-Delegate.
25.42	Additional agents
(a)	The Security Agent may at any time appoint (and subsequently remove) any person to act as a separate agent or as a co-agent jointly with it (i) if it considers that appointment to be in the interests of the Secured Parties or (ii) for the purposes of conforming to any legal requirements, restrictions or conditions which the Security Agent deems to be relevant or (iii) for obtaining or enforcing any judgment in any jurisdiction, and the Security Agent shall give prior notice to the Borrower and the Agent of that appointment.

(b)	Any person so appointed shall have the rights, powers and discretions (not exceeding those conferred on the Security Agent by this Agreement) and the duties and obligations that are conferred or imposed by the instrument of appointment.

(c)	The remuneration that the Security Agent may pay to any person, and any costs and expenses incurred by that person in performing its functions pursuant to that appointment, shall, for the purposes of this Agreement, be treated as costs and expenses incurred by the Security Agent.
26.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of any Finance Document will:
(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.
27.	SHARING AMONG THE FINANCE PARTIES

27.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 28 (Payment Mechanics) and applies that amount to a payment due under the Finance Documents then:
(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 28 (Payment Mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 28.5 (Partial payments).
27.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 28.5 (Partial payments).

27.3	Recovering Finance Party’s rights
(a)	On a distribution by the Agent under Clause 27.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)	If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.
27.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:
(a)	each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 27.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for the account of such Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse such Recovering Finance Party for its proportion of any interest on the Sharing Payment which such Recovering Finance Party is required to pay); and

(b)	such Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed.
27.5	Exceptions
(a)	This Clause 27 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:
(i)	it notified such other Finance Party of the legal or arbitration proceedings; and

(ii)	such other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 11
ADMINISTRATION
28.	PAYMENT MECHANICS

28.1	Payments to the Agent
(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, such Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in a Participating Member State or London) with such bank as the Agent specifies.
28.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 28.3 (Distributions to an Obligor) and Clause 28.4 (Clawback), be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London).

28.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 29 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

28.4	Clawback
(a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall, on demand, refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

28.5	Partial payments
(a)	If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall, subject to the terms of the Intercreditor Agreement, apply such payment towards the obligations of such Obligor under the Finance Documents in the following order:
(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent and the Security Agent under the Finance Documents;

(ii)	second, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)	third, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourth, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.
(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.
28.6	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

28.7	Business Days
(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.
28.8	Currency of account
(a)	Subject to paragraphs (b) and (c) below, the US dollar is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(c)	Any amount expressed to be payable in a currency other than dollars shall be paid in that other currency.
28.9	Change of currency
(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognized by the central bank of any country as the lawful currency of that country, then:
(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrower); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognized by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).
(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.
28.10	Disruption to Payment Systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Borrower that a Disruption Event has occurred:
(a)	the Agent may, and shall if requested to do so by the Borrower, consult with the Borrower regarding such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances;

(b)	the Agent shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph (a) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)	any such changes agreed upon by the Agent and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 34 (Amendments and Waivers);

(e)	the Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 28.10; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.
29.	SET-OFF

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by such Finance Party to such Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

30.	NOTICES

30.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

30.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:
(a)	in the case of the Borrower, that identified with its name below;

(b)	in the case of each Lender or any other Original Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent, that identified with its name below, or any substitute address or fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

30.3	Delivery
(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:
(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under Clause 30.2 (Addresses), if addressed to that department or officer.
(b)	Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Borrower in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.
30.4	Notification of address and fax number

Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to Clause 30.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

30.5	Electronic communication
(a)	Any communication to be made between the Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Lender:
(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.
(b)	Any electronic communication made between the Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.
30.6	English language
(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:
(i)	in English; or

(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.
31.	CALCULATIONS AND CERTIFICATES

31.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

31.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

31.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

32.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

33.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

34.	AMENDMENTS AND WAIVERS

34.1	Required consents
(a)	Subject to Clause 34.2 (Exceptions), any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.
34.2	Exceptions
(a)	An amendment or waiver that has the effect of changing or which relates to:
(i)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents except any extension of the Maturity Date by 6 months pursuant to Clause 2.4 (Extension of Facility);

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)	an increase in or an extension of any Commitment;

(v)	a change to the Borrower or Guarantors other than in accordance with Clause 24 (Changes to the Obligors);

(vi)	any provision in a Finance Document which expressly requires the consent of all the Lenders;

(vii)	Clause 2.5 (Finance Parties’ rights and obligations), Clause 23 (Changes to the Lenders), or this Clause 34;

(viii)	any release of any material portion of the Transaction Security or material change to the scope of the Charged Property;

(ix)	the ranking of the Lenders’ claims under the Intercreditor Agreement; and

(x)	any extension of an Availability Period.
shall not be made without the prior consent of all the Lenders.
(b)	An amendment or waiver which relates to the rights or obligations of the Agent, the Security Agent or the Arranger may not be effected without the consent of the Agent, the Security Agent or the Arranger.
35.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

36.	U.S.A. PATRIOT ACT

Each Lender hereby notifies the Borrower that pursuant to the requirements of the U.S.A. Patriot Act, it is or may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the

Borrower and other information that will allow such Lender to identify the Borrower in accordance with the U.S.A. Patriot Act.

37.	INTEREST RATE LIMITATION

Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to the Loan, together with all fees, charges and other amounts that are treated as interest on the Loan or participation therein under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by any Lender holding the Loan or participation therein in accordance with applicable law, the rate of interest payable in respect of the Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of the Loan or participation therein but were not payable as a result of the operation of this Section 37 shall be cumulated and the interest and Charges payable to such Lender in respect of the Loan or participation therein or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 12
GOVERNING LAW AND ENFORCEMENT
38.	GOVERNING LAW

This Agreement and the other Finance Documents (other than as expressly set forth in any other Finance Documents) shall be construed in accordance with and governed by the laws of the State of New York.

39.	ENFORCEMENT

39.1	Jurisdiction; consent to service of process
(a)	Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Finance Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Finance Documents against any Obligor or their properties in the courts of any jurisdiction.

(b)	Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Finance Documents in any New York State or federal court. Each of the parties hereto thereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)	Each of the Obligors (other than an Obligor incorporated in the US) irrevocably designates and appoints CT Corporation (the “Process Agent”) as its authorized agent upon which process may be served in any action, suit or proceeding arising out of or relating to this Agreement or the Other Finance Documents that may be instituted in any Federal or state court in the State of New York. Each such Obligor hereby agrees that service of any process, summons, notice or document by US registered mail addressed to the Process Agent, with written notice of said service to such Obligor at its address for notices shall be effective service of process for any action, suit or proceeding brought in any such court. Each such Obligor further agrees to take any and all action, including execution and filing of any and all such documents and instruments, as may be necessary to continue the designation and appointment of the Process Agent for a period of six years from the date of this Agreement.

39.2	WAIVER OF JURY TRIAL

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER FINANCE DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER FINANCE DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS CLAUSE 39.2.
This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1
The Original Parties
Part IA
The Original Obligors

Name of Borrower	Registration number (or equivalent, if any)
Compagnie Générale de Géophysique	France – 969 202 241 R.C.S. Evry

Name of Original Guarantor	Registration number (or equivalent, if any)
Sercel Inc.	Oklahoma, US – N/A
Sercel Canada Ltd.	New Brunswick, Canada – 512684
Sercel Australia Pty Ltd	New South Wales, Australia – ABN 74 107 312 041
CGG Americas, Inc.	Texas, US – Org. ID No. 24374700
CGG Canada Services Ltd.	Alberta, Canada – 208641803
CGG Marine Resources Norge A/S	Norway – 980 464 989
Volnay Acquisition Co. I	Delaware, US – Org. ID No. 4214485
Volnay Acquisition Co. II	Delaware, US – Org. ID No. 4214483

Part II
The Original Lenders

Name of Original Lender	Commitment
Credit Suisse International	$1,040,000,000
Natexis Banques Populaires	$115,000,000
Royal Bank of Canada Europe Limited	$115,000,000
Société Générale	$100,000,000
Crédit Industriel et Commercial	$75,000,000
BNP Paribas	$57,500,000
BNP Paribas, London branch	$57,500,000
Calyon SA	$40,000,000

SCHEDULE 2
Conditions Precedent
Part I
Conditions Precedent to Utilization
1.	Original Obligors
(a)	A K-bis extract or equivalent for the Borrower, not more than one month old.

(b)	A copy of the constitutional documents (statuts) of each Original Obligor.

(c)	A copy of a resolution of the board of directors (conseil d’administration) of each Original Obligor:
(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)	authorizing a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)	authorizing a specified person or persons, on its behalf, to sign and/or dispatch all documents and notices (including, if relevant, the Utilization Request and Selection Notice) to be signed and/or dispatched by it under or in connection with the Finance Documents to which it is a party.
(d)	A specimen of the signature of each person authorized by the resolution referred to in paragraph (b) above.

(e)	A copy of a resolution signed by all the holders of the issued shares in each Original Guarantor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Original Guarantor is a party to the extent required by its constitutional documents or applicable law.

(f)	A certificate of the Borrower (signed by a director) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on any Original Obligor to be exceeded.

(g)	A certificate of an authorized signatory of the relevant Original Obligor certifying that each copy document relating to it specified in this Part I of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.
2.	Legal opinions
(a)	A legal opinion of Linklaters, legal advisers to the Borrower in New York, containing customary opinions for transactions of this type and in a form reasonably acceptable to the Agent and its counsel (or substantially in the form agreed in connection with the Senior Facilities Agreement, to the extent that a New York legal opinion will be delivered simultaneously thereunder).

(b)	A legal opinion of French counsel to the Borrower, containing customary opinions for transactions of this type and in a form reasonably acceptable to the Agent and its counsel (or substantially in the form agreed in connection with the Senior Facilities Agreement, to the extent that a French legal opinion will be delivered simultaneously thereunder).

(c)	If an Original Obligor is incorporated in a jurisdiction other than New York or France, a legal opinion of the legal advisers to the Borrower in the relevant jurisdiction, containing customary opinions for transactions of this type and in a form reasonably acceptable to the Agent and its counsel (or substantially in the form agreed in connection with the Senior Facilities Agreement, to the extent that a legal opinion for such jurisdiction will be delivered simultaneously thereunder).
3.	Other documents and evidence
(a)	Evidence that any process agent referred to in Clause 39.1 (Jurisdiction; consent to service of process), if not an Original Obligor, has accepted its appointment.

(b)	A copy of any other Authorization or other document, opinion or assurance, including any required corporate, governmental or regulatory consents or approvals which the Agent considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(c)	The Original Financial Statements.

(d)	Evidence that the fees, costs and expenses then due from the Borrower pursuant to Clause 11 (Fees) and Clause 16 (Costs and expenses) have been paid or will be paid by the Utilization Date.

(e)	If any term loans are drawn under the Senior Facilities on the Closing Date, duly executed Security Documents. Otherwise, duly executed Share Pledge Agreements.

(f)	A certificate from the chief executive or chief financial officer of the Borrower confirming that: (i) after giving pro forma effect to the Merger and all related transactions, no Default or Event of Default exists under the Facility, (ii) the representations made by each Obligor on the date of this Agreement pursuant to Clause 18 were true in all material respects as of the date of this Agreement, (iii) the Repeating Representations to be made by each Obligor are true in all material respects, (iv) the Borrower has the ability to upstream cash from its operating Subsidiaries, including the Target and members of the Target Group and (v) there will be no change to the capitalization and structure of the Borrower adverse to the Lenders, as reasonably determined by the Agent, after giving effect to the Merger and all related transactions from that which was approved by the Agent (except as permitted by this Agreement).

(g)	The Agent shall have received a financial model and funds flow for the Group.

(h)	The provision of all information reasonably required by the Lenders to comply with Anti-Money Laundering and “know your client” regulations.

(i)	Evidence that the terms of each of the Existing Facility and the Existing Target Facility have been amended solely to permit the Merger and the related transactions.

(j)	The Merger shall have been consummated substantially simultaneously with the Loan in accordance with applicable law and on the terms described in the Merger Agreement and no material term or condition of the Merger Agreement shall have been waived or amended in any respect that is adverse to the interest of the Lenders (as reasonably determined by the Agent) without the consent of the Agent (which consent shall not be unreasonably withheld or delayed).

(k)	There not having occurred any event, change or condition since 31 July 2005 that, individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect (as defined in the Merger Agreement) on the Target and its subsidiaries.

Part II
Conditions Precedent Required to be
Delivered by an Additional Guarantor
1.	A K-bis extract (or its equivalent) for the Additional Guarantor, not more than one month old.

2.	An Accession Letter, duly executed by the Additional Guarantor and the Borrower.

3.	A copy of the constitutional documents of the Additional Guarantor.

4.	A copy of a resolution of the board of directors of the Additional Guarantor:
(a)	approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that it execute the Accession Letter;

(b)	authorizing a specified person or persons to execute the Accession Letter on its behalf; and

(c)	authorizing a specified person or persons, on its behalf, to sign and/or dispatch all other documents and notices to be signed and/or dispatched by it under or in connection with the Finance Documents.
5.	A specimen of the signature of each person authorized by the resolution referred to in paragraph 3 above.

6.	A copy of a resolution signed by all the holders of the issued shares of the Additional Guarantor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Guarantor is a party if required by its constitutional documents or under applicable law.

7.	A certificate of the Additional Guarantor (signed by a director or other authorized signatory) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded.

8.	A certificate of an authorized signatory of the Additional Guarantor certifying that each copy document listed in this Part II of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter.

9.	A copy of any other Authorization or other document, security document, opinion or assurance which the Agent considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by the Accession Letter or for the validity and enforceability of any Finance Document.

10.	If available, the latest audited financial statements of the Additional Guarantor.

11.	A legal opinion of Linklaters, legal advisers to the Borrower in New York, containing customary opinions for transactions of this type and in a form reasonably acceptable to the Agent and its counsel (or substantially in the form agreed in connection with the Senior Facilities distributed to the Original Lenders and the Borrower prior to signing this Agreement, to the extent that a New York legal opinion will be delivered simultaneously thereunder).

12.	If the Additional Guarantor is incorporated in a jurisdiction other than New York, a legal opinion of the legal advisers to the Additional Guarantor in the jurisdiction in which the Additional Guarantor is incorporated, containing customary opinions for transactions of this type and in a form reasonably acceptable to the Agent and its counsel (or substantially in the form agreed in connection with the Senior Facilities distributed to the Original Lenders and the Borrower prior to signing this Agreement, to the extent that a legal opinion for such jurisdiction will be delivered simultaneously thereunder).

13.	If the Additional Guarantor is incorporated in a jurisdiction other than the US, evidence that the process agent specified in Clause 39.1 (Jurisdiction; consent to service of process), if not an Obligor, has accepted its appointment in relation to the proposed Additional Guarantor.

14.	The Additional Guarantor shall have become a party to the Intercreditor Agreement and the Collateral Agreement, whether by executing a counterpart thereto or otherwise, to the extent such agreements have been executed and provided that such Additional Guarantor is required to grant Security pursuant to Clause 21.28(c) of this Agreement.

SCHEDULE 3
Requests
Part I
Utilization Request
From: [Borrower]
To:    [Agent]
Dated:
Dear Sirs
Compagnie Générale de Géophysique – US$1,600,000,000 Facility Agreement dated 22 November 2006 (the “Agreement”)
1.	We refer to the Agreement. This is the Utilization Request. Terms defined in the Agreement have the same meaning in this Utilization Request unless given a different meaning in this Utilization Request.

2.	We wish to borrow the Loan on the following terms:

Proposed Utilization Date:	[ ] (or, if that is not a Business Day, the next Business Day)
Amount:	[ ]
Interest Period:	[ ]
3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilization Request.

4.	The Loan is made for the following purpose [●].

5.	The proceeds of this Loan should be credited to [account].

6.	This Utilization Request is irrevocable.
Yours faithfully

authorized signatory for
[name of the Borrower]

Part II
Selection Notice
From: [Borrower]
To:     [Agent]
Dated:
Dear Sirs
Compagnie Générale de Géophysique – US$1,600,000,000 Facility Agreement dated 22 November 2006 (the “Agreement”)
1.	We refer to the Agreement. This is a Selection Notice. Terms defined in the Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2.	We request that the next Interest Period for the Loan is [ ].

3.	This Selection Notice is irrevocable.
Yours faithfully

authorized signatory for
[name of the Borrower]

SCHEDULE 4
Mandatory Cost formula
1.	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter), the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in the Loan made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:

Where:
A	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 7 below and expressed in pounds per $1,000,000.
5.	For the purposes of this Schedule:
(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.
6.	If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per $1,000,000 of the Tariff Base of that Reference Bank.

7.	Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:
(a)	the jurisdiction of its Facility Office; and

(b)	any other information that the Agent may reasonably require for such purpose.
Each Lender shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

8.	The rates of charge of each Reference Bank for the purpose of A above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 6 and 7 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

9.	The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 6 and 7 above is true and correct in all respects.

10.	The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 6 and 7 above.

11.	Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

12.	The Agent may from time to time, after consultation with the Borrower and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 5
Form of Transfer Certificate

To:	[ ] as Agent
From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)
Dated:
Compagnie Générale de Géophysique, S.A. – US$1,600,000,000 Facility Agreement dated 22 November 2006 (the “Agreement”)
1.	We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 23.5 (Procedure for transfer):
(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring (cession) to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 23.5 (Procedure for transfer).

(b)	The proposed Transfer Date is [ ].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 30.2 (Addresses) are set out in the Schedule.
3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 23.4 (Limitation of responsibility of Existing Lenders).

[4/5].	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

[5/6].	This Transfer Certificate is governed by New York law.
THE SCHEDULE
Commitment/rights and obligations to be transferred
[insert relevant details]
[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]
By:	By:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [       ].
[Agent]
By:

SCHEDULE 6
Form of Accession Letter
To:     [       ] as Agent
From: [Subsidiary] and [Borrower]
Dated:
Dear Sirs
Compagnie Générale de Géophysique – US$1,600,000,000 Facility Agreement dated 22 November 2006 (the “Agreement”)
1.	We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.	[Subsidiary] agrees to become an Additional Guarantor and to be bound by the terms of the Agreement as an Additional Guarantor pursuant to Clause 24.2 (Additional Guarantors)] of the Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction].

3.	[Subsidiary’s] administrative details are as follows:

Address:

Fax No:

Attention:

4.	This Accession Letter is governed by New York law.

[This Guarantor Accession Letter is entered into by deed.]

[Borrower]	[Subsidiary]

SCHEDULE 7
Form of Resignation Letter
To:     [       ] as Agent
From: [resigning Obligor] and [Borrower]
Dated:
Dear Sirs
Compagnie Générale de Géophysique – US$1,600,000,000 Facility Agreement dated 22 November 2006 (the “Agreement”)
1.	We refer to the Agreement. This is a Resignation Letter. Terms defined in the Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2.	Pursuant to Clause 24.4 (Resignation of a Guarantor), we request that [resigning Obligor] be released from its obligations as a Guarantor under the Agreement.

3.	We confirm that:
(a)	no Default is continuing or would result from the acceptance of this request; and

(b)	all the Lenders have consented to this request.
4.	This Resignation Letter is governed by New York law.

[Borrower]	[Subsidiary]

By:	By:

SCHEDULE 8
Form of Compliance Certificate
To:     [       ] as Agent
From: [Borrower]
Dated:
Dear Sirs
Compagnie Générale de Géophysique – US$1,600,000,000 Facility Agreement dated 22 November 2006 (the “Agreement”)
1.	We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that: [Insert details of covenants to be certified]

3.	[We confirm that no Default is continuing.]

Signed:
	Officer	Officer
	Of	Of
	[Borrower]	[Borrower]
[insert applicable certification language]

for and on behalf of
[name of auditors of the Borrower]

SCHEDULE 9
Existing Security
(30 September, 2006)

					Amount
			Maximum Facility		Outstanding		Due
Name of Obligor	Bank	Facility Type	Amount		(09/30/2006)		date
Compagnie Générale de Géophysique	Natexis Banques Populaires (as Agent)	Syndicated Credit	US$	20,000,000		—	03/2007

Compagnie Générale de Géophysique	IBM	Capital Lease		€119,715		€119,715	12/2007

Compagnie Générale de Géophysique	Econocom	Capital Lease		€39,183		€39,183	10/2006

CGG Marine	LDA	Capital Lease	US$	4,185,343	US$	4,185,343	2009

CGG Marine	LDA	Capital Lease	US$	3,265,497	US$	3,265,497	2009

CGG Marine	LDA	Capital Lease	US$	832,529	US$	832,529	2008

CGG Marine Resources Norge AS	Rieber	Capital Lease	US$	6,957,781	US$	6,957,781	2008

Sea Survey II	Crédit Industriel	Medium Term Loan	US$	17,126,352	US$	17,126,352	2010
	et Commercial

Sea Survey III	Crédit Industriel	Medium Term Loan	US$	25,164,436	US$	25,164,436	2011
	et Commercial

Exploration Resources ASA	DnB	Medium Term Loan	US$	2,500,000	US$	2,500,000	2009

Exploration Vessel Resources AS	DnB	Medium Term Loan	US$	2,500,000	US$	2,500,000	2008

Exploration Vessel Resources II AS	DnB	Medium Term Loan	US$	1,000,000	US$	1,000,000	09/2007

Exploration Vessel Resources II AS	DnB	Medium Term Loan	US$	560,000	US$	560,000	12/2006

Exploration Investment Resources II AS	DnB	Medium Term Loan	US$	70,000,000	US$	70,000,000	2011

Exploration Investment Resources II AS	Geoshipping	Capital Lease	US$	52,421,675	US$	52,421,675	2011

Multiwave Geophysical Company AS	SG Equipment Finans	Capital Lease	US$	285,781	US$	285,781	2008

Multiwave Geophysical Company AS	SG Equipment Finans	Capital Lease	US$	607,258	US$	607,258	2008

Multiwave Geophysical Company AS	SG Equipment Finans	Capital Lease	US$	71,375	US$	71,375	2008

Multiwave Geophysical Company AS	SG Equipment Finans	Capital Lease	US$	87,661	US$	87,661	2008

					Amount
			Maximum Facility		Outstanding		Due
Name of Obligor	Bank	Facility Type	Amount		(09/30/2006)		date
Multiwave Geophysical Company AS	SG Equipment Finans	Capital Lease	US$	131,630	US$	131,630	2009

Multiwave Geophysical Company AS	SG Equipment Finans	Capital Lease	US$	1,102,547	US$	1,102,547	2009

Multiwave Geophysical Company AS	SG Equipment Finans	Capital Lease	US$	1,297,257	US$	1,297,257	2009

Multiwave Geophysical Company AS	SG Equipment Finans	Capital Lease	US$	129,931	US$	129,931	2009

Multiwave Geophysical Company AS	SG Equipment Finans	Capital Lease	US$	43,627	US$	43,627	2010

Multiwave Geophysical Company AS	SG Equipment Finans	Capital Lease	US$	373,427	US$	373,427	2010

Multiwave Geophysical Company AS	SG Equipment Finans	Capital Lease	US$	1,778,317	US$	1,778,317	2010

Multiwave Geophysical Company AS	SG Equipment Finans	Capital Lease	US$	653,129	US$	653,129	2010

Multiwave Geophysical Company AS	SG Equipment Finans	Capital Lease	US$	103,075	US$	103,075	2010

Sercel Inc.	GE Capital	Mortgage	US$	1,568,000	US$	1,568,000	2014

Sercel Inc.	GE Capital	Mortgage	US$	621,000	US$	621,000	2013

Sercel England	Natwest	Mortgage		£102,000		£102,000	2009

Sercel England	Natwest	Medium Term Loan		£27,000		£27,000	2008

SCHEDULE 10
LMA Form of Confidentiality Undertaking
[Letterhead of Seller]
From: [●] (the “Seller”)
To:

[●] [as agent/broker of] [●] (the “Purchaser”)

[insert name of Potential
Purchaser/Purchaser’s
agent/broker]

Re: The Agreement
Borrower: Compagnie Générale de Géophysique
Date:
Amount:
Agent:

Dear Sirs,
We understand that you are considering acquiring an interest in the Agreement (the “Acquisition”). In consideration of us agreeing to make available to you certain information, by your signature of a copy of this letter you agree as follows:
1.	CONFIDENTIALITY UNDERTAKING

You undertake (a) to keep the Confidential Information confidential and not to disclose it to anyone except as provided for by paragraph 2 below, (b) to use the Confidential Information only for the Permitted Purpose and (c) to use all reasonable endeavours to ensure that any person to whom you pass any Confidential Information (unless disclosed under paragraph 2(d) below) acknowledges and complies with the provisions of this letter as if that person were also a party to it.

2.	PERMITTED DISCLOSURE

We agree that you may disclose Confidential Information:

(a)	to members of the Purchaser Group and their officers, directors, employees and professional advisers to the extent necessary for the Permitted Purpose and to any auditors (commissaires aux comptes) of members of the Purchaser Group;

(b)	subject to the requirements of the Agreement, in accordance with the Permitted Purpose so long as any prospective purchaser has delivered a letter to you in equivalent form to this letter;

(c)	subject to the requirements of the Agreement, to any person to (or through) whom you assign or transfer (or may potentially assign or transfer) all or any of the rights, benefits and obligations which you may acquire under the Agreement or with (or through) whom you enter into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the Agreement or the Borrower or any member of the Group in each case so long as that person has delivered a letter to you in equivalent form to this letter; and

(d)	(i) where requested or required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body, (ii) where required by the rules of any stock exchange on which the shares or other securities of any member of the Purchaser Group are listed or (iii) where required by the laws or regulations of any country with jurisdiction over the affairs of any member of the Purchaser Group.

3.	NOTIFICATION OF REQUIRED OR UNAUTHORISED DISCLOSURE

You agree (to the extent permitted by law) to inform us of the full circumstances of any disclosure under paragraph 2(d) or upon becoming aware that Confidential Information has been disclosed in breach of this letter.

4.	RETURN OF COPIES

If we so request in writing, you shall return all Confidential Information supplied to you by us and destroy or permanently erase all copies of Confidential Information made by you and use all reasonable endeavours to ensure that anyone to whom the Purchaser has supplied any such Confidential Information destroys or permanently erases such Confidential Information and any copies made by them, in each case save to the extent that you are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under paragraph 2(d) above.

5.	CONTINUING OBLIGATIONS

The obligations in this letter are continuing and, in particular, shall survive the termination of any discussions or negotiations between you and us. Notwithstanding the previous sentence, the obligations in this letter shall cease (a) if you become a party to or otherwise acquire (by assignment or sub-participation) an interest, direct or indirect, in the Agreement or (b) twelve months after you have returned all Confidential Information supplied to you by us and destroyed or permanently erased all copies of Confidential Information made by you (other than any such Confidential Information or copies which have been disclosed under paragraph 2 above (other than sub-paragraph 2(a)) or which, pursuant to paragraph 4 above, are not required to be returned or destroyed).

6.	NO REPRESENTATION; CONSEQUENCES OF BREACH, ETC

You acknowledge and agree that neither we nor any member of the Group nor any of our or their respective officers, employees or advisers (each a “Relevant Person”) (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or be otherwise liable to you or any other person in respect to the Confidential Information or any such information.

7.	NO WAIVER; AMENDMENTS, ETC

This letter sets out the full extent of your obligations of confidentiality owed to us in relation to the information the subject of this letter. No failure or delay in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privileges hereunder. The terms of this letter and your obligations hereunder may only be amended or modified by written agreement between us.

8.	INSIDE INFORMATION

You acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation relating to insider dealing and you undertake not to use any Confidential Information for any unlawful purpose.

9.	GOVERNING LAW AND JURISDICTION

(a)	This letter (including the agreement constituted by your acknowledgement of its terms) is governed by French law.

(b)	The parties submit to the non-exclusive jurisdiction of the [tribunaux du ressort de la Cour d’appel] de Paris.

10.	DEFINITIONS

In this letter (including the acknowledgement set out below) terms defined in the Agreement shall, unless the context otherwise requires, have the same meaning and:

“Borrower” means Compagnie Générale de Géophysique.

“Confidential Information” means any information relating to the Borrower, its financial, commercial or legal situation, the Group, the Agreement and/or the Acquisition provided to you by us or any of our affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that (a) is or becomes public knowledge other than as a direct or indirect result of any breach of this letter or (b) is known by you before the date the information is disclosed to you by us or any of our affiliates or advisers or is lawfully obtained by you thereafter, other than from a source which is connected with the Group and which, in either case, as far as you are aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality;

“Group” means Compagnie Générale de Géophysique and its Subsidiaries for the time being;

“Permitted Purpose” means subject to the terms of this letter, [passing on information to a prospective purchaser for the purpose of] considering and evaluating whether to enter into the Acquisition; and

“Purchaser Group” means you, each of your holding companies and Subsidiaries and each Subsidiary of each of your holding companies.

“Subsidiary” means, in relation to any company, another company which is controlled by it within the meaning of article L.233-3 of the French Code de commerce.
     Please acknowledge your agreement to the above by signing and returning the enclosed copy.
Yours faithfully

For and on behalf of
[Seller]
To:    [Seller]
The Borrower and each other member of the Group
We acknowledge and agree to the above:

For and on behalf of
[Potential Purchaser]

SCHEDULE 11
Form of Target Share Pledge Agreement

SHARE PLEDGE AGREEMENT
dated as of
[●], 200[●]
among
COMPAGNIE GÉNÉRALE DE GÉOPHYSIQUE,
and
CREDIT SUISSE, LONDON BRANCH,
as Security Agent

     SHARE PLEDGE AGREEMENT dated as of [●], 200[●] (this “Agreement”), among COMPAGNIE GÉNÉRALE DE GÉOPHYSIQUE, a société anonyme incorporated in France (the “Borrower”), and Credit Suisse, London Branch, as security agent (the “Security Agent”).
PRELIMINARY STATEMENT
          Reference is made to the Single Currency Term Facility Agreement dated as of November 22, 2006 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the guarantors from time to time party thereto, the lenders from time to time party thereto (the “Lenders”), Credit Suisse, London Branch, as administrative agent (in such capacity, the “Administrative Agent”) and Security Agent.
          The Lenders have agreed to extend credit to the Borrower pursuant to, and upon the terms and conditions specified in, the Credit Agreement. The obligations of the Lenders to extend credit to the Borrower are conditioned upon, among other things, the execution and delivery of this Agreement by the Borrower. Accordingly, the parties hereto agree as follows:
ARTICLE I
Definitions
          SECTION 1.01. Credit Agreement. (a) Capitalized terms used in this Agreement and not otherwise defined herein have the meanings set forth in the Credit Agreement. All capitalized terms defined in the New York UCC (as such term is defined herein) and not defined in this Agreement have the meanings specified therein. All references to the Uniform Commercial Code shall mean the New York UCC.
     (b) The rules of construction specified in Article 1.2 of the Credit Agreement also apply to this Agreement.
          SECTION 1.02. Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
          “Administrative Agent” shall have the meaning assigned to such term in the preliminary statement.
          “Borrower” shall have the meaning assigned to such term in the preamble.
          “Equity Interests” shall mean shares of capital stock (whether denominated as common stock or preferred stock), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company, trust or equivalent entity, whether voting or non-voting.

          “Federal Securities Laws” shall have the meaning assigned to such term in Section 3.04.
          “Grantor” shall mean the Borrower.
          “Indemnitees” shall have the meaning assigned to such term in Section 4.06.
          “New York UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York.
          “Obligations” shall mean (a) the due and punctual payment of (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loan, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) all other monetary obligations of the Borrower to any of the Secured Parties under the Credit Agreement and each of the other Finance Documents, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), and (b) the due and punctual performance of all other obligations of the Borrower under or pursuant to the Credit Agreement and each of the other Finance Documents.
          “Pledged Collateral” shall have the meaning assigned to such term in Section 2.01.
          “Pledged Securities” shall mean any stock certificates or other securities now or hereafter included in the Pledged Collateral, including all certificates, instruments or other documents representing or evidencing any Pledged Securities; provided, however, that, if the issuer of any such Pledged Securities is a controlled foreign corporation (as such term is defined in Section 957(a) of the Internal Revenue Code), the Pledged Securities shall not include any Equity Interests of such issuer to the extent that creation of a security interest by the Grantor in such Equity Interests could reasonably be expected to result in material adverse tax consequences to the Grantor, it being acknowledged and agreed that the creation of a security interest in Equity Interests possessing up to 66% of the voting power of all classes of Equity Interests of such issuer entitled to vote will not result in such adverse tax consequences.
          “Security Agent” shall have the meaning assigned to such term in the preamble.
ARTICLE II
Pledge of Securities
          SECTION 2.01. Pledge. As security for the payment or performance, as the case may be, in full of the Obligations, the Grantor hereby assigns and pledges to the Security Agent, its successors and assigns, for the ratable benefit of the Secured Parties, and hereby grants to the Security Agent, its successors and assigns, for the ratable benefit of the Secured Parties, a security interest in, all of the Grantor’s right, title and interest in, to and under (a)(i) the Equity Interests owned by the Grantor in Mergeco on the date hereof (such Equity Interests listed on Schedule I), and (ii) the certificate(s) representing all such Equity Interests, (b) subject to Section 2.06, all payments of dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other Proceeds received in respect of, the Equity Interests referred to in clause (a) above, (c) subject to Section 2.06, all rights and privileges of the Grantor with respect to the Equity Interests and other property referred to in clauses (a) and (b) above, and (d) all Proceeds of any of the foregoing (the items referred to in clauses (a) through (d) above being collectively referred to as the “Pledged Collateral”).
          TO HAVE AND TO HOLD the Pledged Collateral, together with all right, title, interest, powers, privileges and preferences pertaining or incidental thereto, unto the Security Agent, its successors and assigns, for the ratable benefit of the Secured Parties, forever; subject, however, to the terms, covenants and conditions hereinafter set forth.
          SECTION 2.02. Delivery of the Pledged Collateral. (a) The Grantor agrees promptly to deliver or cause to be delivered to the Security Agent any and all certificates, instruments or other documents representing or evidencing Pledged Collateral.
     (b) Upon delivery to the Security Agent, (i) any certificate, instrument or document representing or evidencing Pledged Collateral shall be accompanied by undated stock powers duly executed in blank or other undated instruments of transfer satisfactory to the Security Agent and duly executed in blank and by such other instruments and documents as the Security Agent may reasonably request and (ii) all other property comprising part of the Pledged Collateral shall be accompanied by proper instruments of assignment duly executed by the Grantor and such other instruments or documents as the Security Agent may reasonably request. Each delivery of Pledged Securities shall be accompanied by a schedule describing the applicable securities, which schedule shall be attached hereto as Schedule I and made a part hereof; provided that failure to attach any such schedule hereto shall not affect the validity of the pledge of such Pledged Securities. Each schedule so delivered shall supplement any prior schedules so delivered.
          SECTION 2.03. Representations, Warranties and Covenants. The Grantor represents, warrants and covenants to and with the Security Agent, for the benefit of the Secured Parties, that:
     (a) Schedule I correctly sets forth the percentage of the issued and outstanding shares of each class of the Equity Interests of the issuer thereof represented by such Pledged Securities and includes all Equity Interests required to be pledged hereunder;

     (b) the Pledged Securities have been duly and validly authorized and issued by the issuer thereof and are fully paid and nonassessable;
     (c) except for the security interests granted hereunder (or otherwise permitted under the Credit Agreement), the Grantor (i) is and, subject to any transfers made in compliance with the Credit Agreement, will continue to be the direct owner, beneficially and of record, of the Pledged Securities indicated on Schedule I as owned by the Grantor, (ii) holds the same free and clear of all Security, (iii) will make no assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other Security on, the Pledged Collateral, other than in compliance with the Credit Agreement, and (iv) subject to Section 2.06, will cause any and all Pledged Collateral, whether for value paid by the Grantor or otherwise, to be forthwith deposited with the Security Agent and pledged or assigned hereunder;
     (d) except for restrictions and limitations imposed by the Finance Documents or securities laws generally, the Pledged Collateral is and will continue to be freely transferable and assignable, and none of the Pledged Collateral is or will be subject to any option, right of first refusal, shareholders agreement, charter or by-law provisions or contractual restriction of any nature that might prohibit, impair, delay or otherwise affect the pledge of such Pledged Collateral hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Security Agent of rights and remedies hereunder;
     (e) the Grantor (i) has the power and authority to pledge the Pledged Collateral pledged by it hereunder in the manner hereby done or contemplated and (ii) will defend its title or interest thereto or therein against any and all Security (other than any Security created or permitted by the Finance Documents), however arising, of all persons whomsoever;
     (f) no consent or approval of any Government Authority, any securities exchange or any other person was or is necessary to the validity of the pledge effected hereby (other than such as have been obtained and are in full force and effect);
     (g) by virtue of the execution and delivery by the Grantor of this Agreement, when any Pledged Securities are delivered to the Security Agent in accordance with this Agreement, the Security Agent will obtain a legal, valid and perfected first priority lien upon and security interest in such Pledged Securities as security for the payment and performance of the Obligations; and
     (h) the pledge effected hereby is effective to vest in the Security Agent, for the ratable benefit of the Secured Parties, the rights of the Security Agent in the Pledged Collateral as set forth herein and all action by any Grantor necessary or desirable to protect and perfect the Security on the Pledged Collateral has been duly taken.
          SECTION 2.04. Certification of Limited Liability Company Interests and Limited Partnership Interests. The Equity Interests pledged hereunder shall be represented by a certificate (or certificates) and shall be a “security” within the meaning of (and governed by) Article 8 of the New York UCC, or, if the Equity Interests pledged hereunder are not “securities” within the meaning of (and governed by) Article 8 of the New York UCC, the Grantor shall not take any action that, under Article 8 of the New York UCC, converts such Equity Interests into securities without causing the issuer thereof to issue to it certificates or instruments evidencing such Equity Interests, which it shall promptly deliver to Security Agent as provided in Section 2.02.
          SECTION 2.05. Registration in Nominee Name; Denominations. The Security Agent, on behalf of the Secured Parties, shall have the right (in its sole and absolute discretion) to hold the Pledged Securities in its own name as pledgee, the name of its nominee (as pledgee or as sub-agent) or the name of the Grantor, endorsed or assigned in blank or in favor of the Security Agent. The Grantor will promptly give to the Security Agent copies of any notices or other communications received by it with respect to Pledged Collateral in its capacity as the registered owner thereof. The Security Agent shall at all times have the right to exchange the certificates representing Pledged Collateral for certificates of smaller or larger denominations for any purpose consistent with this Agreement and the Credit Agreement.
          SECTION 2.06. Voting Rights; Dividends and Interest, Etc. (a) Unless and until an Event of Default shall have occurred and be continuing and the Security Agent shall have notified the Grantor that their rights under this Section 2.06 are being suspended:
     (i) The Grantor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Securities or any part thereof for any purpose consistent with the terms of this Agreement, the Credit Agreement and the other Finance Documents; provided, however, that such rights and powers shall not be exercised in any manner that could materially and adversely affect the rights inuring to a holder of any Pledged Securities or the rights and remedies of any of the Security Agent or the other Secured Parties under this Agreement or the Credit Agreement or any other Finance Document or the ability of the Secured Parties to exercise the same.
     (ii) The Security Agent shall execute and deliver to the Grantor, or cause to be executed and delivered to the Grantor, all such proxies, powers of attorney and other instruments as the Grantor may reasonably request for the purpose of enabling the Grantor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to paragraph (i) above.
     (iii) The Grantor shall be entitled to receive and retain any and all dividends and other distributions paid on or distributed in respect of the Pledged Securities to the extent and only to the extent that such dividends and other distributions are permitted by, and otherwise paid or distributed in accordance with, the terms and conditions of the Credit Agreement, the other Finance Documents and applicable law; provided, however, that any non-cash dividends or other distributions that would constitute Pledged Collateral, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Securities or received in exchange for Pledged Securities or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral, and, if received by the Grantor, shall not be commingled by the Grantor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the ratable benefit of the Secured Parties and shall be forthwith delivered to the Security Agent in the same form as so received (with any necessary endorsement or instrument of assignment).
     (b) Upon the occurrence and during the continuance of an Event of Default, after the Security Agent shall have notified the Grantor of the suspension of its rights under paragraph (a)(iii) of this Section 2.06, then all rights of the Grantor to dividends or other distributions that the Grantor is authorized to receive pursuant to paragraph (a)(iii) of this Section 2.06 shall cease, and all such rights shall thereupon become vested in the Security Agent, which shall have the sole and exclusive right and authority to receive and retain such dividends or other distributions. All dividends or other distributions received by the Grantor contrary to the provisions of this Section 2.06 shall be held in trust for the benefit of the Security Agent, shall be segregated from other property or funds of the Grantor and shall be forthwith delivered to the Security Agent upon demand in the same form as so received (with any necessary endorsement or instrument of assignment). Any and all money and other property paid over to or received by the Security Agent pursuant to the provisions of this paragraph (b) shall be retained by the Security Agent in an account to be established by the Security Agent upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 3.02. After all Events of Default have been cured or waived and the Grantor has delivered to the Administrative Agent certificates to that effect, the Security Agent shall promptly repay to the Grantor (without interest) all dividends or other distributions that the Grantor would otherwise be permitted to retain pursuant to the terms of paragraph (a)(iii) of this Section 2.06 and that remain in such account.
     (c) Upon the occurrence and during the continuance of an Event of Default, after the Security Agent shall have notified the Grantor of the suspension of its rights under paragraph (a)(i) of this Section 2.06, then all rights of the Grantor to exercise the voting and consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section 2.06, and the obligations of the Security Agent under paragraph (a)(ii) of this Section 2.06, shall cease, and all such rights shall thereupon become vested in the Security Agent, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers; provided that, unless otherwise directed by the Majority Lenders, the Security Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Grantor to exercise such rights.

     (d) Any notice given by the Security Agent to the Grantor exercising its rights under paragraph (a) of this Section 2.06 (i) may be given by telephone if promptly confirmed in writing, and (ii) may suspend the rights of the Grantor under paragraph (a)(i) or paragraph (a)(ii) in part without suspending all such rights (as specified by the Security Agent in its sole and absolute discretion) and without waiving or otherwise affecting the Security Agent’s rights to give additional notices from time to time suspending other rights so long as an Event of Default has occurred and is continuing.
ARTICLE III
Remedies
          SECTION 3.01. Remedies Upon Default. Upon the occurrence and during the continuance of an Event of Default, the Grantor agrees to deliver each item of Pledged Collateral to the Security Agent on demand, and the Grantor agrees that the Security Agent shall have the right, subject to the mandatory requirements of applicable law, to sell or otherwise dispose of all or any part of the Pledged Collateral at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Security Agent shall deem appropriate. The Security Agent shall be authorized at any such sale (if it deems it advisable to do so) to restrict the prospective bidders or purchasers to persons who will represent and agree that they are purchasing the Pledged Collateral for their own account for investment and not with a view to the distribution or sale thereof, and upon consummation of any such sale the Security Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Pledged Collateral so sold. Each such purchaser at any such sale shall hold the property sold absolutely, free from any claim or right on the part of the Grantor, and the Grantor hereby waives (to the extent permitted by law) all rights of redemption, stay and appraisal which the Grantor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.
          The Security Agent shall give the Grantor 10 days’ written notice (which each Grantor agrees is reasonable notice within the meaning of Section 9 611 of the New York UCC or its equivalent in other jurisdictions) of the Security Agent’s intention to make any sale of Pledged Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Pledged Collateral, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Security Agent may fix and state in the notice (if any) of such sale. At any such sale, the Pledged Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Security Agent may (in its sole and absolute discretion) determine. The Security Agent shall not be obligated to make any sale of any Pledged Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Pledged Collateral shall have been given. The Security Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case any sale of all or any part of the Pledged Collateral is made on credit or for future delivery, the Pledged Collateral so sold may be retained by the Security Agent until the sale price is paid by the purchaser or purchasers thereof, but the Security Agent shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Pledged Collateral so sold and, in case of any such failure, such Pledged Collateral may be sold again upon like notice. At any public (or, to the extent permitted by law, private) sale made pursuant to this Agreement, any Secured Party may bid for or purchase, free (to the extent permitted by applicable law) from any right of redemption, stay, valuation or appraisal on the part of the Grantor (all said rights being also hereby waived and released to the extent permitted by applicable law), the Pledged Collateral or any part thereof offered for sale and may make payment on account thereof by using any claim then due and payable to such Secured Party from the Grantor as a credit against the purchase price, and such Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to the Grantor therefor. For purposes hereof, a written agreement to purchase the Pledged Collateral or any portion thereof shall be treated as a sale thereof; the Security Agent shall be free to carry out such sale pursuant to such agreement and the Grantor shall not be entitled to the return of the Pledged Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Security Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Obligations paid in full. As an alternative to exercising the power of sale herein conferred upon it, the Security Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Pledged Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver. Any sale pursuant to the provisions of this Section 3.01 shall be deemed to conform to the commercially reasonable standards as provided in Section 9-610(b) of the New York UCC or its equivalent in other jurisdictions.
          SECTION 3.02. Application of Proceeds. The Security Agent shall apply the proceeds of any collection, sale, foreclosure or other realization upon any Pledged Collateral, including any Pledged Collateral consisting of cash, as follows:
     FIRST, to the payment of all costs and expenses incurred by the Administrative Agent or the Security Agent (in their respective capacities as such hereunder or under any other Finance Document) in connection with such collection, sale, foreclosure or realization or otherwise in connection with this Agreement, any other Finance Document or any of the Obligations, including all court costs and the fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent and/or the Security Agent hereunder or under any other Finance Document on behalf of the Grantor and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Finance Document;
     SECOND, to the payment in full of the Obligations (the amounts so applied to be distributed among the Secured Parties pro rata in accordance with the amounts of the Obligations owed to them on the date of any such distribution);
     THIRD, to the Grantor, its successors or assigns, or as a court of competent jurisdiction may otherwise direct.
The Security Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Upon any sale of Pledged Collateral by the Security Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Security Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Pledged Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Security Agent or such officer or be answerable in any way for the misapplication thereof.
          SECTION 3.03. [Intentionally Omitted.]
          SECTION 3.04. Securities Act, Etc. In view of the position of the Grantor in relation to the Pledged Collateral, or because of other current or future circumstances, a question may arise under the U.S. Securities Act of 1933, as now or hereafter in effect, or any similar statute hereafter enacted analogous in purpose or effect (such Act and any such similar statute as from time to time in effect being called the “Federal Securities Laws”) with respect to any disposition of the Pledged Collateral permitted hereunder. The Grantor understands that compliance with the Federal Securities Laws might very strictly limit the course of conduct of the Security Agent if the Security Agent were to attempt to dispose of all or any part of the Pledged Collateral, and might also limit the extent to which or the manner in which any subsequent transferee of any Pledged Collateral could dispose of the same. Similarly, there may be other legal restrictions or limitations affecting the Security Agent in any attempt to dispose of all or part of the Pledged Collateral under applicable “blue sky” or other state securities laws or similar laws analogous in purpose or effect. The Grantor recognizes that in light of such restrictions and limitations the Security Agent may, with respect to any sale of the Pledged Collateral, limit the purchasers to those who will agree, among other things, to acquire such Pledged Collateral for their own account, for investment, and not with a view to the distribution or resale thereof. The Grantor acknowledges and agrees that in light of such restrictions and limitations, the Security Agent, in its sole and absolute discretion (a) may proceed to make such a sale whether or not a registration statement for the purpose of registering such Pledged Collateral or part thereof shall have been filed under the Federal Securities Laws and (b) may approach and negotiate with a limited number of potential purchasers (including a single potential purchaser) to effect such sale. The Grantor acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions. In the event of any such sale, the Security Agent shall incur no responsibility or liability for selling all or any part of the Pledged Collateral at a price that the Security Agent, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a limited number of purchasers (or a single purchaser) were approached. The provisions of this Section 3.04 will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Security Agent sells.
ARTICLE IV
Miscellaneous
          SECTION 4.01. Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Clause 30 of the Credit Agreement.
          SECTION 4.02. Security Interest Absolute. All rights of the Security Agent hereunder, the grant of a security interest in the Pledged Collateral and all obligations of the Grantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Finance Document, any agreement with respect to any of the Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Finance Document or any other agreement or instrument relating to the foregoing, (c) any exchange, release or non-perfection of any Security on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Obligations, or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Grantor in respect of the Obligations or this Agreement (other than payment of the Obligations in full).
          SECTION 4.03. Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower in the Finance Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Finance Document shall be considered to have been relied upon by the Lenders and shall survive the execution and delivery of the Finance Documents and the making of any Loan, regardless of any investigation made by any Lender or on its behalf and notwithstanding that the Security Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended under the Credit Agreement, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under any Finance Document is outstanding and unpaid and so long as the Commitments have not expired or terminated.
          SECTION 4.04. Binding Effect; Several Agreement. This Agreement shall become effective as to the Borrower when a counterpart hereof executed on behalf of the Borrower shall have been delivered to the Security Agent and a counterpart hereof shall have been executed on behalf of the Security Agent, and thereafter shall be binding upon the Borrower and the Security Agent and their respective permitted successors and assigns.
          SECTION 4.05. Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Grantor or the Security Agent that are contained in this Agreement shall bind and inure to the benefit of their respective permitted successors and assigns; provided, however, that the Grantor shall not have the right to assign or transfer its rights or obligations hereunder or any interest herein or in the Pledged Collateral (and any such assignment or transfer shall be void) except as expressly contemplated or permitted by this Agreement or the Credit Agreement.
          SECTION 4.06. Security Agent’s Fees and Expenses; Indemnification. (a) The parties hereto agree that the Security Agent shall be entitled to reimbursement of its expenses incurred hereunder as provided in Clause 14 of the Credit Agreement.
     (b) Without limitation of its indemnification obligations under the other Finance Documents, the Grantor agrees to indemnify each Finance Party (collectively, the “Indemnitees”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, and related out of pocket expenses, including the fees, charges and disbursements of any outside counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of, the execution, delivery or performance of this Agreement or any agreement or instrument contemplated hereby or any claim, litigation, investigation or proceeding relating to any of the foregoing or to the Pledged Collateral, regardless of whether any Indemnitee is a party thereto or whether initiated by a third party or by the Borrower or any Affiliate thereof; provided, however, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses have resulted from the gross negligence or willful misconduct of such Indemnitee. To the extent permitted by applicable law, the Grantor agrees that it shall not assert, and the Grantor hereby waives any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, or the transactions contemplated hereby.
     (c) Any such amounts payable as provided hereunder shall be additional Obligations secured hereby and by the other Security Documents. The provisions of this Section 4.06 shall remain operative and in full force and effect regardless of the termination of this Agreement or any other Finance Document, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Finance Document, or any investigation made by or on behalf of the Security Agent or any other Secured Party. All amounts due under this Section 4.06 shall be payable on written demand therefor and shall bear interest, on and from the date of demand, as provided in Clause 8 of the Credit Agreement.
          SECTION 4.07. Security Agent Appointed Attorney-in-Fact. (i) The Grantor hereby appoints the Security Agent as the attorney-in-fact of the Grantor for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Security Agent may deem necessary or advisable to accomplish the purposes hereof, which appointment is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, the Security Agent shall have the right, upon the occurrence and during the continuance of an Event of Default, with full power of substitution either in the Security Agent’s name or in the name of the Grantor (a) to receive, endorse, assign and/or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Pledged Collateral or any part thereof, (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Pledged Collateral, (c) to sign the name of the Grantor on any invoice or bill of lading relating to any of the Pledged Collateral, (d) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Pledged Collateral or to enforce any rights in respect of any Pledged Collateral, (e) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Pledged Collateral, (f) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Pledged Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement in accordance with its terms, as fully and completely as though the Security Agent were the absolute owner of the Pledged Collateral for all purposes; provided, however, that nothing herein contained shall be construed as requiring or obligating the Security Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Security Agent, or to present or file any claim or notice, or to take any action with respect to the Pledged Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby.
     (ii) The Security Agent and the other Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their officers, directors, employees or agents shall be responsible to the Grantor for any act or failure to act hereunder, except for their own gross negligence, willful misconduct or bad faith. The Security Agent shall exercise reasonable care in the custody of any Pledged Collateral in its possession and the accounting for moneys received by it (including by any Delegate or sub-agent) hereunder.
          SECTION 4.08. Applicable Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.
          SECTION 4.09. Waivers; Amendment. (a) No failure or delay by the Security Agent, the Administrative Agent, or any Lender in exercising any right or power hereunder or under any other Finance Document shall operate as a waiver hereof or thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Security Agent, the Administrative Agent, and the Lenders hereunder and under the other Finance Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Finance Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 4.09, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Security Agent or any Lender may have had notice or knowledge of such Default at the time. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.
     (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Security Agent and the Borrower with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Clause 34 of the Credit Agreement.
          SECTION 4.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER FINANCE DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER FINANCE DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4.10.
          SECTION 4.11. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Finance Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
          SECTION 4.12. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 4.04. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.
          SECTION 4.13. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

          SECTION 4.14. Jurisdiction; Consent to Service of Process. (a) The Grantor hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America, sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and the Borrower hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. The Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Finance Document shall affect any right that the Security Agent, the Administrative Agent, or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Finance Document against the Grantor or its properties in the courts of any jurisdiction.
     (b) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (a) of this Section 4.14. The Borrower hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
     (c) The Borrower hereby irrevocably consents to service of process in the manner provided for notices in Section 4.01. Nothing in this Agreement or any other Finance Document will affect the right of the Security Agent to serve process in any other manner permitted by law.
          SECTION 4.15. Termination or Release. (a) (i) This Agreement, the pledge of the Pledged Collateral and all other security interests granted hereby shall terminate when all the Obligations have been paid in full and the Lenders have no further commitment to lend under the Credit Agreement. (ii) This Agreement shall terminate and be superseded in all respects by the Collateral Agreement upon its execution.
     (b) Upon any disposal by the Grantor of any Pledged Collateral that is permitted under the Credit Agreement, the security interests of the Security Agent for the benefit of the Secured Parties in such Pledged Collateral and all other security interests granted hereby shall be automatically released.
     (c) In connection with any termination or release pursuant to paragraphs (a) and (b) above, the Security Agent shall promptly execute and deliver to the Grantor, at the Grantor’s expense, all Uniform Commercial Code termination statements and similar documents that the Grantor shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 4.15 shall be without recourse to or representation or warranty by the Security Agent or any Secured Party. Without limiting the provisions of Section 4.06, the Borrower shall reimburse the Security Agent upon demand for all costs and out of pocket expenses, including the fees, charges and expenses of outside counsel, incurred by it in connection with any action contemplated by this Section 4.15.
          SECTION 4.16. [Intentionally Omitted.]
          SECTION 4.17. Right of Setoff. If an Event of Default shall have occurred and is continuing, each Secured Party is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all Pledged Collateral (including any deposits (general or special, time or demand, provisional or final)) at any time held and other obligations at any time owing by such Secured Party to or for the credit or the account of the Grantor against any and all of the obligations of the Grantor now or hereafter existing under this Agreement and the other Finance Documents held by such Secured Party, irrespective of whether or not such Secured Party shall have made any demand under this Agreement or any other Finance Document and although such obligations may be unmatured. The rights of each Secured Party under this Section 4.17 are in addition to other rights and remedies (including other rights of setoff) which such Secured Party may have.
          SECTION 4.18. Credit Agreement Governs. If any conflict or inconsistency exists between this Agreement and the Credit Agreement, the Credit Agreement shall govern.
[Remainder of page intentionally left blank]

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

COMPAGNIE GÉNÉRALE DE GÉOPHYSIQUE,
by
Name:
Title:

CREDIT SUISSE, LONDON BRANCH, AS SECURITY AGENT,
by
Name:
Title:

Schedule I to the
Share Pledge Agreement
EQUITY INTERESTS

			Number and	Percentage
	Number of	Registered	Class of	of Equity
Issuer	Certificate	Owner	Equity Interest	Interests

SCHEDULE 12
[Reserved]

SCHEDULE 13
Form of TEG Letter
From: [the Agent]
To:     [the Borrower]
[date]
Dear Sirs,
We refer to the US$1,600,000,000 single currency term facility agreement (the “Facility Agreement”) dated 22 November 2006 and made between, inter alia, Compagnie Générale de Géophysique as Borrower and Credit Suisse, London Branch as Agent. Terms defined in the Facility Agreement shall have the same meaning in this notice.
This is the letter referred to in Clause 8.6 (Effective global rate (Taux Effectif Global)) of the Facility Agreement.
The floating nature of the interest rate applicable to the Loan makes it impossible to specify a taux effectif global applicable for the duration of the Facility Agreement.
However, in order to meet the requirements of article L. 313-1 et seq. R. 313-1 and R. 313-2 of the French Code de la consommation and in accordance with the provisions of Clause 8.6 (Effective Global Rate (Taux Effectif Global)) of the Facility Agreement, we set out below an indicative calculation of the taux effectif global, based on the assumptions set out in this letter.
Assumed LIBOR and Margin:
LIBOR:                      [to be completed by the Agent]
Margin:                      [to be completed by the Agent]
Based on the assumptions set out above (and including the Margin, all fees and expenses relating to the Loan), the interest rate (taux de période) for an Interest Period (durée de période) of [to be completed by the Agent] months would be [to be completed by the Agent] % per annum and the effective global rate (taux effectif global annuel) would be [to be completed by the Agent]% per annum.

The calculations set out in this letter are for illustrative purposes only and shall not bind the parties to the Facility Agreement. Nothing expressed or implied in this letter constitutes any commitment on the part of any of the Finance Parties.
Yours sincerely,
[ ● ]
For and on behalf
of [the Agent]
Receipt acknowledged
[ ● ]
For and on behalf of
[the Borrower]

SCHEDULE 14
[Reserved]

SCHEDULE 15
Specified Time
“D- “refers to the number of Business Days before the Utilisation Date/the first day of the relevant Interest Period.

Loan
Delivery of the duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request))	D-2 11:00 a.m. GMT

Agent notifies the Lenders of the Utilisation Request in accordance with Clause 5.2 (Lenders’ participation)	D-2 3:00 p.m. GMT

Delivery of a duly completed Selection Notice (Clause 9.1 (Selection of Interest Periods))	D-3 11:00 a.m. GMT

Agent notifies the Lenders of the Selection Notice in accordance with Clause 5.2 (Lenders’ participation)	D-3 3:00 p.m. GMT

LIBOR is fixed	Quotation Day as of 11:00 a.m. GMT

SCHEDULE 16
[Reserved]

SCHEDULE 17
Existing Financial Indebtedness
(30 September 2006)

					Amount
			Maximum Facility		Outstanding
Name of Obligor	Bank	Facility Type	Amount		(09/30/2006)		Due date
Compagnie Générale de Géophysique	Natexis Banques Populaires (as Agent)	Syndicated Credit	US$	20,000,000		—	03/2007

Compagnie Générale de Géophysique	IBM	Capital Lease		€119,715		€119,715	12/2007

Compagnie Générale de Géophysique	Econocom	Capital Lease		€39,183		€39,183	10/2006

CGG Marine	LDA	Capital Lease	US$	4,185,343	US$	4,185,343	2009

CGG Marine	LDA	Capital Lease	US$	3,265,497	US$	3,265,497	2009

CGG Marine	LDA	Capital Lease	US$	832,529	US$	832,529	2008

CGG Marine Resources Norge AS	Rieber	Capital Lease	US$	6,957,781	US$	6,957,781	2008

Sea Survey II	Crédit Industriel	Medium Term Loan	US$	17,126,352	US$	17,126,352	2010
	et Commercial

Sea Survey III	Crédit Industriel	Medium Term Loan	US$	25,164,436	US$	25,164,436	2011
	et Commercial

Exploration Resources ASA	DnB	Medium Term Loan	US$	2,500,000	US$	2,500,000	2009

Exploration Vessel Resources AS	DnB	Medium Term Loan	US$	2,500,000	US$	2,500,000	2008

Exploration Vessel Resources II AS	DnB	Medium Term Loan	US$	1,000,000	US$	1,000,000	09/2007

Exploration Vessel Resources II AS	DnB	Medium Term Loan	US$	560,000	US$	560,000	12/2006

Exploration Investment Resources II AS	DnB	Medium Term Loan	US$	70,000,000	US$	70,000,000	2011

Exploration Investment Resources II AS	Geoshipping	Capital Lease	US$	52,421,675	US$	52,421,675	2011

Multiwave Geophysical Company AS	SG Equipment Finans	Capital Lease	US$	285,781	US$	285,781	2008

Multiwave Geophysical Company AS	SG Equipment Finans	Capital Lease	US$	607,258	US$	607,258	2008

Multiwave Geophysical Company AS	SG Equipment Finans	Capital Lease	US$	71,375	US$	71,375	2008

Multiwave Geophysical Company AS	SG Equipment Finans	Capital Lease	US$	87,661	US$	87,661	2008

					Amount
			Maximum Facility		Outstanding
Name of Obligor	Bank	Facility Type	Amount		(09/30/2006)		Due date
Multiwave Geophysical Company AS	SG Equipment Finans	Capital Lease	US$	131,630	US$	131,630	2009

Multiwave Geophysical Company AS	SG Equipment Finans	Capital Lease	US$	1,102,547	US$	1,102,547	2009

Multiwave Geophysical Company AS	SG Equipment Finans	Capital Lease	US$	1,297,257	US$	1,297,257	2009

Multiwave Geophysical Company AS	SG Equipment Finans	Capital Lease	US$	129,931	US$	129,931	2009

Multiwave Geophysical Company AS	SG Equipment Finans	Capital Lease	US$	43,627	US$	43,627	2010

Multiwave Geophysical Company AS	SG Equipment Finans	Capital Lease	US$	373,427	US$	373,427	2010

Multiwave Geophysical Company AS	SG Equipment Finans	Capital Lease	US$	1,778,317	US$	1,778,317	2010

Multiwave Geophysical Company AS	SG Equipment Finans	Capital Lease	US$	653,129	US$	653,129	2010

Multiwave Geophysical Company AS	SG Equipment Finans	Capital Lease	US$	103,075	US$	103,075	2010

Sercel Inc.	GE Capital	Mortgage	US$	1,568,000	US$	1,568,000	2014

Sercel Inc.	GE Capital	Mortgage	US$	621,000	US$	621,000	2013

Sercel England	Natwest	Mortgage		£102,000		£102,000	2009

Sercel England	Natwest	Medium Term Loan		£27,000		£27,000	2008

Compagnie Générale de Géophysique	CSFB	High Yield Bond	US$	165,000,000	US$	165,000,000	2015

Compagnie Générale de Géophysique	CSFB	High Yield Bond Add-on	US$	165,000,000	US$	165,000,000	2015

Compagnie Générale de Géophysique	KBC	Overdraft		€300,000		—	At sight

Compagnie Générale de Géophysique	Natwest	Overdraft		£500,000		£420,354	At sight

	Dhofar al
Compagnie Générale	Omani Al
de Géophysique	Fransi Mascate	Overdraft	OMR	100,000		—	01/2007

Compagnie Générale de Géophysique	BCP	Overdraft	EGP	3,000,000	EGP	55,491	12/2006

Compagnie Générale de Géophysique	Société Générale	Accounting Overdraft		—		€738,428	10/2006

Compagnie Générale de Géophysique	BNP Paribas	Accounting Overdraft		—		€973,111	10/2006

					Amount
			Maximum Facility		Outstanding
Name of Obligor	Bank	Facility Type	Amount		(09/30/2006)		Due date
Compagnie Générale	Crédit Industriel
de Géophysique	et Commercial	Accounting Overdraft		—		€84,788	10/2006

Compagnie Générale de Géophysique	First National Bank	Accounting Overdraft		—	ZAR	146,859	10/2006

Compagnie Générale de Géophysique	BNP Paribas	Accounting Overdraft		—	AED	444,535	10/2006

CGG Marine	Natexis Banques	Overdraft		€1,000,000		—	At sight
	Populaires

CGG Marine	Natexis Banques	Accounting Overdraft		—		£800,561	10/2006
	Populaires

CGG Americas Inc.	Amegy	Overdraft	US$	1,000,000	US$	100,000	12/2006

CGG Canada	RBC	Overdraft	CAD	800,000		—	12/2006

CGG do Brasil	Sudameris	Overdraft	BRL	3,000,000	BRL	1,871,000	11/2006

CGG do Brasil	HSBC	Overdraft	BRL	5,000,000		—	01/2007

CGG do Brasil	Société Générale	Overdraft	BRL	3,107,700		—	02/2007

CGG India	ICICI	Medium Term Loan	INR	10,000,000	INR	10,000,000	12/2006

CGG AP	RHB	Overdraft	MYR	500,000		—	12/2006

CGG AP	Bumiputra	Overdraft	MYR	300,000		—	12/2006

EXGEO	Banco Venezolano de	Overdraft	VEB	16,000,000,000	VEB	10,700,000,000	12/2006
	Credito

EXGEO	Banesco	Overdraft	VEB	10,000,000,000	VEB	4,803,000,000	12/2006

Sercel	Crédit Industriel	Medium Term Loan	US$	300,000	US$	300,000	06/2007
	de l’Ouest

Sercel	Crédit Industriel	Medium Term Loan	US$	2,400,000	US$	2,400,000	2010
	de l’Ouest

Sercel	Banque du Crédit	Medium Term Loan	US$	750,000	US$	750,000	12/2007
	Mutuel pour
	l’Entreprise

Sercel	Banque du Crédit	Medium Term Loan	US$	1,250,000	US$	1,250,000	2008
	Mutuel pour
	l’Entreprise

Sercel	Banque du Crédit	Medium Term Loan	US$	2,400,000	US$	2,400,000	2009
	Mutuel pour
	l’Entreprise

					Amount
			Maximum Facility		Outstanding
Name of Obligor	Bank	Facility Type	Amount		(09/30/2006)		Due date
Sercel	Banque du Crédit	Medium Term Loan	US$	3,000,000	US$	3,000,000	2011
	Mutuel pour
	l’Entreprise

Sercel	Caisse Régionale du	Medium Term Loan	US$	3,000,000	US$	3,000,000	2011
	Crédit Agricole

Sercel	Caisse Régionale du	Medium Term Loan	US$	1,392,300	US$	1,392,300	2008
	Crédit Agricole

Sercel	Caisse Régionale du	Medium Term Loan		€1,400,000		€1,400,000	06/2007
	Crédit Agricole

Sercel	Société Générale	Accounting Overdraft		—		€733,207	10/2006

Sercel	Natexis Banques	Accounting Overdraft		—		€53,788	10/2006
	Populaires
BONDS AND GUARANTEES

					Amount
			Maximum Facility		Outstanding
Name of Obligor	Bank	Facility Type	Amount		(09/30/2006)		Due date
Compagnie Générale	Natexis Banques	Guarantees, Bonds		€26,000,000		€14,856,202	Between 2006 and
de Géophysique	Populaires	and Letters of					2010
		Credit

Compagnie Générale	Société Générale	Guarantees, Bonds		€14,000,000		€3,336,786	Between 2006 and
de Géophysique		and Letters of					2009
		Credit

Compagnie Générale	BNP Paribas	Guarantees, Bonds		€15,000,000		€10,408,619	Between 2006 and
de Géophysique		and Letters of					2007
		Credit

Compagnie Générale	Crédit Industriel	Guarantees, Bonds		€10,000,000		€6,277,702	Between 2006 and
de Géophysique	et Commercial	and Letters of					2007
		Credit

Compagnie Générale	KBC	Guarantees, Bonds		€2,000,000		€447,867	2009
de Géophysique		and Letters of
		Credit

CGG Ardiseis	BNP Paribas	Guarantees, Bonds	US$	2,000,000	US$	250,000	2007
		and Letters of
		Credit

CGG AP	Bumiputra	Guarantees, Bonds	MYR	1,200,000	MYR	525,400	2007
		and Letters of
		Credit

				Amount
			Maximum Facility	Outstanding
Name of Obligor	Bank	Facility Type	Amount	(09/30/2006)	Due date
Sercel	Société Générale	Guarantees, Bonds	€3,668,842	€3,668,842	Between 2006 and
		and Letters of			2009
		Credit

Sercel	Natexis Banques	Guarantees, Bonds	€6,987,838	€6,987,838	Between 2006 and
	Populaires	and Letters of			2008
		Credit

Sercel	Crédit Agricole	Guarantees, Bonds	€1,079,453	€1,079,453	Between 2006 and
		and Letters of			2010
		Credit

The Borrower
COMPAGNIE GÉNÉRALE DE GÉOPHYSIQUE

Address:	Tour Montparnasse — 33 avenue du Maine — 75755 Paris cedex 15

Fax No:	+33 (0)1 64 47 34 31

Attention:	Mr. Stéphane-Paul Frydman
By: /s/ Robert Brunck
The Original Guarantors
SERCEL, INC.
By: /s/ Pascal Rouiller
      Chief Executive Officer
SERCEL CANADA LTD.
By: /s/ Pascal Rouiller  /s/ [ILLEGIBLE]
      President
SERCEL AUSTRALIA PTY LTD
By: /s/ Pascal Rouiller      /s/ Gérard Dufoulon
      Director                        Director
CGG AMERICAS, INC.
By: /s/ Robert Brunck
CGG CANADA SERVICES LTD.
By: /s/ J. Miller
CGG MARINE RESOURCES NORGE A/S
By: /s/ [ILLEGIBLE]

VOLNAY ACQUISITION CO. I
By: /s/ Thierry Le Roux
VOLNAY ACQUISITION CO. II
By: /s/ Thierry Le Roux

The Arranger
CREDIT SUISSE INTERNATIONAL
By: /s/ Craig Klaasmeyer
The Original Lenders
CREDIT SUISSE INTERNATIONAL
By: /s/ Craig Klaasmeyer
NATEXIS BANQUES POPULAIRES
By: /s/ Olivier Menard    /s/ Jean-Christophe Brun
BNP PARIBAS
By: /s/ P. Beauchat and /s/ J.D. Balons
ROYAL BANK OF CANADA EUROPE LIMITED
By: /s/ [ILLEGIBLE]
SOCIETE GENERALE
By: /s/ Thomas-Craig Bennett
CRéDIT INDUSTRIEL ET COMMERCIAL
By: /s/ Roland Borrois    /s/ Alain Poulet
CALYON SA
By: /s/ Anthony Filhue          /s/ Valérie Louvean
      Relationship Manager      Directors Adjoint
                                                   Corporate Banking

BNP PARIBAS, LONDON BRANCH
By: /s/ Arnand Tresca
       Director

The Agent
CREDIT SUISSE, LONDON BRANCH
Address: One Cabot Square, London E14 4QJ
Fax No: +44 (0)20 7888 8891
Attention:
By: /s/ Craig Klaasmeyer
The Security Agent
CREDIT SUISSE, LONDON BRANCH
Address: One Cabot Square, London E14 4QJ
Fax No: +44 (0)20 7888 8891
Attention:
By: /s/ Craig Klaasmeyer